Exhibit 10.1

CREDIT AGREEMENT

dated as of July 23, 2021

among

Cantor Fitzgerald Income Trust Operating Partnership, L.P.,

as the Borrower,

Cantor Fitzgerald Income Trust, Inc.,
as Holdings,

EACH SUBSIDIARY GUARANTOR NAMED HEREIN,

as a Loan Party,

THE LENDERS PARTY HERETO,

and

CITIZENS BANK, N.A.,
as Administrative Agent

CITIZENS BANK, N.A.,
as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

- ii -

- iii -

SCHEDULES:

Schedule 2.1	Commitments
Schedule 4.1(f)	Collateral Documents and Related Requirements
Schedule 4.3(a)	Initial Collateral Pool Properties
Schedule 5.6	Disclosed Matters
Schedule 5.14	Insurance
Schedule 5.29	Material Contracts
Schedule 6.10	Insurance Requirements
Schedule 7.1	Existing Indebtedness
Schedule 7.4	Existing Investments
Schedule 7.10	Existing Restrictions
Schedule 10.1	Notice Information

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Committed Loan Notice
Exhibit C	Form of Revolving Loan Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Collateral Pool Availability Certificate
Exhibit F	Form of Subsidiary Joinder Agreement
Exhibit G	Form of Mortgage
Exhibit H-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit H-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit H-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit H-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit I	Form of Assignment and Subordination of Management Agreement
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Secured Obligation Designation Notice

- iv -

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Credit Agreement” or “Agreement”), dated as of July 23, 2021 (the “Agreement Date”), among Cantor Fitzgerald Income Trust Operating Partnership, L.P., a Delaware limited partnership (the “Borrower”), Cantor Fitzgerald Income Trust, Inc., a Maryland corporation (“Holdings”), certain Subsidiaries of Borrower as Subsidiary guarantors (together with each other Person that may become a guarantor from time to time pursuant to Section 6.12, each individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), the LENDERS party hereto and CITIZENS BANK, N.A., as Administrative Agent.

RECITALS

A.The Borrower has requested that the Lenders make loans and other financial accommodations to the Borrower as more fully set forth herein.

B.The Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1

Definitions and Rules of Construction

Section 1.1Definitions. As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan bearing interest based on the Alternate Base Rate.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in:  (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Equity Interests of any other Person, or (ii) otherwise causing any other Person to become a subsidiary of such Person, or (c) a merger, amalgamation consolidation, or any other combination of any Person with another Person (other than a Person that is a Loan Party or a Subsidiary of a Loan Party) in which a Loan Party or any of its Subsidiaries is the surviving Person.

“Acceptable Accounting Method” means any of (a) GAAP, (b) an accrual basis or (c) another generally accepted method, as approved by Administrative Agent in its sole discretion, in each case, consistently applied.

“Adjusted Consolidated EBITDA” means, for any Measurement Period, (a) Consolidated EBITDA for such period minus (b) Reserves for Capital Expenditures for all Real Estate Assets (excluding Development Assets) as of the last day of such Measurement Period.

“Adjusted LIBOR Rate” means, with respect to any Interest Period, an interest rate per annum equal to the LIBOR Rate in effect for such Interest Period multiplied by the Statutory Reserve Rate; provided, however, that the Adjusted LIBOR Rate shall at no time be less than 0% per annum.

“Administrative Agent” means Citizens Bank, in its capacity as administrative agent for the Lenders or any successor thereto.

“Administrative Agent’s Payment Office” means the Administrative Agent’s office located at One Citizens Plaza, Providence, Rhode Island 02903, or such other office as to which the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 10.1(d)(iii).

“Agreement” has the meaning assigned to such term in the Preamble.

“Agreement Date” has the meaning assigned to such term in the Preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) the Daily LIBOR Rate on such day plus 1.00% per annum, provided that the Alternate Base Rate shall at no time be less than 0.00% per annum.  If the Administrative Agent shall have determined in good faith (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Daily LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Daily LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Daily LIBOR Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.19(c).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for LIBOR Loans, ABR Loans or Letters of Credit or participations therein, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Margin” means, with respect to the Revolving Loans and L/C Participation Fees, during the applicable periods set forth below: in the case of (i) LIBOR Revolving Borrowings and the L/C Participation Fees, the percentage set forth in the following table under the heading “LIBOR Margin and

L/C Participation Fee”, and (ii) ABR Revolving Borrowings, the percentage set forth in the following table under the heading “ABR Margin”:

Pricing Level	Collateral Pool LTV Ratio	LIBOR Margin and L/C Participation Fee	ABR Margin
I	Less than or equal to 50%	1.75%	0.75%
II	Greater than 50% but less than or equal to 55%	2.05%	1.05%
III	Greater than 55% but less than or equal to 60%	2.25%	1.25%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Margin Determination Date”) that is five Business Days after receipt by the Administrative Agent of the Compliance Certificate pursuant to Section 6.1(c) for the most recently ended fiscal quarter of the Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level III until the Margin Determination Date for the first full fiscal quarter ending after the Closing Date, (b) if the Borrower fails to deliver the Compliance Certificate as required by Section 6.1(c) for the most recently ended fiscal quarter preceding the applicable Margin Determination Date, the Applicable Margin from such Margin Determination Date shall be based on Pricing Level III until the fifth Business Day after an appropriate Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Collateral Pool LTV Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Margin Determination Date.  The Applicable Margin shall be effective from one Margin Determination Date until the next Margin Determination Date.  Any adjustment in the Applicable Margin shall be applicable to all Loans then existing or subsequently made during the applicable period for which the relevant Applicable Margin applies.  Notwithstanding the foregoing, in the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.1(c) is inaccurate (regardless of whether (i) this Credit Agreement is in effect, or (ii) any of the Commitments are in effect, or (iii) any Loans or Letters of Credit are outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Collateral Pool LTV Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall promptly pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.8.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 3.1 and Section 8.1.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the aggregate amount of all Commitments of all Lenders (provided that if the Commitments under the Revolving Facility have terminated or expired, the Applicable Percentages of the Lenders under the Revolving Facility shall be determined based upon the Revolving Exposure at such time of the determination pursuant to clause (b) below) and (b) with respect to the Loans, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans and the denominator of which is the aggregate Outstanding Amount of all Loans.

“Appraisal” means an M.A.I. appraisal (or local equivalent) prepared by a professional appraiser reasonably acceptable to the Administrative Agent, having at least the minimum qualifications required under the applicable governmental authority, including without limitation, FIRREA (the "Appraiser"), at the Borrower’s sole cost and expense.  Each such Appraisal shall determine the "as is" market value of the subject property as between a willing buyer and a willing seller.  The term “Appraisal” shall mean a new appraisal satisfying the foregoing requirements and ordered and approved by Administrative Agent (provided that Administrative Agent shall request, when engaging such Appraiser, that the applicable Appraisal will state that the applicable Loan Parties shall be entitled to rely on such Appraisal), in connection with (i) any request to add any Real Estate Asset as a Collateral Pool Property; (ii) the exercise of the First Extension Option, provided that a new Appraisal may only be required for Real Estate Assets having an existing Appraisal that is more than six (6) months old; and/or (iii) at the Lenders’ reasonable discretion, the exercise of the Second Extension Option, provided that a new Appraisal may only be required for Real Estate Assets having an existing Appraisal that is more than six (6) months old.  In addition, Appraisals shall also be required at the request of the Administrative Agent upon the occurrence of any Event of Default or as otherwise required by any other Loan Document.

“Appraised Value” means, with respect to any Real Estate Asset on any date of determination, the "as is" market value of such Real Estate Asset as reflected in the most recent Appraisal of such Real Estate Asset.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved ESA” and “Approved ESAs” have the meaning assigned to such terms in Section 5.16.

“Approved Management Agreement” has the meaning assigned to such term in the definition of “Eligible Property”.

“Approved PCR” and “Approved PCRs” have the meaning assigned to such terms in Section 5.16.

“Asset Acquisition Date” has the meaning assigned to such term in Section 9.10(b).

“Asset Business Plan” has the meaning assigned to such term in Section 9.10(b).

“Asset Manager” has the meaning assigned to such term in Section 9.10(b).

“Asset Purchase Offer” has the meaning assigned to such term in Section 9.10(d).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4) and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Assignments of Leases and Rents” means each Assignment of Leases and Rents from time to time included within the applicable Mortgage, unless the Administrative Agent otherwise requires a separate agreement in any particular jurisdiction and in such case this term shall mean each Assignment of Leases and Rents from time to time entered into by a Loan Party for the benefit of the Administrative Agent, the Lenders and the Swap Providers.

“Assignments of Licenses, Permits and Contracts” means, collectively, each Assignment of Licenses, Permits and Contracts from time to time included within the applicable Mortgage, unless the Administrative Agent otherwise requires a separate agreement in any particular jurisdiction and in such case this term shall mean each Assignment of Licenses, Permits and Contracts from time to time entered into by a Loan Party for the benefit of the Administrative Agent, the Lenders and the Swap Providers.

“Assignment and Subordination of Management Agreement” means, collectively, each Assignment and Subordination of Management Agreement entered into by a Loan Party from time to time in favor of the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the Swap Providers, with respect to each Property Management Agreement over a Collateral Pool Property and any other Management Agreement, substantially in the form attached hereto as Exhibit I.

“Attorney Costs” means with respect to (a) the Administrative Agent, all reasonable and documented fees and reasonable and documented out-of-pocket expenses, charges, disbursements and other charges of one law firm (and one local counsel in each relevant jurisdiction and one (1) special or regulatory counsel for each relevant subject matter to the extent reasonably necessary) and (b) each Credit Party other than the Administrative Agent, all reasonable and documented fees and reasonable and documented out-of-pocket expenses, charges, disbursements and other charges of one counsel to each such Credit Party.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings, the Borrower and its Subsidiaries as of the last day of each of the most recent Fiscal Year ended at least ninety (90) days prior to the Closing Date and the related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of Holdings, the Borrower and its Subsidiaries for each of the three most recent Fiscal Years ended at least ninety (90) days prior to the Closing Date.

“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.4(b)(iii).

“Availability Period” means, with respect to the Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Maturity Date with respect to the Revolving Facility and, if different, the date of the termination of the Revolving Commitments in accordance with the provisions of this Credit Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of Section 3.3(b).

“Back-to-Back Letter of Credit” means a letter of credit, in form and substance reasonably satisfactory to the L/C Issuer and issued by an issuer reasonably satisfactory to the L/C Issuer.

“Backstopped” means, in respect of any Letter of Credit that remains outstanding on the applicable date, that the L/C Issuer shall have received (a) a Back-to-Back Letter of Credit and/or (b) cash or Cash Equivalents, provided that (i) the sum of the maximum drawable amount of such Back-to-Back Letter of Credit plus the amount of such cash and Cash Equivalents shall not be less than the Minimum Collateral Amount of the maximum drawable amount of such Letter of Credit, (ii) the arrangements with respect to such cash, Cash Equivalents and drawings on any Back-to‑Back Letter of Credit allow the L/C Issuer to apply the same to reimburse itself with respect to drawings on, and other sums owing with respect to, such Letter of Credit, and (iii) the requirements under clauses (i) and (ii) of this defined term are in all respects reasonably satisfactory to the L/C Issuer.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 3.3(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b).

“Beneficial Ownership Certification” means, with respect to the Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially in the form provided by Administrative Agent or such other form reasonably satisfactory to the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Amount” has the meaning assigned to such term in Section 10.21.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning assigned to such term in the Preamble.

“Borrowing” means Loans of the same Type and currency made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a LIBOR Borrowing, $1,000,000, and (b) in the case of an ABR Borrowing, $1,000,000.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Calculation Date” means, as applicable (a) the date of delivery of each Committed Loan Notice, (b) the date of issuance, extension or renewal of any Letter of Credit (other than an Auto-Renewal Letter of Credit), (c) the last Business Day of each calendar quarter, or (d) such additional dates as the Administrative Agent or the Required Lenders with respect to the Revolving Facility shall specify.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by such Person capitalized under an Acceptable Accounting Method,  including, without limitation, for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period).

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liabilities in respect of Capitalized Leases that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with an Acceptable Accounting Method.

“Capitalized Leases” means all leases that are required to be capitalized in accordance with an Acceptable Accounting Method.

“Capital Reserve Account” means an interest-bearing reserve account to be maintained with the Administrative Agent into which cash shall be deposited from time to time for purposes of funding forecasted Capital Expenditures for a Collateral Pool Property, in accordance with a budget reviewed and approved by the Administrative Agent in connection with the approval of such Collateral Pool Property.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if each of the Administrative Agent and the L/C Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash” shall mean the legal tender of the United States of America.

“Cash Equivalents” means each of the following to the extent, except with respect to items described in clause (f) below, denominated in Dollars:

(a)debt obligations to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States;

(b)debt obligations to the extent the principal thereof and interest thereon is backed by the full faith and credit of any state of the United States or any political subdivision of any such state or any public instrumentality thereof which, at the time of acquisition, has one of two highest ratings obtainable from any two (2) of S&P, Moody’s Fitch Investors (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be reasonably acceptable to Administrative Agent) and is not listed for possible down-grade in any publication of any of the foregoing rating services;

(c)commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(d)certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state, commonwealth or other political subdivision thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or, to the extent not otherwise included, any Lender, and which is rated at least A-2 by S&P and P-2 by Moody’s in the note or commercial paper rating category;

(e)repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition;

(f)money market mutual funds, substantially all of the investments of which are in cash or investments contemplated by clauses (a), (b) (c) and (d) of this definition;

(g)any unregistered stock, shares, certificates, bonds, debentures, notes or other instrument which constitutes a “security” under the Securities Act of 1933 (other than that of any Loan Party or its Subsidiary) which are freely tradable on any national recognized securities exchange and are not otherwise encumbered by any Loan Party or any of its Subsidiaries; and

(h)with respect to any Foreign Subsidiary, (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided that such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Cash Management Obligations” means all obligations of the Loan Parties in respect of any Cash Management Services provided to any Loan Party (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or becomes a Lender or an Affiliate of a Lender after it has incurred such obligations, provided that any such provider of Cash Management Services (other than the Administrative Agent or its Affiliates) executes and delivers a Secured Obligation Designation Notice to the Administrative Agent.

“Cash Management Services” means, collectively, (a) commercial debit or credit cards, merchant card processing and other services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft, lockbox and electronic or automatic clearing house fund transfer services, return items, sweep and interstate depository network services, foreign check clearing services), and (c) any other demand deposit or operating account relationships or other cash management services.

“CEA Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Change in Law” means the occurrence, after the Agreement Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by any Credit Party (or, for purposes of Section 3.4(b), by any Applicable Lending Office of such Credit Party or such Credit Party’s holding company, if any); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)Cantor Fitzgerald Income Advisors, LLC or an Affiliate thereof shall not be acting in the capacity of “Advisor” or “Manager” pursuant to an advisory agreement with Holdings or such “Advisor” or “Manager” shall cease to be directly or indirectly Controlled by, or under common Control with, Cantor Fitzgerald, L.P. and CF Group Management, Inc.; or

(b)Permitted Holders (as defined below) fail to own, directly or indirectly, a sufficient amount of the voting stock of Cantor Fitzgerald, L.P. in order to elect a majority of the members of the Board of Directors of the managing general partner of Cantor Fitzgerald, L.P. For purposes hereof,

“Permitted Holders” means Howard W. Lutnick, any Person controlled by him or any trust established for Mr. Lutnick’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives, in each case, so long as he is alive and, upon his death or incapacity, any person who shall, as a result of Mr. Lutnick’s death or incapacity, become a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of Cantor Fitzgerald, L.P.’s capital stock by operation of a trust, by will or the laws of descent and distribution or by operation of law; or

(c)Holdings shall cease to Control, directly or indirectly, each of Borrower and the Subsidiary Guarantors; or

(d)the Borrower shall fail to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens created pursuant to any Loan Document or permitted under Section 7.2), 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each of the Subsidiary Guarantors, or any Subsidiary Guarantor shall fail to be a Wholly-Owned Subsidiary of the Borrower, except in each case to the extent otherwise permitted under clause (b) of the definition of “Eligible Property”.

“Citizens Bank” means Citizens Bank, N.A., a national banking association.

“Cleveland Escrow Agreement” has the meaning assigned to such term in Section 6.11.

“Closing Date” means the date on which each Lender makes the initial Credit Extension.

“Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor statute, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all the “Collateral” as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged, or purported to be pledged or charged, as collateral under any Collateral Document, including without limitation, (a) with respect to any Collateral Pool Property, all of the “Property” referred to in any Mortgage, (b) the Collateral Accounts, and (c) all of the other property that is or is intended under the terms of any Deposit Account Pledge Agreement to be subject to Liens in favor of the Administrative Agent for the benefit of itself, the Lenders, and the Swap Providers.

“Collateral Accounts” means collectively each of the deposit accounts established pursuant to Section 6.16 maintained by, or on behalf of, the Administrative Agent and which are subject to the Administrative Agent’s “control” (as such term is used in Article 9 of the UCC) pursuant to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent shall not exercise such “control” until and unless an Event of Default shall have occurred and be continuing.

“Collateral Documents” means, collectively, (a) the Mortgages, the Assignments of Leases and Rents, the Assignments of Licenses, Permits and Contracts, and each other agreement, instrument or document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of itself, the Lenders, and the Swap Providers on any Collateral Pool Property, (b) the Deposit Account Pledge Agreement, (c) each Assignment and Subordination of Management Agreement, and (d) each other agreement, instrument or document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of itself, the Lenders, and the Swap Providers on any assets or properties of the Loan Parties.  Any Collateral Document executed and/or delivered in connection with a Collateral Pool Property may take the form of assignments of, and amendments and restatements of, existing mortgages or deeds of trust or other collateral documents encumbering an Eligible Property, if approved by the Administrative Agent in its reasonable discretion.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.1, and, following the Closing Date, pursuant to Section 4.3(b) and Section 6.12, duly executed by each Loan Party that is a party thereto;

(b)all Secured Obligations shall have been unconditionally guaranteed jointly and severally by the Guarantors; and

(c)none of the Collateral shall be subject to any Lien other than (i) Permitted Encumbrances and (ii) without duplication, Liens expressly permitted by Section 7.2.

Notwithstanding the foregoing provisions of this definition or anything in this Credit Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth herein and in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower.

“Collateral Pool Availability” means, as of any date of determination, the least of:

(a)the aggregate Revolving Commitments on such date;

(b)the maximum principal amount that would not cause the Collateral Pool LTV Ratio to exceed sixty percent (60%); and

(c)the maximum principal amount equal to the sum total of the Maximum Collateral Pool Property Availability with respect to each Collateral Pool Property.

“Collateral Pool Availability Certificate” means a certificate, substantially in the form of Exhibit E.

“Collateral Pool LTV Ratio” has the meaning assigned to such term in the definition of “LTV Ratio”.

“Collateral Pool NOI” means, for any Measurement Period, the Property NOI of all Collateral Pool Properties for such Measurement Period.

“Collateral Pool Property(ies)” means, as of any date, each Eligible Property that is encumbered by a Mortgage and which has not been removed as a Collateral Pool Property pursuant to Section 4.4. As of the Closing Date, the Collateral Pool Properties shall consist solely of the Eligible Properties that are the Initial Collateral Pool Properties.

“Collateral Pool Property Request” has the meaning given that term in Section 4.3(b)(i).

“Collateral Pool Property Value” means, on any date of determination, for each Collateral Pool Property eligible for inclusion in the calculation of Collateral Pool Availability on such date, the Appraised Value of such Collateral Pool Property as most recently determined under this Agreement.

“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment.

“Committed Loan Notice” means a notice of a Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Loans pursuant to Section 2.2(a), which shall be substantially in the form of Exhibit B.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to Section 10.1, including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit D.

“Condemnation Proceeds” has the meaning assigned such term in Section 6.11.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated”, with reference to any term herein, means that term as applied to the accounts of the Loan Parties and their respective Subsidiaries, consolidated in accordance with an Acceptable Accounting Method, as applicable, and “Consolidating” and “consolidated” shall have the correlative meaning.

“Consolidated EBITDA” means, for any period, without duplication, (a) the Consolidated Net Income or loss of the Loan Parties and their Consolidated Subsidiaries for such period, as determined in accordance with an Acceptable Accounting Method (but before deduction for minority interests in any of their Consolidated Subsidiaries and excluding any adjustments for "straight-line rent accounting" or preferred dividends), plus (b) to the extent deducted in computing such Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense of the Loan Parties and their Consolidated Subsidiaries, (ii) consolidated income tax expense of the Loan Parties and their Consolidated Subsidiaries for such period, (iii) consolidated expenses associated with the upfront costs of acquisitions and not otherwise capitalized, and (iv) real estate depreciation, amortization and other extraordinary and non-cash items of the Loan Parties and their Consolidated Subsidiaries for such period (except, in the case of such other non-cash items, to the extent that a cash payment will be required to be made in respect thereof in a future period), minus (c) to the extent included in computing such Consolidated Net Income for such period, all consolidated gains (or plus all consolidated losses) attributable to any sales or other dispositions of assets, debt restructurings or early retirement of debt of the Loan Parties and their Consolidated Subsidiaries in such period.  For purposes of calculating Consolidated EBITDA, the Loan Parties' and their Consolidated Subsidiaries' Equity Percentage of the items comprising EBITDA of their Partially-Owned Entities shall be included in the determination of Consolidated EBITDA.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of: (a) Consolidated Interest Expense for such period, (b) the aggregate of all scheduled principal payments on Consolidated Total Indebtedness (but excluding (i) balloon, bullet or similar principal payments due upon the stated maturity of any Consolidated Total Indebtedness, (ii) payments of principal outstanding under the Revolving Facility, and (iii) payments of principal outstanding as a result of the reduction of any advance rate pursuant to the terms of the loan documents evidencing such Consolidated Total Indebtedness of any such Consolidated Subsidiary) made or required to be made during such fiscal period, measured on a consolidated basis, and (c) the aggregate of all preferred dividends, if any, payable by the Borrower, Holdings or any Consolidated Subsidiary.  For purposes of calculating Consolidated Fixed Charges, such Person’s Equity Percentage (or such greater percentage for which such Person is liable by contract or law) of the Fixed Charges of its Partially-Owned Entities shall be included in the determination of Consolidated Fixed Charges.

“Consolidated Gross Asset Value” means, for any Person, on any date of determination, the sum (without duplication), on a consolidated basis, of: (a) the Fair Market Value for all Real Estate Assets of Holdings and its Consolidated Subsidiaries for the Measurement Period most recently ended as determined through the valuation policy of the Borrower and in accordance with the definition of Fair Market Value (such policy, the “Valuation Policy”), plus (b) the total cost as of such date, determined in accordance with an Acceptable Accounting Method, of the Development Assets of the Loan Parties and their Consolidated Subsidiaries, including land acquisition costs, plus (c) the Cost Basis Value of all Unimproved Land owned by the Loan Parties and their Consolidated Subsidiaries on such date held for development, plus (d) all unrestricted and unencumbered (other than in favor of the Administrative Agent) cash and Cash Equivalents of the Loan Parties and their Consolidated Subsidiaries on such date determined in accordance with an Acceptable Accounting Method; plus (e) the Borrower’s and its Consolidated Subsidiaries’ Equity Percentage of the items covered by the foregoing clauses (a) through (d) attributable to any Partially-Owned Entity on such date; provided, however, that the foregoing shall exclude any mezzanine debt, and preferred equity investments shall not exceed 20% of the Consolidated Gross Asset Value.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest required to be paid or accrued by the Loan Parties and their Consolidated Subsidiaries on all Indebtedness outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Lease Obligations and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money, or any deferred purchase price obligation.  The Loan Parties' and their Consolidated Subsidiaries' Equity Percentage of all such expenses of any Partially-Owned Entity shall be included in Consolidated Interest Expense, calculated in a manner consistent with the above-described treatment for the Loan Parties and their Consolidated Subsidiaries.

“Consolidated Net Income” means, for any Person (the “first Person”) for any period, the sum of net income (or loss) for such period of such first Person and its subsidiaries determined on a consolidated basis in accordance with an Acceptable Accounting Method, excluding, without duplication, to the extent included in determining such net income (or loss) for such period:  (a) any income (or loss) of any other Person (the “second Person”) if such second Person is not a subsidiary of such first Person, except that such first Person’s equity in the net income of any second Person for such period shall be included in the determination of Consolidated Net Income up to the aggregate amount of cash actually distributed by such second Person during such period to such first Person or any of its subsidiaries as a dividend or other distribution, (b) the income (or loss) of any second Person accrued prior to the date it became a subsidiary of such first Person or is merged into or consolidated with such first person or any of its subsidiaries or such second Person’s assets are acquired by such first person or any of its subsidiaries, (c) non-recurring gains (or losses), (d) the income of any subsidiary of such first Person to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such subsidiary, and (e) all non-cash adjustments made to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with ASC 830.

“Consolidated Net Worth” means, on any date of determination, the sum of (a) Consolidated Gross Asset Value on such date minus (b) Consolidated Total Indebtedness on such date.

“Consolidated Subsidiaries” means, as of any date of determination, the Subsidiaries of the Borrower that are consolidated with the Borrower in accordance with an Acceptable Accounting Method and shall include, in all events, each Subsidiary Guarantor.

“Consolidated Total Indebtedness” means, as of any date of determination, the sum of all Indebtedness of the Loan Parties and their Consolidated Subsidiaries (including with respect to the Loans under the Revolving Facility), determined on a consolidated basis in accordance with an Acceptable Accounting Method.  For purposes of calculating total Indebtedness, such Person’s Equity Percentage (or such greater percentage for which such Person is liable by contract or law) of the total Indebtedness of its Partially-Owned Entities shall be included in the determination of Consolidated Total Indebtedness.

“Consolidated Total Leverage Ratio” means, with respect to any Measurement Period, the ratio of: (a) Consolidated Total Indebtedness as of the last day of such Measurement Period divided by (b) Consolidated Gross Asset Value for such Measurement Period.

“Consolidated Subsidiaries” means, as of any date of determination, the Subsidiaries of the Borrower that are consolidated with the Borrower in accordance with an Accountable Accounting Method and shall include, in all events, each Subsidiary Guarantor.

“Contested in Good Faith” means, with respect to any matter, that such matter is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is legally bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings analogous thereto.

“Controlled Account” means, as the context may require, a commodities account, deposit account and/or securities account that is subject to a Deposit Account Control Agreement (as defined in the Security Agreement) in form and substance reasonably satisfactory to the Administrative Agent and, with respect to Cash Collateral, the L/C Issuer.

“Controlled Foreign Corporation” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cost Basis Value” means, with respect to any Real Estate Asset, the sum of the following to the extent capitalized in accordance with an Acceptable Accounting Method: (a) the total contract purchase price of such Real Estate Asset paid by the applicable Loan Party, plus (b) all commercially reasonable acquisition costs (including but not limited to title, legal, brokerage commissions, consulting fees and settlement costs; but excluding financing costs and any amounts paid by such Loan Party as a purchase price adjustment, to be held in escrow, to be retained as a contingency reserve, or other similar amounts).

“Covenant Shortfall Amount” has the meaning assigned to such term in Section 2.12(e)(ii).

“Credit Agreement” has the meaning assigned to such term in the Preamble.

“Credit Extension” means the making of a Loan or a L/C Credit Extension.

“Credit Facilities” means the Revolving Facility and any Incremental Facility; each, a “Credit Facility”.

“Credit Parties” means the Administrative Agent, the L/C Issuer and the Lenders.

“Credit Tenant” means (a) a tenant whose (or whose parent entity’s) short term unsecured debt obligations or commercial paper or long term unsecured debt obligations are rated BBB- (or its equivalent) or better by S&P or Baa3 (or its equivalent) or better by Moody’s, and, if rated by both S&P and Moody’s, then rated BBB- (or its equivalent) or better by S&P and Baa3 (or its equivalent) or better by Moody’s, or (b) a tenant that is publicly traded (or whose parent entity is publicly traded), whose debt obligations do not exceed 20% of such tenant’s assets (or such parent entity’s assets, as applicable), and has been approved by all the Lenders, in their sole but reasonable discretion.

“Daily LIBOR Rate” means, for any day, a rate per annum equal to the Adjusted LIBOR Rate in effect on such day for deposits in Dollars for a one‑month Interest Period (subject to any interest rate floor set forth in the definition of “Adjusted LIBOR Rate”).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible  for the Administrative  Agent, then the Administrative  Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means the occurrence of any event or condition hereunder or under any other Loan Document which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to the outstanding principal balance of any Loan, the sum of (i) the rate of interest otherwise applicable thereto plus (ii) five (5.00%) percent per annum, and (b) when used with respect to any L/C Borrowing or any interest, fee or other amount payable under the Loan Documents which shall not have been paid when due, the sum of (i) the Alternate Base Rate plus (ii) the Applicable Margin applicable to ABR Revolving Borrowings plus (iii) three (3.00%) percent per annum.

“Defaulting Lender” means, subject to Section 2.9(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower, or (d) has, or has a direct or indirect holding company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect holding company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer and each Lender.

“Deposit Account Control Agreement” means any Deposit Account Control Agreement in respect of the Collateral Accounts delivered by the Borrower or any Subsidiary Guarantor to the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the Swap Providers from time to time.

“Deposit Account Pledge Agreement” means any Deposit Account Pledge Agreement in respect of the Collateral Accounts delivered by the Borrower or any Subsidiary Guarantor to the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the Swap Providers from time to time.

“Development Asset” means any Real Estate Asset which is either (i) under development for which Holdings or any of its Subsidiaries is actively pursuing construction of one or more buildings or other improvements or (ii) the subject of a major redevelopment or renovation, involving extensive capital expenditures beyond those normally incurred in connection with the installation of tenant improvements for a new tenant, to upgrade and reposition such Real Estate Asset to meet prevailing market standards and requiring such Real Estate Asset to be vacated during such redevelopment or renovation and, in the case of all such developments, redevelopments or renovations, for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to such member’s ordinary course of business, provided that any such Real Estate Asset will no longer be considered a Development Asset after the first date on which a certificate of occupancy has been issued or reissued for such Development Asset or on which such Development Asset may otherwise be lawfully occupied for its intended use.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 5.6.

“Disposition” means, with respect to any Person, the sale, transfer, license, lease or other disposition (including by way of Division, Sale Leaseback or any sale or issuance of Equity Interests by way of a merger or otherwise) by such Person to any other Person, with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of any Subsidiary (other than directors’ qualifying shares), or (c) any other assets, provided, however, that none of the following shall constitute a Disposition:  (i) any sale, transfer, license, lease or other disposition by (A) a Loan Party (other than Holdings) to another Loan Party (other than Holdings) or (B) a Non-Loan Party Subsidiary to another Non-Loan Party Subsidiary, in each case, on terms which are no less favorable than are obtainable from any Person which is not one of its Affiliates, (ii) the collection of accounts receivable and other obligations in the ordinary course of business, (iii) sales of inventory in the ordinary course of business, or (iv) dispositions of substantially worn out, damaged, uneconomical, surplus or obsolete equipment, equipment that is no longer useful in the business of the Borrower or its Subsidiaries.  Each of the terms “Dispose” and “Disposed” when used as a verb shall have an analogous meaning.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date at the time such Equity Interests are issued.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States, or any state, commonwealth or other political subdivision thereof (including, for the avoidance of doubt, the District of Columbia).

“Due Diligence Package” has the meaning given that term in Section 4.3(b)(i).

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Earn-Out Obligations” means, with respect to any Person, obligations of such Person that are recognized under an Acceptable Accounting Method as a liability of such Person, payable in cash or which may be payable in cash at the seller’s or obligee’s option arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Equity Interests or assets, the consummation of a merger or consolidation or otherwise) and payable to the seller or sellers thereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Eligible Property” means a Real Estate Asset which satisfies all of the following requirements:

(a)such Real Estate Asset must be directly wholly-owned in fee simple or leased under a ground lease with a minimum remaining term of 35 years and customary notice and cure provisions in favor of a leasehold mortgagee and is otherwise reasonably acceptable to Administrative Agent (a “Qualifying Ground Lease”), provided that no more than 25% of the Collateral Pool Value may be comprised of property subject to Qualifying Ground Leases, by the Borrower or a Subsidiary of the Borrower (which Subsidiary shall be or shall become a Subsidiary Guarantor pursuant to Section 4.3(b)(iii)(A));

(b)if the Person who owns such Real Estate Asset is a Subsidiary of Borrower, then such Person shall be a Wholly-Owned Subsidiary of Borrower and the Borrower shall Control, and (through its authorizing parties) shall have the sole right to take, the following actions without the need to obtain the consent of (and not subject to any veto powers of) any other Person: (i) to finance or refinance such Real Estate Asset, (ii) to create Liens on such Real Estate Asset and (iii) to sell, transfer or otherwise dispose of such Real Estate Asset; provided, however, that at any time when there are more than five (5) Real Estate Assets in the Collateral Pool (or otherwise upon Agent’s approval), up to 20% of the Collateral Pool Value may be owned by Subsidiaries that are joint ventures in which Borrower, together with its Affiliates, directly or indirectly holds a Controlling ownership interest of 75% or more; in addition, the Lenders in their reasonable discretion may approve a Real Estate Asset where the Borrower, together with its Affiliates, directly or indirectly Controls such Real Estate Asset but holds less than a 75% beneficial ownership interest;

(c)such Real Estate Asset must be a Permitted Property;

(d)Neither such Real Estate Asset nor the Borrower’s direct or indirect equity interests in the Subsidiary Guarantor owning such Real Estate Asset are subject to any Lien (other than Eligible Property Permitted Liens) or Negative Pledge (other than Liens or Negative Pledges in favor of the Administrative Agent or as may be shown on the title insurance policy for such Real Estate Asset), and no Subsidiary Guarantor shall have any other borrowed money debt other than trade payables and other debt expressly permitted under the Loan Documents;

(e)such Real Estate Asset is not subject to any presence of Hazardous Materials in violation of Environmental Law or structural issues, architectural deficiencies, title defects or other adverse matters which would materially impact the Real Estate Asset’s value or cash flow, other than any such issues which are accepted by the Required Lenders at the time such Real Estate Asset is included as a Collateral Pool Property; and

(f)such Real Estate Asset is subject to (i) a Property Management Agreement, approved by the Administrative Agent, which approval shall not be unreasonably conditioned, withheld or delayed and subject to a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent, or (ii) an alternative property management arrangement reasonably satisfactory to the Administrative Agent (each such Property Management Agreement or arrangement, an “Approved Management Agreement”);

provided that any Real Estate Asset that does not satisfy the above criteria may be included as a “Collateral Pool Property” subject to the prior written consent of the Required Lenders, in their sole discretion.

“Eligible Property Cure” has the meaning assigned to such term in Section 2.12(e)(i).

“Eligible Property Permitted Liens” means the Liens permitted pursuant to clauses (a), (b), (f) and (g) of the definition of “Permitted Encumbrances.”

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health, safety, natural resources, or the indoor or outdoor environment as a result of Hazardous Materials, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Indemnity(ies)” means (a) that certain Environmental and Hazardous Materials Indemnity Agreement dated as of the date hereof, made by the Loan Parties signatory thereto for the benefit of Administrative Agent, the Lenders, and the Swap Providers and (b) any Environmental Indemnity Agreement (in substantially identical form as the Environmental Indemnity Agreement being executed as of the date hereof) hereafter executed by a Loan Party for the benefit of the Administrative Agent, the Lenders and the Swap Providers in connection with the addition of an Eligible Property as a Collateral Pool Property.

“Environmental Law” means, collectively and individually any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning:  the environment; protection of the environment and natural resources; air emissions; water discharges; the Release, threatened Release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment as a result of Hazardous Materials, preservation or restoration of natural resources, employee or human health or safety, and potential or actual exposure to or injury from Hazardous Materials.

“Environmental Liability” means, in respect of any Person, any statutory, common law or equitable liability, contingent or otherwise of such Person directly or indirectly resulting from, arising out of or based upon (a) the violation of any Environmental Law or Environmental Permit, or (b) an Environmental Claim.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than Indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Percentage” means the aggregate ownership percentage of Holdings or its Subsidiaries in each Partially-Owned Entity, which shall be calculated as the greater of (a) such Person’s direct or indirect nominal capital ownership interest in the Partially-Owned Entity as set forth in the Partially-Owned Entity’s organizational documents, and (b) such Person’s direct or indirect economic ownership interest in the Partially-Owned Entity reflecting such Person’s current allocable share of income and expenses of the Partially-Owned Entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period referred to in Section 4043 of ERISA is waived); (b) the existence with respect to any Pension Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975(c)(1) of the Code; (c) any failure of any Pension Plan to satisfy the “minimum funding standard” applicable to such Pension Plan under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j)(3) of the Code with respect to any Pension Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan including the imposition of any Lien in favor of the PBGC or any Pension Plan(other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or Section 4041A or ERISA, the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Pension Plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA or the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA or the termination of, or the appointment of a trustee to administrator, any

Pension Plan; (h) any limitations under Section 436 of the Code become applicable; (i) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (k) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; or (l) the imposition on any Loan Party or any ERISA Affiliate of any tax under Chapter 43 of Subtitle D of the Code, or the assessment of a civil penalty on any Loan Party or any ERISA Affiliate under Section 502(c) of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 9.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 9.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 9.13(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 9.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded CEA Swap Obligation” means, with respect to any Guarantor, any CEA Swap Obligation if, and only to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such CEA Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such CEA Swap Obligation.  If a CEA Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CEA Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.7(b)) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.6(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extension Fee” has the meaning assigned to such term in Section 3.2(c).

“Extension Financial Covenant” and “Extension Financial Covenants” have the meanings assigned to such terms in Section 2.12(e)(ii).

“Extension Period” has the meaning assigned to such term in Section 2.12.

“Extension Request” has the meaning assigned to such term in Section 2.12.

“Fair Market Value (FMV)” means, on any date of determination, the fair market value determined by the Borrower for a Real Estate Asset based on the most recent Appraisal, and reasonably approved by the Administrative Agent for any Real Estate Asset in the Collateral Pool.  The Fair Market Value of each Real Estate Asset must be determined by an Appraisal at least once during the initial fifteen months after acquisition of such Real Estate Asset and no more than annually thereafter.  Notwithstanding the foregoing, for any Real Estate Asset that has been owned for 15 months or less, the FMV shall be the purchase price of the Real Estate Asset or the fair value of the Real Estate Asset arrived at by the Borrower’s net asset value calculation agent (currently Robert A. Stanger & Co.) subsequent to the acquisition of the Real Estate Asset.  Notwithstanding anything to the contrary herein, the FMV for Collateral Pool Properties will be the Collateral Pool Property Value determined on the basis of the Appraisal ordered by the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Fee Letter” means the Fee Letter dated as of the Agreement Date, between the Borrower and Citizens Bank.

“Financial Covenant Cure” has the meaning assigned to such term in Section 2.12(e)(ii).

“Financial Covenants” means the covenants set forth in Section 7.12.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or comptroller of such Person (or such other financial officer as is reasonably acceptable to the Administrative Agent).

“First Extension Maturity Date” has the meaning set forth in Section 2.12.

“First Extension Option” has the meaning set forth in Section 2.12.

“First Extension Period” has the meaning set forth in Section 2.12.

“Fiscal Year” means the four fiscal quarter period of the Borrower ending on December 31 of each calendar year (i.e., the “2020 Fiscal Year” refers to the Fiscal Year ended on December 31, 2020).

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Documents” has the meaning set forth in Section 9.11.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flood Insurance Policies” has the meaning set forth in Schedule 6.10.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means an area identified by the Federal Emergency Management Agency (or any successor agency) as a “Special Flood Hazard Area” with respect to which flood insurance has been made available under Flood Insurance Laws.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted LIBOR Rate.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Plan” means any employee pension benefit plan or arrangement (a) maintained, or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States, or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are Controlled Foreign Corporations.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s L/C Exposure other than such Defaulting Lender’s L/C Exposure that has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee Agreement” means the Guarantee Agreement, dated as of the date Closing Date, among the Loan Parties and the Administrative Agent.

“Guarantees” means any obligation, contingent or otherwise, of any Person (the “guarantor”) guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guaranteed” has a meaning analogous thereto.  The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if not stated or determinable, the maximum reasonably anticipated amount of the obligations in respect of which such Guarantee is made) and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guarantors” means (a) each Subsidiary Guarantor, and (b) each other Person that becomes a party to the Guarantee Agreement as a Guarantor.

“Hazardous Materials” means all substances, wastes, chemicals, pollutants, or other contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious, pharmaceutical or medical wastes and all other substances of any nature that are now or hereafter regulated under any Environmental Law or are now or hereafter defined, listed, classified, considered or described as hazardous, dangerous or toxic by any Governmental Authority or under any Environmental Law, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to the Collateral Pool Properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Holdings” has the meaning assigned to such term in the Preamble.

“IFRS” or “International Financial Reporting Standards” means accounting standards issued by the IFRS Foundation and the International Accounting Standards Board.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and each existing or additional Revolving Lender party thereto.

“Incremental Commitments” has the meaning assigned to such term in Section 2.11(a).

“Incremental Facility” means a credit facility evidenced by Incremental Commitments, if any.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable; (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder; (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests; (d) all indebtedness guaranteed by such Person, directly or indirectly; (e) all obligations under leases that constitute capital leases for which such Person is liable; and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other Swap Agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Information” has the meaning assigned to such term in Section 10.14(b).

“Initial Collateral Pool Properties” means, collectively, the Real Estate Assets set forth on Schedule 4.3(a), so long as such Real Estate Assets constitute Eligible Properties.

“Initial Maturity Date” means the third (3rd) anniversary of the Closing Date, provided that if such day is not a Business Day, the Initial Maturity Date shall be the Business Day immediately preceding such day.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable thereto and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to all Loans, the Maturity Date of the Credit Facility under which such Loan was made; provided that if any Interest Payment Date falls on a day other than a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter, as the Borrower may elect, provided that:  (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period in respect of any Loan shall end after the Maturity Date of the Credit Facility under which such Loan was made.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Screen Rate” means in relation to the LIBOR Rate for any Loan, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the rate as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available) that is shorter than the applicable Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds such Interest Period, in each case, at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Investment” means, as to any Person, (a) any Acquisition by such Person, (b) any direct or indirect acquisition or investment by such Person in another Person, whether by means of the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including any partnership or joint venture interest), or (c) any direct or indirect loan, advance or capital contribution to, Guarantee with respect to any Indebtedness or other obligation of, such other Person.  For purposes of covenant compliance, the amount of any Investment on any date of determination shall be, in the case of any Investment in the form of (i) a loan or an advance, the principal amount thereof outstanding on such date, (ii) a Guarantee, the amount of such Guarantee as determined in accordance with the last sentence of the definition of such term, (iii) a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, or the issuance of Equity Interests to such investor, the fair market value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests or other property as of the time of the transfer or issuance, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (iv) any Investment (other than any Investment referred to in clauses (i), (ii) or (iii) above) in the form of an Acquisition or a purchase or other acquisition for value of any evidences of Indebtedness or other securities of any other Person, the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time of issuance)

“L/C Advance” has the meaning assigned to such term in Section 2.4(c)(iii).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable L/C Honor Date or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof or any amendment thereto.

“L/C Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“L/C Exposure” means, with respect to any Revolving Lender at any time, its Applicable Percentage of the L/C Obligations.

“L/C Fronting Fee” has the meaning assigned to such term in Section 3.2(b)(ii).

“L/C Honor Date” has the meaning assigned to such term in Section 2.4(c)(i).

“L/C Issuer” means Citizens Bank in its capacity as issuer of Letters of Credit hereunder.

“L/C Obligations” means, at any time, with respect to all of the Revolving Lenders, the sum, without duplication, of (a) the undrawn portion of all Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts in respect of Letters of Credit (unless refinanced as a Revolving Borrowing), including all L/C Borrowings.

“L/C Participation Fee” has the meaning assigned to such term in Section 3.2(b)(i).

“L/C Sublimit” means an amount equal to ten percent (10%) of the aggregate amount of the Revolving Commitments.  The L/C Sublimit is a sublimit of the Revolving Commitments.

“Lead Arranger” means Citizens Bank, in its capacity as lead arranger and bookrunner of the credit facilities established under this Credit Agreement.

“Lease(s)” means all present and future leases, subleases, licenses, concessions or grants or other possessory interests now or hereafter in force, whether oral or written, covering or affecting any Real Estate Asset, or any portion of any Real Estate Asset, and all modifications, extensions or renewals thereof.

“Lenders” means (a) the financial institutions listed on Schedule 2.1 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption or pursuant to an Incremental Assumption Agreement.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Documents” means, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any Letter of Credit Application and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date of the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR Borrowing” means, as to any Borrowing, the LIBOR Loans comprising such Borrowing.

“LIBOR Loan” means a Loan bearing interest based on the Adjusted LIBOR Rate.

“LIBOR Rate” means, with respect to each day during each Interest Period pertaining to an applicable Loan in Dollars, the rate per annum determined by the Administrative Agent to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m. (London time) on the Quotation Day for such Interest Period; provided that if such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Loan for such period shall be the Interpolated Screen Rate, where applicable.  Each calculation by the Administrative Agent of the LIBOR Rate hereunder shall be conclusive and binding on the parties hereto for all purposes, absent manifest error.  Notwithstanding the foregoing, for purposes of this Credit Agreement, the LIBOR Rate shall at no time be less than 0.00% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capitalized Lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, with respect to any Person, unrestricted and unencumbered Cash and Cash Equivalents and marketable securities regularly traded on a recognized national or international securities exchange, as presented on such Person’s financial statements delivered in accordance with Section 6.1(a) or (b) hereof.  In addition, unencumbered, callable and uncalled capital commitments which are available to such Person under and in accordance with its Organizational Documents shall be included in calculating Liquidity.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Revolving Loan (including any Incremental Facilities).

“Loan Document Obligations” means the due and punctual payment and performance of all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party under or pursuant to each of the Loan Documents or otherwise with respect to any Loan or Letter of Credit and all out-of-pocket, third-party costs and expenses actually incurred in connection with enforcement and collection of the foregoing, including the reasonable fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“Loan Documents” means, collectively, this Credit Agreement, the Notes, the Guarantee Agreement, each Environmental Indemnity Agreement, each Incremental Assumption Agreement, each Letter of Credit Application, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.10, the Fee Letter, the Collateral Documents, each Compliance Certificate, each Collateral Pool Availability Certificate, and each other document entered into in connection herewith.

“Loan Parties” means, collectively, (a) the Borrower, (b) Holdings and (c) the Subsidiary Guarantors.

“LTV Default” has the meaning assigned to such term in Section 7.12(g).

“LTC Ratio” means, with respect to any particular Collateral Pool Property, as of any date of determination by Administrative Agent, the outstanding principal balance of the Revolving Loans advanced for such Collateral Pool Property, as a percentage of the acquisition costs for such Collateral Pool Property.

“LTV Ratio”  means:

(a)with respect to the Collateral Pool in the aggregate, the ratio obtained by dividing: (i) the aggregate outstanding principal balance of the Revolving Loans (after giving effect to any requested Loans), by (ii) the Collateral Pool Property Value of the Collateral Pool Properties in the aggregate, expressed as a percentage (the “Collateral Pool LTV Ratio”); and

(b)with respect to any particular Collateral Pool Property, the ratio obtained by dividing: (i) the outstanding principal balance of the Revolving Loans advanced for such Collateral Pool Property, by (ii) the Collateral Pool Property of such Collateral Pool Property, expressed as a percentage.

“LTV Shortfall Amount” has the meaning assigned to such term in Section 7.12(g).

“Major Lease” means any commercial Lease demising more than 25% of the gross leasable area of any individual Real Estate Asset.

“Management Agreement(s)” means, individually and collectively, each of the asset management agreements, leasing agent agreements, property management agreements and property sub-management agreements (if any) entered into with respect to a Real Estate Asset.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” or “Material Adverse Change” means (a) a material adverse change in, or a material adverse effect upon, the operations, business or financial condition of the Borrower or any Subsidiary Guarantor; (b) a material impairment of the ability of the Borrower or any Subsidiary Guarantor to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary Guarantor of any Loan Documents to which it is a party; provided that, any change resulting from any change (i) generally affecting the real estate market in the state in which any Collateral Pool Property is located, (ii) in the general economic or financial conditions of the United States or (iii) resulting from the occurrence of any pandemic, epidemic or prevalent disease or illness with an actual or probable threat to human life as may be designated or determined by any local, city, county or state governmental entities, as applicable, or the federal government of the United States, the World Health Organization (WHO) or the U.S. Centers for Disease Control (CDC), including, without limitation, coronavirus, atypical pneumonia, Severe Acute Respiratory Syndrome (SARS), or avian influenza (which shall include, without limitation (x) adherence to any travel restriction, warning or advisory issued in relation thereto by any local, city, county or state governmental entities, as applicable, or the federal government of the United States, the World Health Organization (WHO) or the U.S. Centers for Disease Control (CDC), or (y) any quarantine or similar measure taken in relation thereto by any governmental agency or authority to prevent the spread of any communicable disease, or (z) any unavailability (or lack of commercially reasonable availability) of any resources, information or services resulting from any of the foregoing), in each case, shall not constitute a Material Adverse Change.

“Material Contract” means any written contract or other arrangement (other than Loan Documents and Swap Agreements with Swap Providers), to which any Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, Material Contracts shall include, in any event, each Approved Management Agreement.

“Material Default” means a monetary Default, a material non-monetary Default or an Event of Default.

“Maturity Date” means the Initial Maturity Date or, if the term of the Loan is extended in accordance with this Agreement, the First Extension Maturity Date or the Second Extension Maturity Date, as applicable, provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Collateral Pool Property Availability” has the meaning assigned to such term in Section 2.1(b).

“Maximum LTC Ratio” has the meaning assigned to such term in Section 2.1(b).

“Maximum LTV Ratio” has the meaning assigned to such term in Section 2.1(b).

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.  A Measurement Period may be designated by reference to the last day thereof (e.g. the September 30, 2021 Measurement Period refers to the period of four consecutive fiscal quarters of the Borrower ended September 30, 2021), and a Measurement Period shall be deemed to end on the last day thereof.

“Minimum Collateral Amount” means, with respect to any L/C Obligations at any time, an amount equal to 105% of such L/C Obligations at such time.

“Minimum Property Debt Yield” has the meaning assigned to such term in Section 2.1(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” means each first-priority, recorded mortgage, deed to secure debt or deed of trust in substantially the form of Exhibit G hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent entered into from time to time by a Loan Party for the benefit of the Administrative Agent, the Lenders and the Swap Providers in connection with the inclusion of an Eligible Property as a Collateral Pool Property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

“NNN Lease” means a Lease under which the tenant pays all expenses of maintaining the Real Estate Asset, including insurance, real property taxes, and all repairs.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party Subsidiary” means any Subsidiary of Holdings or the Borrower that is not a Loan Party.

“Non-Recourse Exclusions” means, with respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, (a) customary exclusions for actual losses incurred by a lender in connection with such Non-Recourse Indebtedness that are (i) are based on fraud, intentional or material misrepresentation, misappropriation of funds, gross negligence or willful misconduct, (ii) result from intentional waste at the Real Estate Asset securing such Non-Recourse Indebtedness, (iii) arise from the presence of hazardous or toxic substances, materials or wastes on the Real Estate Asset securing such Non-Recourse Indebtedness; or (iv) are the result of any unpaid real estate taxes and assessments or insurance; (b) customary exclusions for the actual loss or repayment in full of such Non-Recourse Indebtedness resulting from (i) the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or collusive involuntary bankruptcy, insolvency or similar proceeding, (ii) interference with the exercise by the lender under such Non-Recourse Indebtedness of the remedies thereunder, (iii) the transfer of the borrowing Subsidiary and/or its assets in breach of the terms of such Non-Recourse Indebtedness or (iv) are the result of the breach by the borrowing Subsidiary of the special purpose entity provisions under such Non- Recourse Indebtedness; or (c) any other exclusions as are usual and customary in the reasonable determination of the Administrative Agent or are otherwise permitted by the Administrative Agent.

“Non-Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim).

“Nonrenewal Notice Date” has the meaning assigned to such term in Section 2.4(b)(iii).

“Notes” means, collectively, the Revolving Loan Notes.

“Occupancy Rate” means, with respect to any multifamily Real Estate Asset, the percentage of the total units in the Property leased to tenants pursuant to Leases entered into in accordance with the terms of this Agreement, which tenants are in physical occupancy and are not more than 60 days past due in the payment of all rent or other similar payments due under such Leases.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7(b)).

“Outstanding Amount” means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Borrowings as a Revolving Borrowing) occurring on such date, and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Borrowing or L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Partially-Owned Entity” means, with respect to any Person, any other Person in which such Person holds an Equity Interest Investment, the financial results of which Equity Interest Investment would not be consolidated under an Acceptable Accounting Method with the financial results of such Person on the consolidated financial statements of such Person.

“Participant” has the meaning assigned to such term in Section 10.4(d).

“Participant Register” has the meaning assigned to such term in Section 10.4(d).

“Payment Recipient” has the meaning assigned to such term in Section 9.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Encumbrances” means:

(a)Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being Contested in Good Faith (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Law), provided that enforcement of such Liens is stayed pending such contest;

(b)landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business (i) so long as any such Lien is discharged of record (by payment, bonding or otherwise), or in the alternative fully bonded to the reasonable satisfaction of Administrative Agent within thirty (30) days of the filing thereof or (ii) Contested in Good Faith, provided that enforcement of such Liens is stayed pending such contest;

(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)deposits to secure the performance of bids, trade contracts (other than contracts for the payment of money), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e)judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(k);

(f)easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties and, with respect to any Collateral Pool Property, only to the extent such encumbrances have been approved in the applicable title policy issued in favor of the Administrative Agent;

(g)any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets or property under any license or lease agreement entered into in the ordinary course of business (including, without limitation equipment leases and equipment financing), provided that the same do not in any material respect interfere with the business of the Loan Parties or materially detract from the value of the relevant assets of the Loan Parties (and, with respect to any Collateral Pool Property, including only rights as a tenant and not including any rights of first refusal or option to purchase any portion of the applicable Real Estate Asset except as approved by the Administrative Agent in writing in its sole and absolute discretion);

(h)customary rights of set off, bankers’ liens, refunds or charge backs, under deposit agreements, the Uniform Commercial Code or common law, of banks or other financial institutions where any Loan Party maintains deposits (other than deposits intended as Cash Collateral) in the ordinary course of business;

(i)Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

(j)other Liens approved in writing by the Administrative Agent and the Required Lenders, including, without limitation those Liens that appear on Lenders’ loan policy of title insurance, which shall be deemed approved; and

(k)Liens and security interest created by the Loan Documents.

provided that the term “Permitted Encumbrance” shall not include any Lien securing Indebtedness except in the case of equipment financing.

“Permitted Property” means a Real Estate Asset located in the contiguous United States which is:

(a)operated as a (i) multi-tenant office or industrial property, (ii) a retail property leased under a NNN Lease to a single Credit Tenant solely for an “essential” retail use (including, by way of example, grocery stores, drug stores and hardware stores), (iii) any other single-tenant property leased under a NNN Lease to a Credit Tenant, in each case with a minimum WALT as set forth in the chart below;

(b)operated as a multifamily property, with a minimum leasing percentage as set forth in the chart below; or

(c)any other Real Estate Asset which is not a "Permitted Property" pursuant to either clause (a) or (b) above and has been approved by all the Lenders as a "Permitted Property", such approval not to be unreasonably withheld, conditioned or delayed.

Permitted Property Definition	Property Type	WALT
(a)(i)	Multi-tenant Industrial/Distribution	5
(a)(i)	Multi-tenant Office	4
(a)(ii)	Essential Retail Single Credit Tenant	7
(a)(iii)	Non-Retail Single Credit Tenant	7
(b)	Multifamily	N/A; Minimum Leasing Percentage of 90%

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means DebtX, Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pricing Level” has the meaning assigned to such term in the chart depicted in the definition of “Applicable Margin”.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Citizens Bank or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction for which financial statement information is available.  Each of the terms “Pro Forma Compliance” and “Pro Forma Effect” shall have an analogous meaning.

“Property Debt Yield” means, at any time, the ratio of Property NOI to Indebtedness as of any applicable date with respect to any Real Estate Asset.  For purposes of calculating Property NOI, (a) with respect to properties that have been owned for at least two fiscal quarters, Property NOI shall be the Property NOI for the two most recently ended fiscal quarters ending on or prior to such date and then calculated on an annualized basis for such two-quarter period, and (b) with respect to properties that have been owned for less than two fiscal quarters, Property NOI shall be the Pro Forma Property NOI.

“Pro Forma Property NOI” means, with respect to any Real Estate Asset acquired during the previous two quarters, the Borrower’s underwritten annual Property NOI, as approved by the Administrative Agent.

“Property Management Fees” means, with respect to any Real Estate Asset for any period, an assumed amount equal to the greater of: (a) three (3% ) percent of the aggregate rent and other income under leases with tenants at such Real Estate Asset and (b) the sum of the actual management fees during such period.

“Property NOI” means, with respect to any Real Estate Asset for any period, the sum of (a) property rental and other rent related income (after adjusting for straight-lining of rents and excluding the rents from tenants in default or bankruptcy) earned in the ordinary course and attributable to such Real Estate Asset accruing for such period (excluding extraordinary, non-recurring rental income and lease termination payments), minus (b) the amount of all expenses incurred in connection with and directly attributable to the ownership and operation of such Real Estate Asset for such period, including, without limitation, Property Management Fees, Reserves for Capital Expenditures, and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 10.1(d)(i).

“Qualified Equity Interests” means, with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Qualifying Ground Lease” has the meaning assigned to such term in the definition of “Eligible Property”.

“Quotation Day” means, with respect to any LIBOR Borrowing and any Interest Period, the day that is two Business Days prior to the first day of such Interest Period.

“Real Estate Asset” means any parcel of real property, and any improvements thereon, owned in fee simple (or by Qualifying Ground Lease) by a Subsidiary of Borrower.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Recipient” means the Administrative Agent, any Lender or the L/C Issuer, as applicable.

“Recourse Indebtedness” means that portion of any Indebtedness that is not Non-Recourse Indebtedness.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulation D” means Regulation D of the Board.

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact and representatives of such Person and of such Person’s Affiliates.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned to such term in Section 9.6(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, and (b) with respect to a L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, two or more unaffiliated Lenders having Total Credit Exposures representing more than 66% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Account” and “Reserve Accounts” have the meaning assigned to such terms in Section 6.16.

“Reserves for Capital Expenditures” means, with respect to:

(a)any multifamily Real Estate Asset, an amount equal to $200/unit; and

(b)any other Real Estate Asset, an amount equal to (i) the aggregate leasable square footage of all completed space of such Real Estate Asset, multiplied by (ii) $0.30.

If the term Capital Reserves is used without reference to any specific Real Estate Asset then the amount shall be determined on an aggregate basis with respect to all Real Estate Assets of Holdings and its Wholly-Owned Subsidiaries and Holdings’ applicable Equity Percentage of all Real Estate Assets of any Partially-Owned Entities.

“Resignation Effective Date” has the meaning assigned to such term in Section 9.6(a).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of such Person, (c) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person, (d) any “annual asset management fees,” “acquisition fees,” “loan fees,” “property management fees,” “disposition fees” and/or other fees or expenses payable to any Affiliate of any Loan Party under any Management Agreement, or organizational or other document, and (e) with respect to clauses (a) through (d) any transaction that has a substantially similar effect.

“Revolving Borrowing” means a Borrowing consisting of Revolving Loans of the same Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment hereunder of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit in an aggregate outstanding amount not exceeding the amount of such Revolving Lender’s Revolving Commitment as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment in accordance with Section 10.4(b), as applicable, as such Revolving Commitment may be adjusted from time to time pursuant to Section 2.5 or Section 2.11 or pursuant to assignments by or to such Revolving Lender pursuant to Section 10.4.  The initial aggregate amount of the Revolving Commitments on the Agreement Date is One Hundred Million and 00/100 Dollars ($100,000,000.00).

“Revolving Exposure” means, as to any Lender at any time, the sum of (a) the Outstanding Amount of its Revolving Loans, plus (b) its L/C Exposure.

“Revolving Facility” means the credit facility established hereunder and evidenced by the Revolving Commitments.

“Revolving Lender” means a Lender having a Revolving Commitment or, if the Revolving Commitments have expired or terminated, having Revolving Exposure.

“Revolving Loan” means a loan referred to in Section 2.1(a) and made pursuant to Section 2.2.

“Revolving Loan Note” means with respect to a Revolving Lender, a promissory note evidencing the Revolving Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit C.

“S&P” means Standard & Poor's Financial Services LLC, a subsidiary of S&P Global Inc.

“Sale and Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (which may include the Crimean region of Ukraine, Cuba, Iran, North Korea, Darfur, South Sudan and Syria).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Second Extension Maturity Date” has the meaning set forth in Section 2.12.

“Second Extension Option” has the meaning set forth in Section 2.12.

“Second Extension Period” has the meaning set forth in Section 2.12.

“Secured Obligation Designation Notice” means a notice substantially in the form of Exhibit K executed and delivered to the Administrative Agent by a counterparty (other than the Administrative Agent and its Affiliates) to a Swap Agreement or an agreement to provide Cash Management Services in order that the obligations in respect thereof constitute Swap Agreement Obligations or Cash Management Obligations.

“Secured Obligations” means, collectively, (a) the Loan Document Obligations, (b) the Cash Management Obligations, (c) the Swap Agreement Obligations and (d) the Erroneous Payment Subrogation Rights.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) each Lender, (c) each L/C Issuer, (d) each Person to whom any Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Swap Agreement Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sold Entity or Business” means any Person or any property or assets constituting a line of business or a division of a Person Disposed of in a transaction permitted hereunder by the Borrower or any of its Subsidiaries.

“Solvency Certificate” means a certificate, substantially in the form of Exhibit J.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the present assets of such Person and its Subsidiaries, taken as a whole, is not less than the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, (b) the present fair salable value of the assets of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of such date and (d) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Incremental Revolving Commitments, or addition or release of a Collateral Pool Property that by the terms of this Credit Agreement requires a test to be calculated on a “Pro Forma Basis”, be given in “Pro Forma Compliance” with, or after giving “Pro Forma Effect”; provided that any increase in the Revolving Commitments above the amount of Revolving Commitments in effect on the Closing Date, for purposes of this definition, shall be deemed to be fully drawn.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency, supplemental or other reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D).  Such reserve percentages shall include those imposed pursuant to Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in right of payment to the prior payment of the Loan Document Obligations of such Loan Party and contains subordination and other terms reasonably acceptable to the Administrative Agent.

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as the context may require.

“Subsidiary Guarantors” has the meaning assigned to such term in the Preamble.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement, substantially in the form of Exhibit F, pursuant to which a Subsidiary becomes a party to the Guarantee Agreement, to the Security Agreement and to each other applicable Loan Document.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Agreement Obligations” means all obligations of the Loan Parties under each Swap Agreement to which any Loan Party or its Subsidiary is a party and that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into or becomes a Lender or an Affiliate of a Lender after it has entered into such agreement, provided that any such counterparty (other than the Administrative Agent or its Affiliates) executes and delivers a Secured Obligation Designation Notice to the Administrative Agent and, provided, further, that Swap Agreement Obligations shall not include, with respect to any Guarantor, Excluded CEA Swap Obligations of such Guarantor.

“Swap Provider” means any Lender or any Affiliate of a Lender that is party to a Swap Agreement at the time the Swap Agreement is entered into.  For the avoidance of doubt, any such Person that ceases to be a Lender, or an Affiliate of a Lender, shall no longer be a Swap Provider.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person at any time of determination under (i) a so called synthetic, off balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment) (other than operating leases arising as a result of Sale and Leaseback transactions).

“Tax and Insurance Reserve Account” means an interest-bearing reserve account to be maintained with the Administrative Agent into which cash shall be deposited from time to time to cover annual real estate tax bills and the annual insurance premiums for a Collateral Pool Property.

“Tax Distribution Amount(s)” means (a) an amount necessary for direct or indirect holders of Equity Interests in the Borrower to pay any franchise Taxes or other similar Taxes required to maintain corporate or other legal existence, plus (b) the greater of (x) an amount, as determined in good faith by Borrower, equal to (or in excess of by an immaterial amount) the minimum amount that, if every holder of Equity Interests in Borrower was a REIT would be sufficient to enable each such REIT to maintain its qualification as a REIT and avoid the incurrence of entity-level Taxes (including any excise or income taxes on undistributed income) and (y) an amount, as determined in good faith by Borrower, equal to aggregate federal, state, local, and non- U.S. income tax payable by direct or indirect holders of Equity Interests in Borrower on the taxable income attributable to any Loan Party, assuming the applicability of the highest marginal federal, state, and local income Tax rates.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the date upon which all Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, the same are Backstopped), and the Loans and L/C Obligations (other than with respect to the undrawn portion of outstanding Letters of Credit), together with all interest and fees related thereto and other Loan Document Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable), have been indefeasibly paid in full in cash.

“Threshold Amount” means $1,000,000.

“TI/LC Reserve Account” means an interest-bearing reserve account to be maintained with the Administrative Agent into which cash shall be deposited from time to time for purposes of funding forecasted tenant improvements and leasing commissions for a Collateral Pool Property, in accordance with a budget reviewed and approved by the Administrative Agent in connection with the approval of such Collateral Pool Property, which budget approval shall not be unreasonably conditioned, withheld or delayed.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Exposure of such Lender at such time.

“Total Revolving Outstandings” means at any time, the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations at such time.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrower, or any Subsidiary in connection with the Transactions, this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of the Loans and the issuance of the Letters of Credit, and (c) the satisfaction of the Collateral and Guarantee Requirement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets and related statements of income, comprehensive income, changes in equity and cash flows of Holdings, the Borrower and its Subsidiaries, covering any of the first three fiscal quarters that have ended after the most recent Fiscal Year covered by the Audited Financial Statements and at least 45 days before the Closing Date.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unimproved Land” means any Real Estate Asset consisting of raw land that is not improved by buildings, structures or improvements intended for income production.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.4(c)(i).

“Unused Fee” has the meaning assigned to such term in Section 3.2(a).

“Unused Fee Rate” has the meaning assigned to such term in Section 3.2(a).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“USD LIBOR” means the London interbank offered rate for U.S. dollars as set forth in the definition of “LIBOR Rate”.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.6(g).

“WALT” or “Weighted Average Remaining Lease Term” means the average remaining Lease term for Leases at non-multifamily Collateral Pool Properties, including option or extension periods only to the extent validly exercised, with the term for each Lease weighted based upon the rental revenue attributable to such Lease for the immediately preceding Measurement Period and the average rental revenue associated with all Leases at non-multifamily Collateral Pool Properties.  By way of example and clarification only, immediately below is a chart calculating the Weighted Average Remaining Lease Term for two

hypothetical leases, “A” and “B” (where “Rev” means the rental revenue derived from such Lease during the relevant Measurement Period):

Property	Lease Term Remaining	Lease Rev	Average Rev of All Leases at non- multifamily Collateral Pool Properties	Ratio of Lease Rev to Average Rev	Adjusted Lease Term (Lease Term x Ratio to Average Rev)	Total Adjusted Term (sum of Adjusted Lease Terms)	WALT (Sum of Adjusted Lease Term divided by Number of Leases)
A	8 years	$900,000	$1,000,000	0.9	7.2	18.2	9.1
B	10 years	$1,100,000	$1,000,000	1.1	11

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the

Section 1.2Classification of Loans and Borrowings.  For purposes of this Credit Agreement, Loans may be classified and referred to as “Revolving Loans” and/or referred to by Type (e.g., a “LIBOR Loan” or a “LIBOR Revolving Loan”).  Borrowings may also be classified and referred to as “Revolving Borrowings” and/or by Type (e.g., a “LIBOR Borrowing” or a “LIBOR Revolving Borrowing”).

Section 1.3Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and

“property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Any terms used in this Credit Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.4Accounting Terms; Acceptable Accounting Method.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, an Acceptable Accountable Method, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Credit Agreement with respect to any period during which any Specified Transaction occurs, Consolidated EBITDA, Consolidated Fixed Charge Coverage Ratio, and Consolidated Leverage Ratio (and all component definitions of any of the foregoing) shall be calculated with respect to such period and all Specified Transactions occurring during such period on a Pro Forma Basis.

(c)If at any time any change in the applicable Acceptable Accounting Method would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in the applicable Acceptable Accounting Method (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with the applicable Acceptable Accounting Method prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in the applicable Acceptable Accounting Method.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under the applicable Acceptable Accounting Method as in effect immediately prior to the effectiveness of the ASC 842.

Section 1.5Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6References to Time.  Unless the context otherwise requires, references to a time shall refer to Eastern Standard Time or Eastern Daylight Savings Time, as applicable.

Section 1.7Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.8Status of Loan Document Obligations.  In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Debt, the Borrower shall take or cause each other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Debt and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.  Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of the Subordinated Debt Documents under which such Subordinated Debt is issued and are further given all such other designations as shall be required under the terms of any such Subordinated Debt in order that the Administrative Agent and the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.

Section 1.9Reserved.

Section 1.10Reserved.

Section 1.11Interest; LIBOR Notification.  The interest rate on LIBOR Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority (the “FCA”) announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate.  In November 2020, the IBA, in coordination with the FCA, announced that it will consult the market regarding its intention to cease publication of LIBOR settings for most currencies and tenors as of December 31, 2021, while continuing to publish USD LIBOR settings for most tenors until June 30, 2023.  As a result, it is possible that, in the future, the London interbank offered rate may become unavailable or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.3(b), an alternative rate of interest may be selected and implemented in accordance with the mechanism contained in such Section.  The Administrative Agent will notify the Borrower, pursuant to Section 3.3(b), in advance of any change to the reference rate upon which the interest rate on LIBOR Loans is based.  However, the Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.3(b), will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.12Divisions.  For all purposes under the Loan Documents, in connection with Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Article 2

The Credits

Section 2.1Commitments.

(a)Revolving Commitments.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment, or (ii) the Total Revolving Outstandings exceeding the Collateral Pool Availability.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Revolving Loans may be ABR Loans or LIBOR Loans, as further provided herein.

(b)Collateral Pool Availability.  Without limiting the foregoing, and notwithstanding any other term of this Agreement or any other Loan Document, no Revolving Loan requested with respect to any Collateral Pool Property shall exceed the amount that results from the applicable maximum LTV Ratio (each, as applicable, the “Maximum LTV Ratio”) and maximum LTC Ratio (each, as applicable, the “Maximum LTC Ratio”) and minimum Property Debt Yield (each, as applicable, the “Minimum Property Debt Yield”) set forth below for such Collateral Pool Property (the “Maximum Collateral Pool Property Availability”):

Permitted Property Definition	Property Type	Maximum LTV Ratio	Maximum LTC Ratio	Minimum Property Debt Yield
(a)(i)	Multi-tenant Industrial/Distribution	60%	60%	8.5%
(a)(i)	Multi-tenant Office	55%	60%	9%
(a)(ii)	Essential Retail Single Credit Tenant	60%	60%	8.25%
(a)(iii)	Non-Retail Single Credit Tenant	60%	60%	8.25%
(b)	Multifamily	65%	60%	8.25%

The criteria for determining the Maximum Collateral Pool Property Availability for any Collateral Pool Property which is not a “Permitted Property” pursuant to either clause (a) or (b) of the definition thereof shall be determined by all the Lenders, in their sole discretion, at the time such Collateral Pool Property is approved as an addition to the Collateral Pool.

Section 2.2Borrowings, Conversions and Continuations of Loans.

(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon the Borrower’s irrevocable notice, to the Administrative

Agent, which may be given by telephone.  Each such notice must be made in writing (or in the case of telephonic notice, promptly confirmed in writing) substantially in the form of a Committed Loan Notice appropriately completed and signed by a Responsible Officer of the Borrower and received by the Administrative Agent (i) in the case of an ABR Borrowing, not later than 11:00 a.m. on the date of the proposed Borrowing, or (ii) in the case of any other Borrowing, not later than 11:00 a.m. three Business Days before the date of the proposed Borrowing.

(b)Except as provided in Section 2.3(c) and Section 2.4(c), each Borrowing or conversion of Loans shall be in a principal amount of the Borrowing Minimum.  Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto which shall be a period contemplated by the definition of the term “Interest Period”, (F) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.2 and (G) in the case of a requested Borrowing, a reasonably detailed calculation of the Consolidated Leverage Ratio on a Pro Forma Basis immediately after giving effect to such Borrowing.  Notwithstanding anything in this Credit Agreement to the contrary, if the Borrower:

(i)requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month; and

(ii)fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, continued as, or converted to, ABR Loans.

For avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.  Any automatic conversion or continuation as provided above shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans.

(c)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in Section 2.2(b).  In the case of each Borrowing, each Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent, by transfer in immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction or waiver of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by transfer to the account of the Borrower designated in the Commitment Loan Notice the amount of such funds; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(d)Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such Loan unless the Borrower pays the amount due, if any, under Section 3.5 in connection therewith.  During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be requested as, converted to or continued as LIBOR Loans.

(e)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate.  The determination of the Adjusted LIBOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(f)Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than three (3) Interest Periods in effect at any time for all Borrowings of LIBOR Loans.

(g)The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  All Borrowings made on the Closing Date must be made as ABR Borrowings unless the Borrower shall have given a Committed Loan Notice requesting a LIBOR Borrowing.

Section 2.3Reserved.

Section 2.4Letters of Credit.

(a)The Letter of Credit Commitment.  (i) Subject to the terms and conditions hereof and of any additional Letter of Credit Documents required by the L/C Issuer and relying upon the representations and warranties herein set forth (A) based upon the agreements of the Revolving Lenders set forth in this Section 2.4, the L/C Issuer agrees (1) from time to time on any Business Day during the Availability Period to issue Letters of Credit denominated in Dollars for the account of the Borrower (provided that any Letter of Credit may be for the joint account of the Borrower and any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.4(b), and (2) to honor conforming drafts under the Letters of Credit and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.4; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any such Letter of Credit if immediately after giving effect to such L/C Credit Extension, (w) the aggregate L/C Obligations would exceed the L/C Sublimit, (x) the Revolving Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment, or (y) the Total Revolving Outstandings would exceed the aggregate Revolving Commitments.

(ii)The L/C Issuer shall be under no obligation to issue any Letter of Credit (and, in the case of clauses (B), (C) or (D) below, shall not issue any Letter of Credit) if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law applicable to the L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or direct that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Agreement Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Agreement Date (for which the L/C Issuer is not otherwise compensated hereunder);

(B)subject to Section 2.4(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date; provided that, without limiting the foregoing, no Letter of Credit may have an expiry date later than thirty (30) days prior to the Maturity Date of the Revolving Facility, unless Borrower pledges Cash Collateral in the amount of 100% of the face amount of such Letter(s) of Credit as additional collateral for the Revolving Facility;

(D)the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Credit Agreement;

(E)the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit or any laws binding upon the L/C Issuer;

(F)the Letter of Credit is to be denominated in a currency other than Dollars;

(G)any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.10(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(H)the Letter of Credit is in an initial amount less than $500,000 (or such lesser amount as agreed to by the L/C Issuer and the Administrative Agent).

(iii)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower hand delivered or sent by facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (G) such other matters as the L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the L/C Issuer may reasonably request.

(ii)Subject to the terms and conditions set forth herein, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to have, and hereby irrevocably and unconditionally agrees to, acquire from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire risk participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(iii)If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Auto-Renewal Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Auto-Renewal Letter of Credit from time to time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.4(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the applicable Nonrenewal Notice Date from the Administrative Agent or any Revolving Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied.

(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer promptly shall notify the Borrower and the Administrative Agent thereof.  On the Business Day on which the Borrower shall have received notice of any payment by the L/C Issuer under a Letter of Credit or, if the

Borrower shall have received such notice later than 12:00 p.m. on any Business Day, on the succeeding Business Day (such applicable Business Day, the “L/C Honor Date”), the Borrower shall (regardless of whether or not such Letter of Credit shall be for the sole account of the Borrower or for the joint account of the Borrower and any Subsidiary) reimburse the L/C Issuer through the Administrative Agent in an amount equal to such drawing in Dollars; provided that if the amount of such Letter of Credit drawing is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.2 that such payment be financed with a Borrowing of ABR Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to reimburse the L/C Issuer shall be discharged and replaced by the resulting Borrowing of ABR Loans.  If the Borrower fails to so reimburse the L/C Issuer on the L/C Honor Date (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), then the Administrative Agent shall promptly notify each Revolving Lender of the L/C Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof.  Such Revolving Loans shall be made by the Revolving Lenders without regard to the Borrowing Minimums.  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.4(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Revolving Lender (including the Revolving Lender acting as the L/C Issuer) shall upon any notice pursuant to Section 2.4(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Payment Office in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a Letter of Credit in Dollars not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent.  The Administrative Agent shall remit the funds so received to the L/C Issuer, and may apply Cash Collateral provided for this purpose to such Unreimbursed Amount.

(iii)Each Revolving Lender that makes funds available pursuant to Section 2.4(c)(ii) shall be deemed to have made an ABR Revolving Loan in Dollars to the Borrower in such amount, provided that in the event the conditions for Revolving Borrowings set forth in Section 4.2 cannot be satisfied (and have not been waived) or for any other reason, then (A) the Borrower shall be deemed to have incurred from the L/C Issuer a L/C Borrowing in Dollars in the amount of the Unreimbursed Amount, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate, and (B) such Revolving Lender shall be deemed to have purchased a participation in such L/C Borrowing in an amount equal to its Applicable Percentage thereof (a “L/C Advance”).

(iv)Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.4(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.4(c), shall be absolute and unconditional and shall not be affected by any circumstance; provided that each Revolving Lender’s obligation to make Revolving Loans (but not L/C Advances) pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of a L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at the greater of the Federal Funds Effective Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.4(c)(vi) shall be conclusive absent manifest error.

(vii)If, at any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with this Section 2.4(c), the Administrative Agent receives for the account of such Revolving Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii)If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.4(c) is required to be returned under any of the circumstances described in Section 10.11, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Effective Rate.

(d)Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with (x) any proceeding under any Debtor Relief Law or (y) any Bail-In Action;

(v)any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantee Agreement or any other guarantee, for all or any of the Secured Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable law unless actually asserted against Borrower by a third party) suffered by the Borrower that are caused by the L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e)Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.4(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in any Letter of Credit Document (including any Letter of Credit Application), in the event of any conflict between the terms hereof and the terms of any such Letter of Credit Document, the terms hereof shall control, provided that all non-conflicting terms of any such Letter of Credit Document shall remain in full force and effect.

(g)Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Loan Party for, and the L/C Issuer’s rights and remedies against any such Loan Party shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.5Termination and Reduction of Commitments.

(a)Unless previously terminated, the Revolving Commitments shall terminate on the last day of the Availability Period.

(b)The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment or repayment of the Revolving Loans in accordance with Section 2.7, the sum of the Revolving Exposures of all Revolving Lenders would exceed the aggregate Revolving Commitments, (ii) each such reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (iii) any reduction of the Revolving Commitments to an amount below the L/C Sublimit shall automatically reduce the L/C Sublimit on a Dollar for Dollar basis.  If at any time, as a result of such a partial reduction or termination as provided in Section 2.5(a), the Revolving Exposure of all Lenders would exceed the aggregate Revolving Commitments, then the Borrower shall on the date of such reduction or termination of Revolving Commitments, repay or prepay Revolving Borrowings (or a combination thereof) and/or Cash Collateralize Letters of Credit in an aggregate amount equal to such excess.

(c)In addition to any termination or reduction of the Revolving Commitments under paragraphs (a) and (b) of this Section, the Revolving Commitments shall be reduced as required under Section 2.7(b).

(d)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to the Borrower’s obligation to indemnify the Lenders pursuant to Section 3.5.  Each reduction, and any termination, of the Revolving Commitments shall be permanent and each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Section 2.6Repayment of Loans; Evidence of Debt.

(a)Payment at Maturity.  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan together with all accrued interest thereon on the earlier of the Maturity Date and, if different, the date of the termination of the Revolving Commitments in accordance with the provisions of this Credit Agreement.

(b)Reserved.

(c)Reserved.

(d)Notes. Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to, in the case of a Revolving Lender, a Revolving Loan Note.  In addition, if requested by a Lender, its Note may be made payable to such Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

(e)Lender Records.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f)Register.  Entries made in good faith by the Administrative Agent in the Register pursuant to Section 10.4(c), and by each Lender in its account or accounts pursuant to Section 2.6(e), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Credit Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Credit Agreement.

Section 2.7Prepayments.

(a)Optional Prepayments.  The Borrower may, upon written notice to the Administrative Agent, at any time and from time to time, voluntarily prepay any Borrowing in whole or in part without premium or penalty (except as set forth in Section 3.5), provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three (3) Business Days prior to any date of prepayment of a LIBOR Borrowing and (ii) one (1) Business Day prior to the date of prepayment of an ABR Borrowing and (B) each prepayment shall be in a principal amount of the Borrowing Minimum or, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of the sale of a Real Estate Asset, in which case (and in cases where no conditional language is provided in a prepayment notice) such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to the Borrower’s obligation to indemnify the Lenders pursuant to Section 3.5.

(b)Mandatory Prepayments for Casualty or Condemnation.  To the extent provided in Sections 6.11(a) and (b), as applicable, in the event there shall have occurred a casualty or a condemnation with respect to any Collateral Pool Property, insurance proceeds and Condemnation Proceeds, as applicable, shall be applied to prepay the Loans at the time and in the amount required pursuant to the relevant provisions of Section 6.11, without premium or penalty (except as set forth in Section 3.5).

(c)Prepayments of Revolving Loans.  If for any reason the Total Revolving Outstandings at any time exceed the aggregate Revolving Commitments or Collateral Pool Availability then in effect, the Borrower shall promptly prepay, without premium or penalty, Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(d)General Rules.  All prepayments shall be subject to Section 3.5, but shall otherwise be without premium or penalty.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  All prepayments shall be accompanied by accrued interest thereon and, in the case of any prepayment of a LIBOR Loan, any additional amounts required pursuant to Section 3.5.

Section 2.8Payments Generally; Administrative Agent’s Clawback.

(a)General. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, L/C Borrowings, interest or fees, or of amounts payable under Sections 3.4, 3.5, 3.6 or 10.3, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds.  In furtherance of the foregoing, the Borrower hereby irrevocably authorizes the Administrative Agent, in the Administrative Agent’s sole discretion, to request on behalf of the Borrower, Revolving Loans (which shall be ABR Loans) in an amount sufficient to pay all principal, L/C Borrowings, interest, fees, or other amounts from time to time due and payable by any Loan Party to any Credit Party hereunder or under any other Loan Document.  All payments to be made by a Loan Party hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent’s Payment Office, except payments to be made to the L/C Issuer as expressly provided herein and except that payments pursuant to Sections 3.4, 3.5, 3.6 or 10.3, shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)Pro Rata Treatment.  Except as otherwise provided in this Section 2.8 and as otherwise required under Section 3.4(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees, each reduction of the Revolving Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

(c)Administrative Agent’s Clawback.

(i)Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on written demand such corresponding amount with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Borrower, the interest rate otherwise applicable to the Borrowing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii)Notice by Administrative Agent.  A notice from the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this paragraph (c) shall be conclusive, absent manifest error.

(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and purchase participations in Letters of Credit and to make payments pursuant to Section 10.3(c) are several and not joint.  The failure of any Lender to make any Loan or purchase participations in Letters of Credit or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation in Letters of Credit or to make its payment under Section 10.3(c).

(e)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the borrowing of Loans set forth in Article 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)Insufficient Payment.  Subject to the provisions of Article 8, whenever any payment received by the Administrative Agent under this Credit Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Credit Parties under or in respect of this Credit Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent (i) first, towards payment of all fees and expenses due to the Administrative Agent under the Loan Documents, (ii) second, towards payment of all expenses then due hereunder, ratably among the parties entitled thereto in accordance herewith, (iii) third, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (iv) fourth, towards payment of principal of Loans and unreimbursed L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and unreimbursed L/C Borrowings then due to such parties.

(h)Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then such Lender shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant.

Each of Borrower and Holdings consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.9Defaulting Lenders.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.10; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.10; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.9(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.10.

(C)With respect to any L/C Participation Fees or Unused Fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure.  If any L/C Obligations are outstanding at the time such Lender becomes a Defaulting Lender, then all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section 10.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.9(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)New Letters of Credit.  So long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.10Cash Collateral.

(a)Certain Credit Support Events.  The Borrower shall provide Cash Collateral to the L/C Issuer:

(i)if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing, within two Business Days following any request by the Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Amount of such L/C Borrowing,

(ii)if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, promptly upon any request by the Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Amount of such L/C Obligation,

(iii)if the Borrower shall be required to provide Cash Collateral pursuant to Section 8.2, promptly upon any request by the Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Amount of all L/C Obligations,

(iv)if there shall exist a Defaulting Lender, within two Business Days following any request by the Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Amount of the Fronting Exposure of the L/C Issuer with respect to such Defaulting Lender, and

(v)if on any Calculation Date, the L/C Obligations exceed the L/C Sublimit, within two Business Days following any request by the Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Amount of such excess.

(b)Grant of Security Interest.  As security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.10(c), (i) the Borrower (and to the extent provided by any Defaulting Lender, such Defaulting Lender) hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, and (ii) to the extent provided by any Defaulting Lender, such Defaulting Lender hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing. Borrower shall enter into documentation reasonably satisfactory to the Administrative Agent as may be requested in connection with the above described grant of security. If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Citizens Bank. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application.  Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.10 or Sections 2.4, 2.7, 2.10 or 8.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.4(b)(vii))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to this Section 2.10, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash

Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.11Incremental Commitments.

(a)The Borrower may, from time to time, by written notice to the Administrative Agent, request additional Revolving Commitments (collectively, “Incremental Commitments”), from one or more Lenders (in the sole discretion of such Lenders) or Eligible Assignees who will become Lenders, by an aggregate principal amount of up to One Hundred Million and 00/100 Dollars ($100,000,000.00), so long as, after giving effect thereto, the aggregate amount of the Revolving Commitments hereunder does not exceed Two Hundred Million and 00/100 Dollars ($200,000,000.00); provided that at the time of the incurrence of such Incremental Commitments and immediately after giving effect thereto and to the use of the proceeds thereof (assuming the full utilization thereof), (A) no Material Default shall have occurred and be continuing or would result therefrom, and (B) the Consolidated Leverage Ratio shall be less than or equal to sixty percent (60%); provided, further, that each such Person, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and, in connection with any additional Revolving Commitment, the L/C Issuer (which approvals shall not be unreasonably conditioned, withheld or delayed).  Such notice shall set forth (i) the amount of the additional Revolving Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $35,000,000), and (ii) the date on which such additional Revolving Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 calendar days after the date of such notice, unless otherwise agreed to by the Administrative Agent).

(b)The Borrower and each additional Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Lender.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Credit Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments evidenced thereby and any increase to the Applicable Margins required by the foregoing provisions of this paragraph.  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld or delayed) and furnished to the other parties hereto.

(c)The terms of each additional Revolving Commitment shall be reasonably satisfactory to the Administrative Agent and in any event:

(i)shall rank pari passu in right of payment and of security with the existing Revolving Loans; and

(ii)all material terms of any additional Revolving Commitments and Revolving Loans under such additional Revolving Commitments shall be identical to the existing Revolving Commitments and Revolving Loans.

(d)No additional Revolving Commitments shall become effective under this Section 2.11 unless, on the date of such effectiveness, (i) the conditions set forth in paragraphs (a) and (b) of Section 4.2 shall be satisfied as if it was a borrowing date and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower; and (ii) the Administrative Agent shall have received (with sufficient copies for each of the additional Revolving Lenders) closing certificates, opinions of counsel and other customary documentation requested by the Administrative Agent.

(e)In connection with any such additional Revolving Commitments, each existing Revolving Lender (other than a Defaulting Lender) that shall have agreed to provide an Incremental Commitment in connection therewith shall have the right, subject to the other terms and conditions of this Section 2.11, to provide a portion of such Incremental Commitment in an amount equal to (i) its Applicable Percentage of the existing Revolving Commitments, multiplied by (ii) the amount of such Incremental Commitment.

(f)Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that following the establishment of any additional Revolving Commitments, the outstanding Revolving Loans are held by the Revolving Lenders in accordance with their new Applicable Percentages.  This may be accomplished at the discretion of the Administrative Agent by requiring each outstanding LIBOR Borrowing to be converted into an ABR Borrowing on the date of each additional Revolving Commitment, or by requiring a prepayment and reborrowing of Revolving Loans.  Any conversion or prepayment made pursuant to the preceding sentence shall be subject to Section 3.5 (it being understood that, the Administrative Agent shall consult with the Borrower regarding the foregoing and, to the extent practicable, will attempt to pursue options that minimize breakage costs).

Section 2.12Extension of Maturity Date.  The Borrower shall have the right, which may be exercised up to two (2) times (the “First Extension Option” and “Second Extension Option”, respectively, and collectively, the “Extension Options” and each singly, an “Extension Option”), to extend the Initial Maturity Date by one year for each such extension (the “First Extension Period” and “Second Extension Period”, respectively, and collectively, the “Extension Periods” and each singly, an “Extension Period”, and the applicable maturity date being the “First Extension Maturity Date” and the “Second Extension Maturity Date”, respectively and as applicable), subject to the following conditions being satisfied by Borrower at its sole expense to the satisfaction of Administrative Agent (the “Extension Option Conditions”):

(a)Notice to Administrative Agent.  Borrower has provided Administrative Agent with written notice of Borrower’s request to exercise the applicable Extension Option (the “Extension Request”) not less than 30 days and not more than 120 days prior to the then applicable Maturity Date; provided, that, Borrower may revoke any extension notice by giving written notice to Administrative Agent at least five (5) Business Days prior to the then applicable Maturity Date, which revocation shall be subject to Section 3.5.

(b)No Default.  As of the date of Borrower’s delivery of the Extension Request and immediately prior to the date of such extension and immediately after giving effect thereto, no (x) Default or (y) Event of Default exists (including that the Borrower shall have achieved compliance with the Financial Covenants without regard to any qualifications contained therein).

(c)Representations and Warranties.  The representations and warranties of Borrower and each other Loan Party, respectively, in the Loan Documents are true, correct, and complete in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality) as of the first day of the applicable Extension Period with the same force and effect as if made on and as of such date, except (i) to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and (ii) to the extent no longer true or correct because of events that do not constitute a Default.

(d)Extension Fee.  On or before the Maturity Date then being extended, prior to giving effect to such Extension Option, Borrower has paid to Administrative Agent in immediately available funds the then applicable Extension Fee, for the ratable benefit of Lenders, as determined by Administrative Agent as of such Maturity Date.

(e)Collateral Pool Property Requirements.  As of the date of Borrower’s delivery of the Extension Request and immediately after giving effect thereto (provided, however, that no more than one (1) Appraisal per Collateral Pool Property may be required in connection with any particular Extension Request), each Collateral Pool Property must:

(i)satisfy the requirements to be an Eligible Property, provided that if any Collateral Pool Property shall no longer be an Eligible Property, Borrower shall have the option of either (x) curing the condition that caused the applicable Real Estate Asset to no longer be an Eligible Property prior to the then applicable Maturity Date, (y) releasing the applicable Real Estate Asset from the lien of the Loan Documents in accordance with the terms hereof or (z) retaining the applicable Collateral Pool Property and requiring Administrative Agent to remove the Real Estate Asset from covenant testing (each an “Eligible Property Cure”); provided, further, that, if Borrower exercises an Eligible Property Cure the requirements of clause (e)(i) shall be deemed satisfied; and

(ii)remain in compliance with the Maximum LTV Ratio,  Maximum LTC Ratio and Minimum Property Debt Yield; provided that the Appraised Value used to calculate the LTV Ratio shall, if the existing appraisals are more than six (6) months old, be determined by new Appraisals for the First Extension Option and, at the Lenders’ discretion, for the Second Extension Option.  Notwithstanding the foregoing or anything to the contrary provided herein, in calculating the LTV Ratio, LTC Ratio and Property Debt Yield for the purposes of determining whether Borrower is in compliance with the Maximum LTV Ratio, Maximum LTC Ratio and Minimum Property Debt Yield (collectively, the “Extension Financial Covenants” and each an “Extension Financial Covenant”), Administrative Agent shall consider any funds being held in Controlled Accounts as if such funds were applied in reduction of the outstanding principal balance of the Borrowings.  If, after considering all funds held in the Controlled Accounts, (x) the LTV Ratio, the LTC Ratio and the Property Debt Yield are in compliance with each of the Extension Financial Covenants, then the provisions of this clause (ii) shall be deemed satisfied, or (y) any of the LTV Ratio, the LTC Ratio or the Property Debt Yield is not in compliance with the applicable Financial Covenant, then, at Borrower’s option (each a “Financial Covenant Cure”), Borrower shall either (A) prepay the Borrowings, without premium or penalty (other than as set forth in Section 3.5), in an amount such that after giving effect to such prepayment Borrower shall be in compliance with the applicable Financial Covenant (such amount, the “Covenant Shortfall Amount”) or (B) deposit the Covenant Shortfall Amount with Administrative Agent in a Controlled Account.  If Borrower exercises a Financial Covenant Cure, the requirements of this clause (e)(ii) shall be deemed satisfied.

(f)Financial Covenant Compliance.  Borrower has delivered to Administrative Agent, a Compliance Certificate evidencing compliance with the Financial Covenants on a Pro Forma Basis. On the date of delivery of the Extension Request and immediately prior to the effectiveness of the Extension Option, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer of the Borrower certifying the matters referred to in the preceding clauses (b), (c) and (e).

(g)Costs and Expenses.  Borrower has paid all reasonable out-of-pocket costs and expenses of Administrative Agent, including any Appraisal and Attorney Costs, actually incurred in connection with Borrower’s exercise of its Extension Option hereunder.

(h)Additional Documentation.  Borrower has executed or caused the execution of all documents reasonably required by Administrative Agent (if any) to determine whether the Extension Option Conditions have been satisfied.

At such time as Administrative Agent has determined whether the Extension Option Conditions have or have not been satisfied, Administrative Agent will promptly notify Borrower in writing thereof.  To the extent the Extension Option Conditions have not been satisfied, Administrative Agent will include in such written notice the specific condition or conditions which failed to be in compliance.

In the event that any of the Financial Covenants are not satisfied as a result of the inclusion of any particular Real Estate Asset as a Collateral Pool Property, then Borrower may, at its option, release such Collateral Pool Property or otherwise exclude it from the relevant calculations and repay the Outstanding Amount of the Loans (subject to the payment of any applicable funding losses resulting from prepayment of LIBOR Loans other than on the last day of the applicable Interest Period, including as provided in Section 3.5), such that the applicable Collateral Pool Property requirements and Financial Covenants are met.

Upon satisfaction of the Extension Option Conditions, the Maturity Date shall be extended by the applicable Extension Period, and the terms, conditions, and provisions of this Agreement and the other Loan Documents, as they may have been previously modified by Administrative Agent, Lenders, and the Loan Parties, will remain otherwise unmodified and in full force and effect.

If any Loan Party has deposited Cash Collateral with Administrative Agent pursuant to this Section 2.12 as a Financial Covenant Cure, and the condition that caused such Loan Party to deposit such Cash Collateral no longer exists or has otherwise been remedied, as evidenced by a Compliance Certificate delivered pursuant to Section 6.1(c), then upon written request of Borrower, Administrative Agent shall remit such Cash Collateral to Borrower.

Article 3

Interest, Fees, Yield Protection, etc.

Section 3.1Interest.

(a)Interest Rate Generally.  All ABR Loans shall bear interest at the Alternate Base Rate plus the Applicable Margin.  Each LIBOR Loan shall bear interest at a rate per annum equal to the sum of the Adjusted LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(b)Default Rate.

(i)Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any L/C Disbursement or any fee or other amount payable by the Borrower hereunder is not paid within five (5) days of when due (excluding the payment of principal due on the Maturity Date for which there shall be no grace period) upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii)Notwithstanding the foregoing, if an Event of Default has occurred and is continuing then, so long as such Event of Default is continuing, all outstanding principal of each Loan and all Unreimbursed Amounts in respect of L/C Disbursements (including L/C Borrowings) shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified herein, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)Computation of Interest.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate, Daily LIBOR Rate and LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 3.2Fees.

(a)Unused Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender, a facility unused fee (the “Unused Fee”), which shall accrue at a rate per annum equal to the Unused Fee Rate on the average daily unused amount of the Revolving Commitment of such Revolving Lender, during the period from and including the date which is the six (6) month anniversary of the Agreement Date but excluding the date on which such Revolving Commitment terminates.  The “Unused Fee Rate” shall be a rate per annum equal to (i) 15 basis points (0.15%) at any time when Total Revolving Outstandings exceed 50% of the aggregate Revolving Commitments, and (ii) 25 basis points (0.25%) at any time when Total Revolving Outstandings are less than or equal to 50% of the aggregate Revolving Commitments.  For purposes of computing Unused Fees, the Revolving Commitment of any Revolving Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s L/C Exposure.  Accrued Unused Fees shall be payable quarterly in arrears on the first (1st) Business Day of January, April, July and October of each year, each date on which the Revolving Commitments are permanently reduced and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the six (6) month anniversary of the Agreement Date.  All Unused Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)L/C Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of the Revolving Lenders a fee (the “L/C Participation Fee”) in Dollars for each Letter of Credit, at a rate per annum equal to the Applicable Margin multiplied by the average daily amount available to be drawn under such Letter of Credit, and (ii) to the L/C Issuer for its own account a fee (the “L/C Fronting Fee”), which shall accrue at the rate or rates per annum set forth in the Fee Letter on the average daily amount of the L/C Obligations (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any L/C Obligations, as well as the L/C Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued L/C Participation Fees and L/C Fronting Fees shall be payable quarterly in arrears on the first (1st) Business Day of January, April, July and October of each year, commencing on the first such date to occur after the Agreement Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the L/C Issuer pursuant to this paragraph shall be payable within ten (10) days after written demand.  All L/C Participation Fees and L/C Fronting Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, L/C Participation Fees and L/C Fronting Fees, as applicable, shall be calculated at a rate per annum equal to the Default Rate.

(c)Extension Fee.  If the Borrower exercises its right to extend the Maturity Date for Revolving Loans and Revolving Commitments in accordance with Section 2.12, the Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Lender that at such time is a Defaulting Lender), a fee (the “Extension Fee”) equal to 0.10% of the amount of such Lender’s Revolving Commitment (whether or not utilized) as of the date of such extension. Such fee shall be due and payable in full no later than the effective date of such extension pursuant to Section 2.12, as a condition precedent to such extension.

(d)Fee Letter; Other Fees.  The Borrower agrees to pay (i) the fees set forth in the Fee Letter (without duplication of any fees already provided for in this Agreement), in the amounts set forth therein, to the Persons and for the account of the Persons identified therein; and (ii) to each Credit Party, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrower and such Credit Party, if any.

(e)Payment of Fees Generally.  All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds.  Fees and other amounts paid shall not be refundable under any circumstances.

Section 3.3Alternate Rate of Interest.

(a)Temporary Unavailability of LIBOR Rate.  If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(ii)the Administrative Agent is advised by Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or as otherwise permitted hereunder as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective, and (y) if any Request for Credit Extension requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)Benchmark Replacement Setting

(i)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such

Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (other than Benchmark Replacement Conforming Changes made in accordance with clause (b) below) so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period, provided that the failure to give such notice under this clause (v) shall not affect the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).

(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period. Upon the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of any Loans to be made, converted or continued with respect to the then-current Benchmark during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, (i) the obligation of the Lenders to make or maintain Loans with respect to such Benchmark shall be suspended, (ii) any request for a Borrowing of, conversion to or continuation of Loans with respect to such Benchmark shall be ineffective and will be deemed to have been a request for a Borrowing of or conversion to ABR Loans, and (iii) the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 3.4 Increased Costs; Illegality.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the L/C Issuer;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrower will pay to such Lender, the L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Applicable Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Illegality. Notwithstanding any other provision of this Credit Agreement, if, after the Agreement Date, any Change in Law shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)such Lender may declare that LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into LIBOR Loans, whereupon any request for a LIBOR Borrowing or to convert an ABR Borrowing to a LIBOR Borrowing or to continue a LIBOR Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a LIBOR Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii)such Lender may require that all outstanding LIBOR Loans made by it be converted to ABR Loans, in which event all such LIBOR Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans, as applicable.  For purposes of this paragraph, a notice to the Borrower by any Lender shall be effective as to each LIBOR Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.5Break Funding Payments.  In the event of (a) the payment or prepayment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of a bankruptcy filing, or otherwise), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(a) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by the Borrower pursuant to Section 3.7(b), then, in any such event, the Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event.  In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 3.6Taxes.

(a)Defined Terms.  For purposes of this Section 3.6, the term “Lender” includes the L/C Issuer and the term “applicable law” includes FATCA.

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Loan Parties.  Each of the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Loan Parties.  Each of the Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.6, such Loan Party shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.6(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (A) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-

8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds.  If any party receives a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i)Survival.  Each party’s obligations under this Section 3.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Termination Date.

(j)Confidentiality.  Nothing contained in this Section shall require any Credit Party or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.

Section 3.7Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4 or Section 3.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.4 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 3.7(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender or has failed or refused, for any reason, to make available to Administrative Agent its pro rata share of any Loan (including an advance for a new Collateral Pool Property) or participation in a Letter of Credit and such failure has not been cured (a “Non-Funding Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.4 or Section 3.6) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)unless waived by the Administrative Agent in its sole discretion, the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.6, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with applicable law; and

(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented (or is willing to consent upon becoming a Lender) to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Article 4

Conditions Precedent to Credit Extensions; COLLATERAL POOL PROPERTIES

Section 4.1Conditions to Initial Credit Extensions.  The effectiveness of this Credit Agreement and the obligation of each Lender and the L/C Issuer to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or waiver of the following conditions precedent:

(a)Credit Agreement. The Administrative Agent (or its counsel) shall have received a counterpart of this Credit Agreement (which may include facsimile transmission or electronic mail transmission of a signed signature page of this Credit Agreement) that, when taken together, bear the signatures of Holdings, the Borrower and each Lender.

(b)Notes. The Administrative Agent shall have received a Note for each Lender that shall have requested one, signed on behalf of the Borrower.

(c)Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the Closing Date) from Greenberg Traurig, LLP and Buckingham, Doolittle & Burroughs, LLP, counsel to the Loan Parties, in form, scope and substance reasonably satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinions.

(d)Organizational Documents; Incumbency Certificates.  The Administrative Agent shall have received:

(i)The articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State (or comparable official) of the state of formation of such Loan Party;

(ii)A certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date by the Secretary of State (or comparable official) of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (or comparable official and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified;

(iii)A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, and the officers of the Borrower then authorized to deliver Committed Loan Notices and notices of prepayment; and

(iv)Copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (x) the partnership agreement, by-laws, or limited liability company operating agreement, as applicable, and/or other comparable document in the case of any other form of legal entity and (y) all partnership, corporate, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(e)Fees and Expenses. Substantially contemporaneously with the making of the Loans to be made on the Closing Date, the Borrower shall have paid all fees and expenses that under the terms hereof or of the Fee Letter are due and payable on or prior to the Closing Date, as well as the reasonable fees, disbursements and other charges of counsel to the Administrative Agent and the Lead Arranger in connection with the Transactions to the extent invoiced on or prior to the Closing Date.

(f)Collateral and Guarantee Requirement.

(i)The Collateral Documents set forth in Schedule 4.1(f) shall have been duly executed and/or delivered by each Loan Party that is to be a party thereto and shall be in full force and effect.  Subject only to recording or filing as applicable, in accordance with paragraph (iv) below, the Mortgages and the other Collateral Documents create a valid and perfected first priority Lien on the Collateral Pool Properties and other Collateral described therein, subject to the Permitted Encumbrances, to the satisfaction of Administrative Agent and its counsel; and

(ii)With respect to each Initial Collateral Pool Property, the Administrative Agent shall have received the following:

(A)an Appraisal in form and substance acceptable to Administrative Agent, and completed within sixty (60) days prior to the Closing Date, or such earlier date as the Administrative Agent shall accept;

(B)(1) a current and certified rent roll, (2) true, correct, and complete copies of all Leases, including all lease guaranties, (3) with respect to any multifamily or other multi-tenant Real Estate Asset, Borrower’s standard form of lease(s) for review and approval, (4) an estoppel certificate from the tenant under each commercial Lease, and (5) subordination, attornment and non-disturbance agreements for each Major Lease and for Leases comprising 75% of the Property NOI derived from commercial Leases for such Real Estate Asset, each in form and substance reasonably satisfactory to the Administrative Agent and Lenders;

(C)a lender’s title insurance policy, insuring the first-priority Lien of the Mortgage on such Initial Collateral Pool Property, and otherwise showing no exceptions to title (other than Eligible Property Permitted Liens) unacceptable to Administrative Agent, or with the consent of the Administrative Agent, an executed commitment to issue an owner’s title insurance policy in pro forma form reasonably acceptable to the Administrative Agent, and such other evidence of the perfection of the security interests in the Collateral as Administrative Agent and its counsel may reasonably require;

(D)a current ALTA survey prepared by a surveyor licensed in the State where such Initial Collateral Pool Property is located and reasonably satisfactory to Administrative Agent;

(E)a current Phase I Environmental Report and property condition report in form and substance reasonably satisfactory to the Administrative Agent, collectively evidencing that such Real Estate Asset is free from any presence of Hazardous Materials and material structural issues (other than those accepted by the Administrative Agent and the Required Lenders), and there has been no material unrepaired or unrestored damage or destruction by fire or otherwise to any of the real or tangible personal property comprising or intended to comprise the Collateral;

(F)evidence that the current and anticipated use of such Real Estate Asset and all existing and proposed improvements thereto comply with applicable federal, state, and local zoning ordinances, regulations, and any restrictive covenants of record, which evidence may comprise a zoning report dated within six (6) months of the Closing Date and reasonably acceptable to Administrative Agent and loan policy of title insurance providing endorsements and coverage reasonably acceptable to Administrative Agent;

(G)evidence that all licenses and permits and private approvals of every nature whatsoever, if any, which are reasonably necessary in order to allow the operation of the Real Estate Asset as needed under applicable law have been duly and finally received with all appeal periods therefrom having elapsed, with no appeal having been taken therefrom, and with no violations existing under the terms thereof, which evidence may comprise a zoning report dated within six (6) months of the Closing Date and reasonably acceptable to Administrative Agent and loan policy of title insurance providing endorsements and coverage reasonably acceptable to Administrative Agent; and

(H)any other due diligence as reasonably requested by the Administrative Agent; and

(iii)proper UCC-1 financing statements and fixture filings in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Documents covering the Collateral; and

(iv)arrangements reasonably satisfactory to the Administrative Agent shall have been made for the recording or filing of the Mortgages and other Collateral Documents (and/or proper notices or UCC-1 financing statements or fixture filings in respect thereof) in order to perfect the Liens of the Administrative Agent in the Collateral as determined by the Administrative Agent. In addition, all Collateral items required to be physically delivered to the Administrative Agent thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Secured Obligations and the delivery of the Notes shall have been paid in full by the Loan Parties; provided that the Mortgages may be recorded promptly following the Closing Date so long as the title company has issued the title policies (or arrangements reasonably satisfactory to the Administrative Agent shall have been made therefor).

(g)Lien Searches.  Administrative Agent has received and approved (i) the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, and (ii) such other UCC, litigation, bankruptcy, and other searches against the Loan Parties and such other parties as Administrative Agent requires.

(h)Guarantee Agreement.  The Guarantee Agreement shall have been duly executed and delivered by each Loan Party that is to be a party thereto and shall be in full force and effect.

(i)Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate attesting to the Solvency of each Loan Party on the Closing Date immediately before and after giving effect to the Transactions, from the chief financial officer or an authorized person performing similar function of the Borrower.

(j)Committed Loan Notice; Letter of Credit Application.  The Administrative Agent shall have received a completed Committed Loan Notice and/or Letter of Credit Application, duly executed by a Responsible Officer of the Borrower with respect to any Credit Extensions to be made on the Closing Date.

(k)Insurance.  The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents, including without limitation the insurance requirements of Section 6.10, has been obtained and is in effect and that the Administrative Agent has been named as lender’s loss payee and/or additional insured, as applicable, under each insurance policy with respect thereto and all endorsements thereto have been delivered, in each case, in accordance with the terms of the Loan Documents, and the Administrative Agent is otherwise satisfied with all of the insurance arrangements of the Loan Parties.

(l)Pro-Forma Compliance Certificate. The Administrative Agent shall have received a Compliance Certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants on a Pro Forma Basis immediately after giving effect to the Transactions occurring on the Closing Date.

(m)Collateral Pool Availability Certificate. The Administrative Agent shall have received a Collateral Pool Availability Certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, setting forth reasonably detailed calculations required to establish the Collateral Pool Availability as of the Closing Date.

(n)USA PATRIOT Act; KYC. At least five days prior to the Closing Date, each Lender shall have received:

(i)any and all documentation and other information requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act; and

(ii)to the extent the Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to the Borrower.

(o)Financial Statements.  The Administrative Agent shall have received (i) the Audited Financial Statements, and (ii) the Unaudited Financial Statements.

(p)Legal Impediments.  No law or regulation shall be applicable to the Loan Parties that restrains, prevents or imposes materially adverse conditions upon the Credit Facilities.

(q)No Material Adverse Effect. There shall not have occurred a Material Adverse Effect or any event or circumstance that would reasonably be expected to result in a Material Adverse Effect and the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower to the foregoing effect.

(r)Financial Officer Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower confirming that the conditions set forth in paragraph (p) of this Section 4.1 and clauses (a) and (b) of Section 4.2 shall be satisfied.

For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or reasonably acceptable or reasonably satisfactory to the Lead Arranger, Administrative Agent or such Lender, as the case may be, unless such Lender has notified the Administrative Agent of any disagreement prior to the initial Credit Extensions hereunder.  Notwithstanding the foregoing, the obligations of the Lenders to make Credit Extension and of the L/C Issuer to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived pursuant to Section 10.2) at or prior to 5:00 p.m. on July 23, 2021 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

By Administrative Agent’s execution and delivery of this Agreement, Administrative Agent hereby confirms that the conditions specified in this Section 4.1 have been satisfied as of the Agreement Date.

Section 4.2Conditions to All Credit Extensions.  The obligation of each Lender or the L/C Issuer, as the case may be, to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Loans) is subject to the satisfaction of the conditions in Section 4.1 and the following additional conditions precedent:

(a)Each of the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)No Material Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom (including compliance with the Collateral Pool Availability after giving effect to the making of the requested Loans).

(c)The Administrative Agent and, if applicable, the L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)The Administrative Agent shall have received and the Required Lenders shall have approved the Due Diligence Package with respect to the Collateral Pool Property to be financed by such Credit Extension, in accordance with Section 4.3(b), and all conditions precedent set forth in Section 4.3(b)(iii) shall have been satisfied with respect to such Collateral Pool Property.

(e)In the case of a Borrowing under an Incremental Facility, each of the applicable requirements set forth in Section 2.11 shall have been satisfied.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.2(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.3Initial Collateral Pool Properties; Collateral Pool Property Requests.

(a)Initial Collateral Pool Properties.  The Secured Obligations shall be secured by a first priority lien and security interest granted in favor of the Administrative Agent for the benefit of the Lenders, the Administrative Agent and the Swap Providers on the Collateral (subject to Eligible Property Permitted Liens). Each of the Eligible Properties constituting the Initial Collateral Pool Properties shall be a Collateral Pool Property unless and until it is released or disqualified as such pursuant to Section 4.4(a) or (b).

(b)Additional Collateral Pool Properties.

(i)Notice and Due Diligence Package. If at any time the Borrower desires that an Eligible Property be approved as a Collateral Pool Property, the Borrower shall so notify the Administrative Agent in writing (a “Collateral Pool Property Request”), a copy of which the Administrative Agent shall provide to the Lenders. In connection with each Collateral Pool Property Request, the Borrower shall deliver to the Administrative Agent the following due diligence package with respect to such Eligible Property, which shall be in form and substance reasonably satisfactory to the Administrative Agent (the “Due Diligence Package”):

(A)each of the following: (i) a Compliance Certificate, executed by an Authorized Financial Officer or other Responsible Officer of the Borrower, demonstrating compliance with the Financial Covenants on a Pro Forma Basis; and (ii) a Collateral Pool Availability Certificate showing the revised Collateral Pool Properties on a Pro Forma Basis after giving effect to the addition of the requested Eligible Property;

(B)a new Appraisal for such Eligible Property ordered by Administrative Agent and completed within sixty (60) days prior to the approval of the same as a Collateral Pool Property;

(C)current rent rolls and cash flow and operating statement projections, including any near term capital expenditures, showing prior year, year-to-date and projected performance and budget;

(D)historical operating statements and rent rolls associated with such Eligible Property;

(E)copies of Leases, certificates of occupancy, site plans, and market information association with such Eligible Property;

(F)each of the following: (i) a current Phase I Environmental Report, dated within six (6) months (or such longer time frame approved by the Administrative Agent) of the date an Eligible Property is added as a Collateral Pool Property and reliance letter addressed to Administrative Agent on behalf of the Lenders with respect to the same (to the extent requested by Administrative Agent), (ii) a current property condition report and reliance letter addressed to Administrative Agent on behalf of the Lenders with respect to the same (to the extent requested by Administrative Agent), (iii) a probable maximum loss study for any Eligible Property located in a seismic zone and reliance letter addressed to Administrative Agent on behalf of the Lenders with respect to the same (to the extent requested by Administrative Agent), and (iv) evidence of fee title (or leasehold title if applicable) and a current survey and zoning report, in each case of the survey and zoning report dated within six (6) months of the date an Eligible Property is added as a Collateral Pool Property (or other satisfactory survey and zoning information, together with evidence of compliance with zoning to the extent reasonably requested by the Administrative Agent), collectively evidencing that such Eligible Property is free from any presence of Hazardous Materials and material structural issues (other than those accepted by the Administrative Agent and the Requisite Lenders);

(G)to the extent the Eligible Property is not owned by an existing Loan Party, formation and governing documents of the Person that owns such Eligible Property that will become a Borrower or Subsidiary Guarantor, and of each Person that holds a direct or indirect Equity Interest in such Person;

(H)Evidence of insurance and owners’ title insurance policies, or with the consent of the Administrative Agent, an executed commitment to issue a lender’s title insurance policy in a pro forma form reasonably acceptable to Administrative Agent, which final issue may be “held open” in anticipation of future financing (together with copies of all exception documents); and

(I)any other preliminary due diligence as reasonably requested by the Administrative Agent.

(ii)Review and Approval. Each of the Lenders shall be furnished with the items set forth in clauses (i)(A)-(H) and such other items delivered as part of the Due Diligence Package as shall be requested by it, and such items shall be reasonably satisfactory to the Required Lenders. The Administrative Agent and the Required Lenders shall endeavor to approve or reject such Collateral Pool Property Request within fifteen (15) Business Days following receipt of a complete copy of the applicable Due Diligence Package, and the Lenders agree not to unreasonably withhold, delay or condition approval of a Collateral Pool Property. Any such approval shall be subject to the satisfaction of the requirements set forth in Section 4.3(b)(iii). For the avoidance of doubt, if any of the conditions set forth below are not satisfied in the reasonable discretion of the Administrative Agent (including any documentation delivered under the Due Diligence Package) with respect to any Real Estate Asset, then unless any such requirement has been waived in writing by the Administrative Agent and the Required Lenders, such Real Estate Asset shall not become a Collateral Pool Property.

(iii)Conditions Precedent to Effectiveness. An Eligible Property that has been approved pursuant to Section 4.3(b)(ii) shall be included in the calculation of Collateral Pool Availability as a Collateral Pool Property upon the delivery of each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(A)if the Eligible Property is not owned by an existing Subsidiary Guarantor, a Subsidiary Joinder Agreement pursuant to which the Person that owns such Eligible Property (and each other direct or indirect owner of such new Subsidiary Guarantor that is a Subsidiary of the Borrower) becomes a Subsidiary Guarantor, all such Subsidiary Guarantors to be Wholly-Owned Subsidiaries of the Borrower, except to the extent otherwise permitted under clause (b) of the definition of “Eligible Property”;

(B)a Mortgage securing the Secured Obligations (it being acknowledged that certain Mortgages, with the approval of the Administrative Agent, may provide for a limitation on the principal amount of the Loans and Commitments secured thereby to an amount equal to 110% of the Collateral Pool Property Value of the Eligible Property to which such Mortgage relates), such Mortgage to include an Assignment of Leases and Rents and Assignment of Licenses, Permits and Contracts, unless otherwise required by the Administrative Agent;

(C)an Environmental Indemnity in form and substance substantially similar to the Environmental Indemnity executed and delivered by the Loan Parties as of the Closing Date;

(D)evidence that all Leases with respect to such Eligible Property name the applicable Subsidiary Guarantor as “landlord” or “lessor” thereunder, whether by amendment, assignment or otherwise;

(E)the Management Agreement with respect to such Eligible Property and an Assignment and Subordination of Management Agreement in respect of the same;

(F)UCC financing statements and fixture filings required by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;

(G)a title insurance policy, issued by a title insurance company reasonably acceptable to the Administrative Agent (or, as applicable, the delivery of applicable title policy endorsements or a new title policy with tie-in or aggregation endorsements to existing title policies), insuring the lien of the Mortgage as a first lien on the Eligible Property and showing no exceptions to title unacceptable to Administrative Agent other than Eligible Property Permitted Liens and otherwise in form and substance, and with endorsements, reasonably satisfactory to the Administrative Agent (and including copies of all exception documents);

(H)an estoppel certificate from the tenant under each commercial Lease at such Eligible Property;

(I)a subordination, attornment and non-disturbance agreement with respect to any Major Lease and Leases comprising 75% of the Property NOI derived from commercial Leases for such Real Estate Asset;

(J)with respect to any Eligible Property that is a multifamily or other multi-tenant Real Estate Asset, Borrower’s standard form of lease(s);

(K)evidence that all applicable Reserve Accounts required by Administrative Agent under Section 6.17 in connection with such Eligible Property (if any) have been opened, and a Deposit Account Control Agreement in respect of the same;

(L)an opinion of counsel (including local counsel, as required by the Administrative Agent) to the new Subsidiary Guarantor, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent, in the jurisdiction in which such new Subsidiary Guarantor is organized and an opinion of local counsel admitted to practice in the jurisdiction in which such Eligible Property is located;

(M)the deliverables described in Sections 4.1(d) with respect to the new Subsidiary Guarantor;

(N)a Collateral Pool Availability Certificate calculated as of the end of the then most recently ended Measurement Period for which a Collateral Pool Availability Certificate has been delivered pursuant to Section 6.1 (giving Pro Forma Effect to the addition of such Eligible Property as a Collateral Pool Property and any other Collateral Pool Properties added since the end of such Measurement Period);

(O)a certificate signed by a Responsible Officer of the Borrower, certifying the following as of the effective date of such Collateral Pool Property Request approval, both immediately before and immediately after giving effect thereto: (A) that no Material Default exists, (B) that the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which it is a party are true and correct in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality) on and as of such date with the same force and effect as if made on and as of such date, except (i) to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in such respects on and as of such earlier date) and (ii) to the extent no longer true or correct because of events that do not constitute a Default, and (C) that such Eligible Property satisfies the requirements of an “Eligible Property” set forth in the definition thereof and that all of the Financial Covenants have been satisfied (setting forth calculations demonstrating such compliance);

(P)Lien search results (consistent with Section 4.1(g)), to the extent requested by the Administrative Agent;

(Q)any reasonable, actual out-of-pocket fees payable to the Administrative Agent in connection with such Collateral Pool Property Request (including the reasonable fees, charges and disbursements of outside counsel to the Administrative Agent), and any applicable fees set forth in the Fee Letter;

(R)all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti- money laundering rules and regulations, including USA PATRIOT Act, including any SS4 to the extent requested by the Administrative Agent, a properly completed and signed IRS Form W-8 or W-9, as applicable, and the Beneficial Ownership Certification for each such new Subsidiary Guarantor;

(S)evidence that no portion of the Eligible Property is located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or, if any such Eligible Property is located in such an area, unless the improvements located on such Eligible Property are excluded from the applicable Mortgage (as determined by the Administrative Agent in its sole discretion), flood hazard insurance reasonably acceptable to Administrative Agent and each Lender in its sole discretion;

(T)certificates of insurance and endorsements and other evidence reasonably satisfactory to the Administrative Agent of compliance with the insurance requirements of this Agreement; and

(U)such other documents, agreements and instruments related to the approval or denial of the Collateral Pool Property Request as the Administrative Agent on behalf of the Lenders may reasonably request.

In connection with the addition of the Eligible Property as a Collateral Pool Property and the execution and delivery of the Mortgage and other applicable Collateral Documents, the Borrower shall be responsible for any reasonable, actual out-of-pocket fees, costs or expenses incurred by Administrative Agent (including the reasonable fees, charges and disbursements of outside counsel to the Administrative Agent); any required mortgage recording, intangibles or transfer taxes; any title insurance premiums; any recording charges or other amounts payable in connection with the recording of the Mortgages and Collateral Documents.

Section 4.4Release of Collateral Pool Properties; Disqualification of Collateral Pool Properties.

(a)Release of Collateral Pool Properties. From time to time the Borrower may request, upon not less than ten (10) Business Days’ prior written notice to the Administrative Agent, that a Collateral Pool Property ceases to be a Collateral Pool Property and that the Mortgage and the other Collateral Documents on or relating to the affected Collateral Pool Property be discharged (solely with respect to such Collateral Pool Property), which release may be effected by the Administrative Agent, without further consent of the Lenders, if all of the following conditions are satisfied as of the date of such release:

(i)the Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower, certifying that no Material Default exists or will exist immediately after giving effect to such release and the reduction of Collateral Pool Availability by reason of such release (unless such monetary Default, material non-monetary Default or Event of Default will be cured to the reasonable satisfaction of the Administrative Agent as a result of such release);

(ii)the Borrower shall have delivered to the Administrative Agent a Collateral Pool Availability Certificate demonstrating on a Pro Forma Basis that the aggregate principal amount of all outstanding Loans will not exceed the Collateral Pool Availability or the aggregate Revolving Commitments of all Lenders, in each case after giving effect to such release and any prepayment required pursuant to Section 2.7(c) to be made and/or the acceptance of any Eligible Property as an additional or replacement Collateral Pool Property to be given concurrently with such request;

(iii)the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that the Financial Covenants will continue to be satisfied (to be calculated as of the end of the then most recently ended Measurement Period for which a

Collateral Pool Availability Certificate has been delivered pursuant to Section 6.1 but giving Pro Forma Effect to the release of such Collateral Pool Property and giving effect to the addition and/or release of any other Collateral Pool Properties added or released, as applicable, since the end of such Measurement Period);

(iv)the Borrower shall have paid any amounts as are required in order to ensure that the aggregate principal amount of all outstanding Loans will not exceed the Collateral Pool Availability or the aggregate Revolving Commitments of all Lenders, in each case after giving effect to such release; and

(v)the Borrower shall have paid to the Administrative Agent all reasonable, actual out-of-pocket costs and expenses, including reasonable outside attorneys’ fees, incurred by the Administrative Agent in connection with such release.

Upon satisfaction of the foregoing conditions, Administrative Agent shall, as soon as is reasonably practicable, execute such documents and take such actions as necessary to effectuate the release of such Collateral Pool Property from the Lien in favor of Administrative Agent pursuant to the Loan Documents and to release such Collateral Pool Property from the requirements of a “Collateral Pool Property” hereunder and thereunder and the Loan Party owning such Collateral Pool Property from obligations solely with respect to the Collateral Pool Property, other than obligations that survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.

(b)Disqualification of Collateral Pool Properties. A Collateral Pool Property shall cease to be a Collateral Pool Property and shall be excluded from the calculation of Collateral Pool Availability if (i) such Collateral Pool Property ceases to be an Eligible Property (subject to any cure right set forth in Section 5.16(c) and Borrower’s exercise of an Eligible Property Cure and without limitation of Section 2.7(c)) or (ii) the Administrative Agent ceases to hold a valid and perfected first priority Lien (subject to Eligible Property Permitted Liens) on the fee interest (or leasehold interest, if such Collateral Pool Property is subject to a Qualifying Ground Lease) in such Collateral Pool Property pursuant to a Mortgage.

(c)Release of Subsidiary Guarantor. In the event that all Collateral Pool Properties owned by a Subsidiary Guarantor shall have been released as Collateral for the Secured Obligations in accordance with the terms of this Agreement, then such Subsidiary Guarantor shall, upon the written request of the Borrower, be released by the Administrative Agent from liability under this Agreement and the other Loan Documents, other than obligations that survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.

4.5Frequency of Collateral Pool Availability Calculations.  Initially, Collateral Pool Availability shall be the amount set forth as such in the Collateral Pool Availability Certificate delivered under Section 4.1(m). Thereafter, Collateral Pool Availability shall be the amount set forth as such in the Collateral Pool Availability Certificate most recently delivered under Sections 4.3, 4.4 and 6.1 or otherwise as required by this Agreement.

Article 5

Representations and Warranties

Each of the Loan Parties represent and warrant to the Administrative Agent and the Lenders as of the date hereof and as of each date that such representations and warranties are remade that:

Section 5.1Existence, Qualification and Power; Compliance with Laws.  Each Loan Party (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c) or (d), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Loan Party is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintains all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.2Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party, and the consummation of the Transactions, are within such Loan Party’s corporate, limited liability company or other analogous powers, have been duly authorized by all necessary corporate, limited liability company or other analogous action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or to the knowledge of the Loan Parties affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) to the knowledge of the Loan Parties violate any law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.3Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) to the knowledge of the Loan Parties the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, except for (i) filings and recordings necessary to satisfy the Collateral and Guarantee Requirement, and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Section 5.4Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.5Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements and Unaudited Financial Statements:

(i)fairly present the financial condition of Holdings, the Borrower, and the Subsidiary Guarantors, as applicable, as of the dates thereof and its results of operations for the period covered thereby in accordance with an Acceptable Accounting Method consistently applied throughout the periods covered thereby, subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of footnotes; and

(ii)show all material Indebtedness and other liabilities, direct or contingent, of Holdings, the Borrower and the Subsidiary Guarantors, as applicable, as of the date thereof, including liabilities for Taxes, material commitments and contingent obligations.

(b)Since December 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.6Litigation. Other than the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against any Loan Party or, to the knowledge of the Borrower, threatened in writing against the Loan Parties (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve or affect, or that purport to or would reasonably be expected to involve or affect, any Loan Document or the Transactions.  Since the Agreement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 5.7Environmental Matters.

(a)Except for the Disclosed Matters and except for Environmental Claims which have been fully resolved with no remaining obligations or conditions:

(i)each Loan Party possesses all Environmental Permits required under applicable Environmental Law to conduct its respective businesses and is, and within applicable statutes of limitation, has been, in material compliance with the terms of such Environmental Permits.  No Loan Party has received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed;

(ii)to the knowledge of the Loan Parties, the execution and delivery of this Credit Agreement and the consummation by the Loan Parties of the Transactions does not require any notification, registration, reporting, filing, investigation, or environmental response action under any Environmental Law;

(iii)each of the Loan Parties is currently, and within applicable statutes of limitation, has been, in material compliance with all applicable Environmental Law;

(iv)no Loan Party has received (A) written notice of any pending or threatened civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information under any Environmental Law, or (B) written notice of actual or potential liability under any Environmental Law including any Environmental Liability that such Loan Party may have retained or assumed either contractually or by operation of law or of any Environmental Claim, in either case with respect to clauses (A) or (B) that reasonably would be expected to result in a Material Adverse Effect.  No Loan Party has knowledge of any circumstances that reasonably would be expected to result in a material Environmental Liability;

(v)as of the Agreement Date, to the knowledge of the Loan Parties: (A) no property or facility currently, owned, operated or leased by any Loan Party, and (B) no property at which Hazardous Materials generated, owned or controlled by any Loan Party, have been stored, treated or disposed of, have been identified by a Governmental Authority as recommended for or requiring environmental assessment and/or response actions under Environmental Law;

(vi)(A) there has been no disposal, spill, discharge or Release of any Hazardous Material generated, used, owned, stored or controlled by any Loan Party, on, at or under any property currently owned, leased or operated by any Loan Party, (B) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case (A) or (B), that reasonably would be expected to require investigation, removal, remedial or corrective measures by any Loan Party or that reasonably would result in material liabilities of, or material losses, damages or costs to any Loan Party under any Environmental Law, and (C) none of the Loan Parties has retained or assumed any liability contractually or by operation of law with regard to the generation, treatment, storage or disposal of Hazardous Materials or compliance with Environmental Law that would reasonably be expected to result in material expenditures by any Loan Party;

(vii)(A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently owned, leased or operated by any Loan Party, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any facility or property currently owned, leased or operated by any Loan Party, in either case (A) or (B) except in material compliance with applicable Environmental Laws or as would not result in material Environmental Liability;

(viii)no Lien has been recorded against any properties, assets or facilities currently owned, leased or operated by any Loan Party under any Environmental Law.

(b)Since the Agreement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c)The Loan Parties have provided to the Administrative Agent and its authorized representatives all material records and files, including all material assessments, reports, studies, analyses, audits, tests and data in their possession or under their control concerning any Environmental Claim, the existence of Hazardous Materials or any other environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by any Loan Party, or concerning compliance by any Loan Party with, or liability under any Environmental Law.

Section 5.8Ownership of Properties; Liens; Insurance.

(a)As of the Agreement Date, Schedule 4.3(a) is a complete and correct listing of all of the Real Estate Assets owned or leased by any Loan Party. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective Real Estate Assets, except for Permitted Liens.

(b)Without limiting the requirements of Section 6.10, the Real Estate Assets of the Loan Parties are insured with reputable and, to their knowledge, financially sound, insurance companies that are not Affiliates of the Borrower, against such risks and in such amounts as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

Section 5.9Casualty, Etc.  Other than the Disclosed Matters, neither the businesses nor the properties of any Loan Party are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.10Investment Company Status, Etc.  No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 5.11Taxes.  Each Loan Party has timely filed or caused to be filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being Contested in Good Faith and (b) failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  There are no Tax audits, deficiencies, assessments or other claims with respect to any Loan Party that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.12ERISA.

(a)Each Loan Party and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  No event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Pension Plan.  The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan.

(b)Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Loan Party and ERISA Affiliate has made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(c)There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan.  There has been no violation of the fiduciary responsibility rules of ERISA with respect to any Pension Plan.

(d)No Loan Party or ERISA Affiliate (i) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (ii) has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan, and (iii) has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(e)No such Pension Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code)

which would subject such Pension Plan or any other plan of any Loan Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Pension Plan or any such trust, to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(f)With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

Section 5.13Reserved.

Section 5.14Insurance.  Schedule 5.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties on the Agreement Date (including names of carriers, policy number, expiration dates, insurance types and coverage amounts). As of the Agreement Date, all premiums in respect of such insurance that are due and payable have been paid.

Section 5.15Federal Reserve Regulations, Etc. No Loan Party is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  Immediately before and after giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of each Loan Party’s assets as determined in accordance with Regulation U.  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X or (b) for any purpose that would violate any Anti-Corruption Laws or applicable Sanctions.

Section 5.16Collateral Pool Properties.

(a)Schedule 4.3(a) contains a correct and complete list of all Collateral Pool Properties as of the Closing Date, including applicable ownership information.

(b)With respect to each Collateral Pool Property from time to time:

(i)no Collateral Pool Property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law or, if any portion of the buildings on such Collateral Pool Properties are located within any such area, the Borrower or applicable Subsidiary Guarantor has obtained and will maintain through the Maturity Date the flood insurance prescribed in Section 6.10 hereof (including Schedule 6.10)

(ii)each of the Collateral Pool Properties and the present use and occupancy thereof are in material compliance with all zoning ordinances (without reliance upon adjoining or other properties), health, fire and building codes, land use laws (including those regulating parking) and Environmental Laws (except as disclosed in any environmental report delivered to and approved by the Administrative Agent and the Required Lenders (collectively, the “Approved

ESAs” and each individually, an “Approved ESA”) pursuant to this Agreement or as permitted under the definition of Eligible Property) and other applicable laws;

(iii)each of the Collateral Pool Properties is served by all utilities required for the current or contemplated use thereof;

(iv)all public roads and streets necessary for service of and access to each of the Collateral Pool Properties for the current or contemplated use thereof have been completed, and are open for use by the public, or appropriate insured private easements are in place;

(v)the Borrower is not aware of any material structural or other significant deficiency of the Collateral Pool Properties;

(vi)each of the Collateral Pool Properties is free of damage and material physical waste that would materially and adversely affect the value of such Collateral Pool Property, is in good condition and repair subject to any items set forth in any property condition report delivered to and approved by the Administrative Agent and the Required Lenders (collectively, the “Approved PCRs” and each individually, an “Approved PCR”) or as otherwise permitted under the definition of Eligible Property, and to the Borrower’s knowledge, there is no deferred maintenance other than ordinary wear and tear except as disclosed in the Approved PCRs;

(vii)each of the Collateral Pool Properties is free from damage caused by fire or other casualty that is not covered by proceeds of, or valid claims under, the insurance required by Section 6.10;

(viii)to the Borrower’s knowledge and except as may be disclosed in the Approved ESAs and Approved PCRs, in each case, all liquid and solid waste disposal, septic and sewer systems located on the Collateral Pool Properties are (i) in a good and safe condition and repair and (ii) in material compliance with all Applicable Laws with respect to such systems;

(ix)Except as disclosed on any survey delivered to and approved by the Administrative Agent with respect to the Collateral Pool Properties, all improvements on the Collateral Pool Properties lie within the boundaries and building restrictions of the legal descriptions of record of the Collateral Pool Properties, no improvements encroach upon easements benefiting the Collateral Pool Properties other than encroachments that do not materially adversely affect the use or occupancy of the Collateral Pool Properties and, to the Borrower’s knowledge, no improvements on adjoining properties encroach upon the Collateral Pool Properties or upon easements benefiting the Collateral Pool Properties other than encroachments that do not materially adversely affect the use or occupancy of the Collateral Pool Properties;

(x)(x) there are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Collateral Pool Properties except to the extent such items are being Contested in Good Faith and no loss, forfeiture, or sale of any interest in the Collateral Pool Properties is reasonably expected to occur during such proceedings; and (y) each of the Collateral Pool Properties is taxed separately without regard to any other property not included in the Collateral Pool Properties;

(xi)no condemnation proceeding or eminent domain action is pending or threatened (in writing) against any of the Collateral Pool Properties;

(xii)none of the Collateral Pool Properties is, nor is any direct or indirect interest of the Borrower or any Subsidiary Guarantor in any Collateral Pool Properties, subject to any Lien other than Eligible Property Permitted Liens or to any Negative Pledge (other than (i) the Liens and Negative Pledges created pursuant to the Loan Documents to secure the obligations of the Loan Parties and (ii) Permitted Encumbrances);

(xiii)each of the Mortgages creates a valid first priority Lien against the applicable Collateral Pool Property subject only to Eligible Property Permitted Liens.

(c)Cure by Removal of Collateral Pool Properties.  In the event any of the foregoing representations and warranties shall hereafter become untrue as to any Collateral Pool Property, such event shall not constitute a default by the Borrower, and the Borrower's compliance with such representation and warranty shall be deemed to be temporarily waived, so long as the Borrower shall remove such Collateral Pool Property from the Collateral Pool Properties and from the calculation of Collateral Pool Availability and shall cause the Collateral Pool Availability to be in compliance with the requirements of Section 7.12(e) after giving effect to such removal, while remaining in compliance with the requirements of Section 7.12(f)-(l) (treating such Real Estate Asset as a non-Collateral Pool Property), in each case by a date not later than thirty (30) days after the first occurrence of such non-compliance; provided that, in the Administrative Agent’s discretion, if the Borrower has provided evidence reasonably satisfactory to the Administrative Agent that it is either diligently in process of remedying the condition giving rise to the failure to meet the representation and warranty or otherwise raising capital to repay the Loans in the amount necessary to be in compliance with Collateral Pool Availability, the Administrative Agent may permit the Borrower an additional thirty (30) day period to comply.

Section 5.17Leases.  The Borrower has delivered to the Administrative Agent true copies of the Leases and any amendments thereto relating to each Collateral Pool Property included in Collateral Pool Availability as of the applicable date of determination. An accurate and complete (in all material respects) rent roll as of the date of inclusion of each Collateral Pool Property in Collateral Pool Availability with respect to all Leases of any portion of the Collateral Pool Property has been provided to the Administrative Agent. The Leases reflected on such rent roll constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Collateral Pool Property and in any buildings relating thereto. Except as reflected in the applicable rent roll (or in the applicable Lease), no tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments, tenant improvement allowances, lease buy-outs or abatements or credits. Each Collateral Pool Property which is the subject of a Major Lease is in compliance with the material requirements (including, without limitation, parking requirements) contained in such Major Lease.

Section 5.18Solvency.  Immediately before and after the consummation of each Transaction, each of the Loan Parties and the Subsidiary Guarantors are Solvent.

Section 5.19Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)Each Loan Party and its respective officers and employees and directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions. Neither any Loan Party nor any of their respective directors, officers or employees is a Sanctioned Person.  Each Loan Party has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Loan Party and its respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

(b)No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.  No part of the proceeds of the Loans or the Letters or Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

(c)Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including  the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”).  Each Loan Party is in compliance with applicable Anti-Terrorism Laws.

Section 5.20Reserved.

Section 5.21Accuracy of Information, Etc.

(a)Each Loan Party has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.22Labor Matters.  There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Loan Party, threatened.  To the knowledge of the Loan Parties after engaging in reasonably due inquiry and investigation, the hours worked by and payments made to employees of the Loan Parties have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  To the knowledge of the Loan Parties after engaging in reasonably due inquiry and investigation, all material payments due from the Loan Parties, or for which any claim may be made against any of the Loan Parties, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party. To the knowledge of the Loan Parties after engaging in reasonably due inquiry and investigation, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Loan Parties.

Section 5.23Absence of Certain Restrictions.  No indenture, certificate of designation for preferred stock, agreement or instrument to which any Loan Party is a party (other than this Credit Agreement), prohibits or limits in any way, directly or indirectly the ability of any Loan Party to make Restricted Payments or loans to, to make any advance on behalf of, or to repay any Indebtedness to, any Loan Party.

Section 5.24No Default.  To the knowledge of the Loan Parties, no Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that would reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing.

Section 5.25Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Credit Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 5.26Brokers’ Fees.  None of the Loan Parties has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents other than the closing and other fees payable pursuant to this Credit Agreement and as set forth in the Fee Letter.

Section 5.27EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

Section 5.28Existing Indebtedness.  Schedule 7.1 is, as of the Agreement Date, a complete and correct listing of all Indebtedness of the Loan Parties, including without limitation, Guarantees of the Loan Parties, and indicating whether such Indebtedness is secured in any manner by a Lien (and if so whether such Indebtedness is Non-Recourse Indebtedness or Recourse Indebtedness) or unsecured Indebtedness.

Section 5.29Material Contracts; Management Agreements.  Schedule 5.29 is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. Each of the Loan Parties party to any Management Agreement has performed and is in compliance in all material respects with all of the terms of such Management Agreement. To the knowledge of the Loan Parties, no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any Management Agreement, and no event of default by any Loan Party exists with respect to any other Material Contract that would reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, the Loan Parties have furnished to the Administrative Agent a true, correct and complete copy of each Management Agreement to which any Loan Party is a party.

Article 6

Affirmative Covenants

Until the Termination Date, each of the Loan Parties covenants and agrees with the Credit Parties that:

Section 6.1Financial Statements and Other Information.  The Borrower will furnish or caused to be furnished to the Administrative Agent and each Lender either in hard copy or by electronic communication (including by email, internet and intranet websites) pursuant to procedures reasonably approved by the Administrative Agent:

(a)within 120 days after the end of each Fiscal Year, the audited consolidated balance sheet of Holdings and Borrower together with the related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young or another registered independent public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent (for the avoidance of doubt, “Big Four” accounting firms shall be deemed approved (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower in accordance with an Acceptable Accounting Method;

(b)within 60 days after the end of each of the first three (3) fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of Holdings and Borrower and the related unaudited statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a consolidated basis in accordance with an Acceptable Accounting Method consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Borrower (i) stating whether any change in the applicable Acceptable Accounting Method or in the application thereof has occurred since the date of the Audited Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, (ii) containing either a certification that no Default exists or, specifying the nature of each such Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto, (iii) certifying that there have been no changes to the jurisdiction of organization or legal name of any Loan Party since the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, and (iv) attaching reasonably detailed calculations demonstrating compliance with Section 7.12.

(d)concurrently with any delivery of financial statements under clause (a) or (b) above, property operating statements with respect to each Collateral Pool Property, internally prepared and certified by a Financial Officer of the applicable Subsidiary Guarantor or Borrower, and including statements of income and expense and profit and loss, and a comparison of the budgeted income and expenses and the actual income and expenses for such fiscal quarter and year-to-date for such Collateral Pool Property, together with a detailed explanation of any material variances between budgeted and actual amounts for such periods;

(e)concurrently with the delivery of any Compliance Certificate under clause (c) above, the Management Discussion and Analysis section of Holdings’ 10-Q;

(f)concurrently with any delivery of financial statements under clause (a) or (b) above, and at such other times as may be required pursuant to this Agreement, a Collateral Pool Availability Certificate executed by a Financial Officer of the Borrower, setting forth in reasonable detail as at the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish Collateral Pool Availability as of such date. Except if there has been an Eligible Property Cure, the Borrower shall notify the Administrative Agent in writing of any failure, promptly upon becoming aware of such failure, of any Collateral Pool Property to continue to be an Eligible Property or otherwise meet the conditions to be a Collateral Pool Property;

(g)concurrently with any delivery of financial statements under clause (a) or (b) above, copies of any appraisals and/or independent valuations with respect to the Collateral Pool received by Borrower during the applicable fiscal quarter; and

(h)promptly following any request therefor, (i) such other information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Corruption and Anti-Terrorism Laws (including those passed pursuant to the USA PATRIOT Act), and (ii) such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary Guarantor, or compliance with the terms of the Loan Documents, as any Credit Party may reasonably request.

Section 6.2Notices of Material Events.  Each of Holdings and the Borrower will furnish or caused to be furnished to the Administrative Agent each Lender prompt written notice of the following:

(a)the occurrence of any Default that any Loan Party obtains actual knowledge of, specifying the nature and extent thereof;

(b)the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against, or affecting, any Loan Party that would reasonably be expected to result in a Material Adverse Effect;

(c)if requested by Administrative Agent from time to time, copies of any annual report required to be filed in connection with each Pension Plan or Foreign Plan, and as soon as possible after, and in any event within 10 days after any Loan Party or any ERISA Affiliate obtains knowledge that, any ERISA Event (or any similar event with respect to a Foreign Plan) has occurred that, alone or together with any other ERISA Event (or any similar event with respect to a Foreign Plan) would reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount exceeding $50,000;

(d)as soon as possible and in no event later than five (5) Business Days after the receipt by any Loan Party, of a copy of any notice, summons, citation or other written communication concerning any actual, alleged, suspected or threatened violation of any Environmental Law by, Environmental Claim against or Environmental Liability of, any Loan Party, in each case, which would reasonably be expected to have a Material Adverse Effect;

(e)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be;

(f)intentionally omitted;

(g)promptly after any Loan Party (i) being required to file reports under Section 15(d) of the Securities Exchange Act of 1934, or (ii) registering securities under Section 12 of the Securities Exchange Act of 1934;

(h)intentionally omitted;

(i)any change in property manager under, or termination or cancellation of, an Approved Management Agreement;

(j)any notice of a default or event of default sent by a Loan Party or received by a Loan Party under any Approved Management Agreement or other Material Contract, or any Major Lease to which any Loan Party is a party or by which any Loan Party or any of its respective properties may be bound;

(k)the occurrence of any other development that, in Borrower’s good faith determination, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; and

(l)any change in the information provided in the most recently delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the Borrower or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3Existence; Conduct of Business.  Each Loan Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any sale, lease, transfer or other disposition permitted by Section 7.5.

Section 6.4Payment and Performance of Obligations.  Each Loan Party will pay or perform its obligations, including Tax liabilities, that, if not paid or performed, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being Contested in Good Faith and (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect, provided that nothing in this Section shall be deemed to require any Loan Party to pay any subordinated Indebtedness in violation of the subordination provisions applicable thereto.  Without limiting the foregoing, the Loan Parties hereby agree to (i) diligently enforce the provisions of that certain Tax Escrow Agreement dated as of May __ 2021 between 10801 Madison Avenue Owner LLC, a Delaware limited liability company, 10801 Madison LLC, an Ohio limited liability company, and Guardian Title & Guaranty Agency, Inc. (the “Cleveland Escrow Agreement”), and timely pay any deficiency thereunder to ensure that the Final 2019 Tax Bill and Final 2020 Tax Bill (as such terms are defined in the Cleveland Escrow Agreement) are paid in full prior to delinquency; and (ii) promptly deliver to Administrative Agent copies of any and all notices given or received under the Cleveland Escrow Agreement, and copies of any and all decisions, orders, appeals, and/or settlements received by the Loan Parties in connection with the 2020 Tax Complaint (as defined in the Cleveland Escrow Agreement).

Section 6.5Maintenance of Properties.  In addition to the requirements of any of the other Loan Documents, the Loan Parties shall, and subject to the casualty and condemnation provisions set forth in Section 6.11, make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, in accordance with the Borrower’s reasonable business judgment. Each Collateral Pool Property shall have a property manager reasonably satisfactory to the Administrative Agent, it being understood and agreed that any property manager party to an Approved Management Agreement is satisfactory to the Administrative Agent.

Section 6.6Books and Records; Inspection Rights.  Each Loan Party will (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by any Credit Party, upon reasonable prior notice, to visit and inspect, examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accounting firm, all at the reasonable expense of the Borrower and at such reasonable times and as often as reasonably requested; provided, however, during the existence of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.7Compliance with Laws; Material Contracts.  Each Loan Party will comply with (a) all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and (b) all terms and conditions of all Material Contracts to which it is a party, including, without limitation, each Management Agreement to which any Loan Party is a party, and its respective partnership agreement, articles of incorporation or organization, bylaws, limited liability company agreement, or other similar Organizational Documents.  In addition, and without limiting the foregoing sentence, each Loan Party will comply with all applicable Environmental Laws in all material respects, and will comply with Anti-Corruption Laws, applicable Sanctions and the USA PATRIOT Act and the regulations promulgated thereunder in all respects.

Section 6.8Use of Proceeds.

(a)The proceeds of the Loans and the Letters of Credit will be used solely (a) to finance or reimburse a Loan Party for the acquisition and development of Collateral Pool Properties and to make other Investments permitted hereunder, (b) to repay existing debt of the Borrower (including refinancing of existing debt), (c) to finance tenant improvements, leasing commissions, and capital expenditures of the Borrower and the Subsidiary Guarantors with respect to Collateral Pool Properties, (d) for other general corporate working capital purposes not inconsistent with the terms hereof or in contravention of any Law applicable to the Loan Parties or any Loan Document, and (e) to pay fees and expenses incurred in connection with this Agreement.

(b)No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or (b) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.  The Borrower will not request any Credit Extension, and the Borrower shall not use, and shall ensure that each Loan Party, and their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including any Credit Party.

Section 6.9Information Concerning Collateral.  The Borrower will furnish to the Administrative Agent at least ten (10) days prior written notice of any change in (a) the legal name or jurisdiction of incorporation or formation of any Loan Party, (b) the location of the chief executive office of any Loan Party, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf (including the establishment of any such new office or facility), (c) the identity or organizational structure of any Loan Party such that a filed financing statement becomes misleading or (d) the Federal Taxpayer Identification Number or company organizational number of any Loan Party.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

Section 6.10Insurance.

(a)In addition to the requirements of any of the other Loan Documents, the Loan Parties shall maintain, with financially sound and reputable insurance companies, adequate insurance for their insurable Real Estate Assets on a replacement cost basis which, with respect to the Collateral Pool Properties, shall all be to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as set forth in Schedule 6.10 attached hereto, and such other insurance as may be required by applicable law or recorded covenants and restrictions affecting the Collateral Pool Properties.

(b)Borrower shall promptly upon request of Administrative Agent or any other Lender, deliver to Administrative Agent (for distribution to all Lenders), evidence of compliance by all Loan Parties with the requirements under Section 6.10(a) in form and substance reasonably acceptable to Administrative Agent and the Lenders, including, without limitation, evidence of annual renewals of such insurance.

(c)Borrower shall notify Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10 is taken out by any Loan Party; and promptly deliver to Administrative Agent a copy of such policy or policies.

(d)In connection with the covenants set forth in this Section 6.10, it is understood and agreed that:

(i)no Credit Party or any of its Related Parties will be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.10, it being understood that (A) each Loan Party shall look solely to its insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies will have no rights of subrogation against any Credit Party or any of their Related Parties, provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then Borrower hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Credit Parties and their Related Parties; and

(ii)the designation of any form, type or amount of insurance coverage by Administrative Agent under this Section 6.10 will in no event be deemed a representation, warranty or advice by any Credit Party that such insurance is adequate for the purposes of the business of any Loan Party or the protection of their properties and Administrative Agent has the right from time to time to require the Loan Parties to keep other insurance in such form and amount as

Administrative Agent may reasonably request so long as such insurance is obtainable on commercially reasonable terms.

Section 6.11Casualty and Condemnation.

(a)Damages, Restoration, and Insurance Proceeds.  As long as no Event of Default has occurred and is then continuing, all insurance proceeds for losses at any Collateral Pool Property of less than $1,000,000 shall be adjusted with and payable to the Borrower or the applicable Subsidiary Guarantor owning such Collateral Pool Property. In case of loss, the Administrative Agent shall have the right (but not the obligation) to participate in and reasonably approve the settlement of any insurance claim in excess of $1,000,000, and with respect to claims in excess of $1,000,000, the Administrative Agent is authorized to collect and receive any insurance money for such claims.

(i)So long as no Event of Default has occurred and is then continuing, then the Administrative Agent shall make such insurance proceeds available to pay for such costs of repair and restoration on a monthly basis during such repair and restoration. The Collateral Pool Property shall be so restored or rebuilt as to be substantially the same quality and character as the Collateral Pool Property was immediately prior to such damage or destruction or to such other condition as the Administrative Agent shall reasonably approve in writing, all as more particularly set forth in the relevant Mortgage. If the conditions to the Administrative Agent’s obligation to make such insurance proceeds available as set forth herein or in the relevant Mortgage are not satisfied, the Administrative Agent shall have the right, if so directed by the Required Lenders, to apply such insurance proceeds to payment of the Secured Obligations, whether due or not. Notwithstanding the foregoing, in the event a Collateral Pool Property is released or ceases to be an Eligible Property and/or a Collateral Pool Property in accordance with Section 4.4, any insurance proceeds held by Administrative Agent in respect of a claim related to damage caused to such Collateral Pool Property shall be (a) released to the Borrower (and Borrower shall be entitled to all additional insurance proceeds), provided that the Borrower has satisfied the requirements set forth in Section 4.4 in connection with such released or disqualified Collateral Pool Property, or (b) if Borrower fails to comply with subsection (a) of this sentence, as reasonably determined by Administrative Agent, applied by Administrative Agent in reduction of the Secured Obligations in such order and amount as determined by Administrative Agent in its sole discretion.

(ii)If the Administrative Agent is holding any such insurance proceeds, any request by the Borrower or the applicable Subsidiary Guarantor owning such Collateral Pool Property for a disbursement by the Administrative Agent of fire or casualty insurance proceeds or of funds deposited by the Borrower or the applicable Subsidiary Guarantor owning such Collateral Pool Property with the Administrative Agent pursuant to this Section 6.11 shall be conditioned upon the Borrower’s providing to the Administrative Agent: updated title reports; satisfactory evidence, as reasonably determined by the Administrative Agent, that the Collateral Pool Property shall be so restored or rebuilt as to be of at least equal value and quality and substantially the same character as the Collateral Pool Property was immediately prior to such damage or destruction or to such other condition as the Administrative Agent shall reasonably approve in writing; satisfactory evidence of the estimated cost of completion thereof; and with such architect’s certificates, waivers of lien, contractors’ sworn statements and other evidence of cost and of payments as the Administrative Agent may reasonably require and approve. The undisbursed balance of insurance proceeds shall at all times be sufficient to pay for the cost of completion of the work free and clear of liens and if such proceeds are insufficient, the Borrower or the applicable Subsidiary Guarantor owning such Collateral Pool Property shall deposit the amount of such deficiency with the Administrative Agent prior to the disbursement by to the Borrower or the applicable Subsidiary Guarantor owning such Collateral Pool Property of any insurance proceeds.

(b)Condemnation Proceeds. Both the Borrower and, pursuant to the applicable Mortgage, the applicable Subsidiary Guarantor owning a Collateral Pool Property, hereby assigns, transfers and sets over unto the Administrative Agent for the benefit of the Lenders its entire interest in the proceeds (the “Condemnation Proceeds”) of any award or any claim for damages for any of such Collateral Pool Property taken or damaged under the power of eminent domain or by condemnation or any transaction in lieu of condemnation (“Condemnation”), unless, notwithstanding the foregoing, such taking, damage or condemnation does not cause a material diminution in the value of such Collateral Pool Property.  Without limiting any of the provisions of this Agreement with respect to Eligible Property requirements or compliance with Collateral Pool Availability, so long as no Event of Default has occurred and is then continuing, and the portion of such Collateral Pool Property taken in such Condemnation does not exceed twenty-five percent (25%) of the total square footage of the Collateral Pool Property and the portion of the improvements taken in such Condemnation does not exceed twenty-five percent (25%) of the total gross leasable area of the improvements thereon, the Administrative Agent shall be obligated to make the Condemnation Proceeds available to the Borrower or the applicable Subsidiary Guarantor owning such Collateral Pool Property for the restoration of the Real Estate Asset if the Borrower or such applicable Subsidiary Guarantor satisfies all of the conditions set forth in Section 6.11(a)(i) and (ii) above for disbursement of insurance proceeds to the extent applicable. In all other cases the Administrative Agent shall have the right, if so directed by the Required Lenders, to apply the Condemnation Proceeds to payment of the Secured Obligations, whether due or not. If the Condemnation Proceeds are required to be used as aforesaid to reimburse the Borrower or such applicable Subsidiary Guarantor for the cost of rebuilding or restoring buildings or improvements on such Collateral Pool Property, or if the Administrative Agent elects that the Condemnation Proceeds be so used, and the buildings and other improvements shall be rebuilt or restored, the Condemnation Proceeds shall be paid out in the same manner as is provided in Section 6.11(a)(i) and (ii) above for the payment of insurance proceeds toward the cost of rebuilding or restoration of such buildings and other improvements, if applicable.  Any surplus which may remain out of the Condemnation Proceeds after payment of such cost of rebuilding or restoration shall, at the option of the Administrative Agent, be applied on account of the indebtedness secured hereby or be paid to any other party entitled thereto.  Notwithstanding the foregoing, in the event a Collateral Pool Property is released or ceases to be an Eligible Property and/or a Collateral Pool Property in accordance with Section 4.4, any Condemnation Proceeds held by Administrative Agent in respect of a partial or complete Condemnation of such Collateral Pool Property shall be (a) released to the Borrower (and Borrower shall be entitled to all additional Condemnation Proceeds), provided that the Borrower has satisfied the requirements set forth in Section 4.4 with respect to such released or disqualified Collateral Pool Property or (b) if Borrower fails to comply with subsection (a) of this sentence, as reasonably determined by Administrative Agent, applied by Administrative Agent in reduction of the Secured Obligations in such order and amount as determined by Administrative Agent in its sole discretion.

Section 6.12Subsidiary Guarantors.

(a)Each Subsidiary that owns a Collateral Pool Property as of the Agreement Date shall execute and deliver to the Administrative Agent the Guarantee Agreement. The Borrower shall cause each other Subsidiary that hereafter owns a Collateral Pool Property to execute and deliver to the Administrative Agent a joinder to the Guarantee Agreement in the form of the Subsidiary Joinder Agreement not later than the effective date for such Collateral Pool Property to be included in the calculation of Collateral Pool Availability and shall otherwise comply with the provisions of Section 4.4(b). The Borrower covenants and agrees that each such Subsidiary which it shall cause to execute the Guarantee Agreement or a Subsidiary Joinder Agreement, as applicable, shall be fully authorized to do so by its supporting organizational and authority documents and shall be in good standing in its state of organization and shall have obtained any necessary foreign qualifications required to conduct its business. The delivery by Borrower to the Administrative Agent of any such Subsidiary Joinder Agreement shall be deemed a representation and warranty by Borrower that each Subsidiary which Borrower caused to execute the Subsidiary Joinder Agreement has been fully authorized to do so by its supporting organizational and authority documents and is in good standing in its state of organization and has obtained any necessary foreign qualifications required to conduct its business.

(b)At all times each Subsidiary Guarantor that owns a Collateral Pool Property shall be a single purpose bankruptcy remote entity, and shall not without the prior written consent of Administrative Agent and Required Lenders in any and each instance:

(i)engage in any business or activity other than the acquisition, ownership, development, construction, leasing, financing, management, operation, and maintenance of its respective Collateral Pool Property(ies), and activities incidental thereto;

(ii)acquire or own any material asset other than: (A) its respective Collateral Pool Property(ies), and (B) such incidental personal property as may be necessary for the operation of its respective Collateral Pool Property(ies);

(iii)fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation; or

(iv)own any subsidiary or make any investment in or acquire the obligations or securities of any other Person.

Section 6.13Further Assurances.

(a)Each of the Loan Parties shall, at their sole cost and expense and upon request of the Administrative Agent, execute and deliver or cause to be executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents; provided that the same shall not increase the obligation of any Loan Party or decrease the rights of any Loan Party under the Loan Documents, other than to a de minimis extent.

(b)Without limitation of the foregoing, each of the Loan Parties shall, promptly upon the request of the Administrative Agent or any Lender, provide such further documentation or other information as is reasonably requested for purposes of compliance with any applicable laws pertaining to anti-money laundering or “know-your-customer”, including, without limitation, applicable laws relating to beneficial ownership and controlling parties.

Section 6.14Environmental Matters.  Each of the Loan Parties will, (a) conduct its operations in material compliance with all applicable Environmental Laws, (b) implement any and all investigation, remediation, removal and response actions that either are necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, under, or from any of Collateral Pool Property or are requested by Government Authorities pursuant to Environmental Law, (c) notify the Administrative Agent promptly upon becoming aware of any violation of Environmental Laws or any Release of Hazardous Materials on, at, under, or from, any property that is reasonably likely to result in an Environmental Claim against any Loan Party in excess of the Threshold Amount in the aggregate and promptly forward to the Administrative Agent a copy of any written communication received in connection therewith.  If the Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or a Release of Hazardous Materials on, at, under, or from any Collateral Pool Property that would reasonably be expected to have a Material Adverse Effect, then, subject to Section 9.3(d), upon request by the Administrative Agent the Borrower shall cause such Loan Party to permit the Administrative Agent to appoint a nationally-recognized independent environmental testing firm or such other consultant as the Administrative Agent shall determine, at the Loan Parties’ reasonable expense, to have access to the applicable  Collateral Pool Property (subject to the rights of tenants and other occupants as set forth in the applicable leases or occupancy agreements, it being understood and agreed that some tenants have historically restricted or prohibited landlord’s (or its lenders’ or agents’) access to leased property) for the purpose of conducting such environmental testing, including subsurface sampling of soil and groundwater, as the Administrative Agent deems appropriate to investigate the subject of the potential violation or Release.

Section 6.15Visits and Inspections; Appraisals.

(a)The Loan Parties shall permit representatives or agents of the Administrative Agent and, if such visit or inspection is arranged by the Administrative Agent, of any Lender, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but no more than once per year per Real Estate Asset if no Event of Default shall be in existence, and only during normal business hours and at the reasonable expense of the Borrower (subject in all respects to the right of tenants under the Leases and with the benefit of the rights of the applicable landlord under such Leases, it being understood and agreed that some tenants have historically restricted or prohibited landlord’s (or its lenders’ or agents’) access to leased property), to: (i) visit and inspect all Collateral Pool Properties to the extent any such right to visit or inspect is within the control of such Person; (ii) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (iii) discuss with its officers, and its independent accountants, its business, assets, operations or condition (financial or otherwise). If requested by the Administrative Agent, any Loan Party shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or, if the same has been arranged by the Administrative Agent, any Lender, to discuss the financial affairs of the Loan Parties with its accountants.

(b)The Loan Parties shall permit and reasonably cooperate with representatives or agents of the Administrative Agent to obtain new or updated Appraisals for any Collateral Pool Property at the Administrative Agent’s request and at the reasonable expense of the Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders in accordance with the Administrative Agent’s standard regulatory requirements, as follows: (i) with respect to each Collateral Pool Property, one (1) time each year commencing with the year following the first anniversary of the Agreement Date, at such time designated by the Administrative Agent in its reasonable discretion; (ii) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals; (iii) in connection with the Borrower’s exercise of an Extension Option to the extent required by Section 2.12, at a time designated by the Administrative Agent in its reasonable discretion upon receipt of the applicable Extension Request, with respect to any Collateral Pool Property; or (iv) at any time, upon the occurrence and continuation of any Event of Default. The expense of such Appraisals and/or updates performed pursuant to this Section 6.16(b) shall be borne by the Borrower and payable to the Administrative Agent within fifteen (15) days of written request.

(c)At the option of the Borrower, the Borrower may request from time to time that the Administrative Agent obtain new or updated Appraisals for the Collateral Pool Properties (or any one of them). Upon the Administrative Agent’s receipt of such request, the Administrative Agent shall order such Appraisal(s), at the expense of the Borrower; provided that each such Appraisal shall be subject to the review and approval of the Administrative Agent prior to its inclusion in the calculation of Collateral Pool Property Value with respect to such Collateral Pool Property(ies).

Section 6.16Operating Accounts; Reserve Accounts.

(a)Borrower and the Subsidiary Guarantors shall maintain with the Administrative Agent all deposit accounts related to the Collateral Pool Properties, other than the Initial Collateral Pool Properties.

(b)With respect to any Collateral Pool Property that is not subject to a single NNN Lease to a Credit Tenant, Administrative Agent may require, in its reasonable discretion, that Borrower or the applicable Subsidiary Guarantor open and maintain with the Administrative Agent a Tax and Insurance Reserve Account, a TI/LC Reserve Account and/or a Capital Reserve Account (each a “Reserve Account” and collectively, “Reserve Accounts”).  In the event that Administrative Agent shall require any such accounts be maintained for any Collateral Pool Property, the Borrower and the Subsidiary Guarantors shall deposit the following amounts, as applicable, on or before the effective date for such Collateral Pool Property to be included in the calculation of Collateral Pool Availability and then on a monthly basis thereafter: (i) in the Tax and Insurance Reserve Account, 1/12 of the amount sufficient, subject to the Administrative Agent’s reasonable approval, to cover annual real estate taxes and annual insurance premiums (and ground lease rent, if such Collateral Pool Property is subject to a Qualifying Ground Lease) for the applicable Collateral Pool Property at such time; (ii) in the TI/LC Reserve Account, 1/12 of the amount sufficient to cover the budgeted tenant improvements and leasing commissions for such fiscal year at the applicable Collateral Pool Property; and (iii) in the Capital Reserve Account, 1/12 of the amount sufficient to cover the budgeted Capital Improvements for such fiscal year at the applicable Collateral Pool Property. The Borrower and Subsidiary Guarantors shall use the proceeds of the Tax and Insurance Reserve Accounts solely for the purposes of paying annual real estate taxes and annual insurance premiums for the applicable Collateral Pool Properties, and the proceeds of the TI/LC Reserve Accounts solely for the purposes of making tenant improvements and paying leasing commissions at the applicable Collateral Pool Properties, and the proceeds of the Capital Reserve Accounts solely for the purposes of paying Capital Expenditures at the applicable Collateral Pool Properties, in each case in accordance with the budget reviewed and approved by the Administrative Agent in connection with the approval of such Collateral Pool Property, unless otherwise agreed by Administrative Agent.

(c)As collateral security for the prompt payment in full when due of the Secured Obligations, Borrower hereby grants to Administrative Agent, for the ratable benefit of the Lenders as provide herein, a security interest in the accounts described in the foregoing clauses (a) and (b) and the balances from time to time therein, subject in all circumstances to the terms of the Deposit Account Pledge Agreement and the other Collateral Documents; provided, that so long as no Event of Default shall have occurred and be continuing, the Borrower shall have unrestricted access to the operating accounts and shall be permitted to use amounts on-hand in the Reserve Accounts for the purposes stated herein. The balances from time to time in the Collateral Accounts shall not constitute payment of any Secured Obligations until applied by the Administrative Agent as provided herein.

Section 6.17Distribution of Income to Borrower.  Except to the extent prohibited under Section 7.8, the Borrower shall cause all of its Subsidiaries to promptly distribute to the Borrower (but not less frequently than once each fiscal quarter of the Borrower unless otherwise approved by the Administrative Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Subsidiaries’ refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each such Subsidiary of its debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices.

Article 7

Negative Covenants

Until the Termination Date, each Loan Party hereby covenants and agrees with the Credit Parties that:

Section 7.1Indebtedness.  The Loan Parties shall not incur, assume, suffer to exist or otherwise become obligated in respect of any Indebtedness, except for any of the following:

(i)Indebtedness under the Loan Documents;

(ii)Non-Recourse Indebtedness of (A) Subsidiaries of Holdings that are not Subsidiary Guarantors on Real Estate Assets that are not Collateral Pool Properties, so long as the only Liens securing such Non-Recourse Indebtedness are on the specific Real Estate Assets being financed with such Non-Recourse Indebtedness, and (B) Holdings, each of which will be permitted only if the Loan Parties are in pro forma compliance with the Financial Covenants at the time such Indebtedness is incurred and on a Pro Forma Basis immediately after giving effect thereto;

(iii)(A) purchase money Indebtedness (including obligations in respect of Capitalized Leases and Synthetic Lease Obligations) hereafter incurred to finance the purchase of assets and renewals, refinancings and extensions thereof and (B) Indebtedness hereafter incurred (including obligations in respect of Capitalized Leases and Synthetic Lease Obligations) that is secured by fixed assets and all renewals, refinancings and extensions thereof; provided that the aggregate outstanding principal amount of all such Indebtedness incurred pursuant to this clause (B) shall not exceed $50,000,000 at any one time outstanding;

(iv)obligations owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(v)obligations under any Swap Agreements permitted by Section 7.7;

(vi)secured Non-Recourse Indebtedness of Borrower (but not any other Loan Party) in an aggregate principal amount not to exceed seventy-five percent (75%) of Borrower’s Consolidated Gross Asset Value at any time (excluding Indebtedness under this Agreement and any customary trade payables incurred in the ordinary course of business and not more than sixty (60) days past due);

(vii)contingent Indebtedness of Holdings and/or Borrower pursuant to customary non-recourse carve-out guarantees with respect to Non-Recourse Exclusions under Non-Recourse Indebtedness incurred by their respective Subsidiaries (other than any Subsidiary Guarantor);

(viii)Indebtedness existing on the Agreement Date and set forth in Schedule 7.1 (and, with respect to any such Indebtedness, renewals, refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased above the original principal amount at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, renewal or extension are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of the Indebtedness being refinanced, renewed or extended);

(ix)Taxes that are either not yet delinquent or that are Permitted Encumbrances;

(x)Tenant allowances and Capital Expenditure costs required under Leases and permitted to be incurred under the Loan Documents that are paid on or prior to the date when due;

(xi)Unsecured trade payables not represented by a note, customarily paid by a Loan Party within sixty (60) days of incurrence and in fact not more than sixty (60) days outstanding, which are incurred in the ordinary course of such Loan Party’s business, in amounts reasonable and customary for the applicable trade payable; and

(xii)Insurance premiums that are not yet delinquent.

Section 7.2Liens.  The Loan Parties will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (“Permitted Liens”):

(a)Liens created under the Loan Documents;

(b)Permitted Encumbrances; and

(c)Liens securing Non-Recourse Indebtedness permitted under Section 7.1 (ii) and encumbering only the specific Real Estate Assets being financed by such Indebtedness, none of which shall be Collateral Pool Properties.

Section 7.3Fundamental Changes; Business; Fiscal Year.

(a)The Loan Parties will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve or consummate a Division, provided that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall or would have occurred and be continuing:

(i)any Wholly-Owned Subsidiary of the Borrower may merge into or consolidate with (A) the Borrower in a transaction in which the Borrower is the surviving entity, (B) any Subsidiary Guarantor in a transaction in which such Subsidiary Guarantor is the surviving entity, and (C) to the extent such Subsidiary is a Non-Loan Party Subsidiary, any other Non-Loan Party Subsidiary;

(ii)the Borrower or any Subsidiary may merge into or consolidate with any Person in a transaction that is not permitted by Section 7.3(a)(i), provided that (x) in the case of a merger involving the Borrower, the Borrower shall be the surviving entity of such merger, (y) such merger is permitted by Section 7.4 and either (A) the Subsidiary Guarantor shall be the surviving entity or (B) such other Person shall become a Subsidiary Guarantor pursuant to Section 6.12, and (z) such merger shall not be prohibited by Section 7.5;

(iii)(A) any Subsidiary of a Loan Party may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to the Borrower or to any Subsidiary Guarantor and

(B) any Non-Loan Party Subsidiary may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to the Borrower or any Subsidiary of the Borrower;

(iv)the Borrower or any of its Subsidiaries may sell, transfer, lease or otherwise Dispose of its assets in a transaction that is not permitted by Section 7.3(a)(iii), provided that such sale, transfer, lease or other Disposition is permitted by Section 7.5; and

(v)any Non‑Loan Party Subsidiary may liquidate or dissolve so long as any remaining assets are transferred to another Non‑Loan Party Subsidiary or a Loan Party; provided that the Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and its Subsidiaries.  For the avoidance of doubt, the Borrower shall at all times be a Wholly-Owned Subsidiary of Holdings and each Subsidiary Guarantor shall at all times be a Wholly-Owned Subsidiary of the Borrower, except as expressly permitted under clause (b) of the definition of “Eligible Property”; and

(b)None of the Loan Parties shall change its Fiscal Year.

Section 7.4Investments, Loans, Advances, Guarantees and Acquisitions.  The Loan Parties will not purchase, hold or acquire (including pursuant to any merger or Division) any Investment, make or permit to exist any Guarantees of any obligations of, or make or permit to exist any investment or any other interest in, any other Person, make any Acquisition or purchase or otherwise enter into or become party to any derivative transaction, except:

(a)Investments in Cash and Cash Equivalents;

(b)Investments existing on the Agreement Date and set forth in Schedule 7.4;

(c)equity Investments made by Holdings in the Equity Interests of the Borrower, equity Investments made by the Borrower in the Equity Interests of any Subsidiary Guarantor or any Non-Loan Party Subsidiary;

(d)Investments constituting Indebtedness made by (i) any Loan Party to any Subsidiary thereof or (ii) any Subsidiary to any Loan Party or another Subsidiary, in each case subject to the limitations set forth in Section 7.1;

(e)the acquisition of fee interests or long-term ground lease interests by the Borrower or any Subsidiary Guarantor or other Subsidiaries (directly or indirectly through an entity) in Real Estate Assets and investments incidental thereto;

(f)Guarantees permitted by Section 7.1(a);

(g)Swap Agreements permitted by Section 7.7;

(h)payroll, commission, travel and other similar cash advances made to directors (or comparable Persons), officers or employees in the ordinary course of business;

(i)(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5 and (ii) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business as a result of insolvency, bankruptcy, reorganization, or other similar proceeding involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(j)Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with Borrower, Holdings or any Subsidiary thereof so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(k)deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations that do not constitute Indebtedness;

(l)Investments made by any Subsidiary of a Loan Party, that is not a Loan Party, in the ordinary course of business pursuant to the business judgment of such Subsidiary;

(m)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business; and

(n)so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, other Investments by the Borrower and its Subsidiaries after the Agreement Date permitted pursuant to the terms of the Organizational Documents of Holdings and Borrower.

In determining the amount of Investments, acquisitions, loans, and advances permitted under this Section 7.4, Investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein) minus all returns of principal, capital, dividends, distributions and other cash returns thereof and minus all liabilities expressly assumed by another Person in connection with the sale or other Disposition of any Investment, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 7.5Dispositions.  The Loan Parties will not Dispose of any of its assets except:

(a)Dispositions consisting of sales of marketable securities, loans, loan servicing rights, commodities, forwards, futures, derivatives and other assets in connection with trading, market making activities, loan origination and securitization, structured products and other financial services activities, and real estate businesses, in each case in the ordinary course of business;

(b)Dispositions by (i) any Subsidiary of the Borrower to the Borrower or any other Subsidiary and (ii) the Borrower to any, direct or indirect, wholly-owned Subsidiary of the Borrower;

(c)the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Credit Agreement or the other Loan Documents;

(d)the licensing and sublicensing on a non-exclusive basis of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and the leasing and subleasing of any other property;

(e)the granting of Liens permitted hereunder and the other transactions permitted by Section 7.2;

(f)any casualty event and the Disposition of any property subject thereto other than the Collateral Pool Properties;

(g)the abandonment, cancellation or lapse of issued patents, registered trademarks and other registered intellectual property of a Loan Party or Subsidiary thereof to the extent, in such Loan Party’s reasonable business judgment, not economically desirable in the conduct of such Loan Party’s business or so long as such lapse is not materially adverse to the interests of the Lenders and (ii) the expiration of patents in accordance with their statutory terms;

(h)Dispositions made by any Subsidiary of a Loan Party, that is not a Loan Party, in the ordinary course of business pursuant to the business judgment of such Subsidiary;

(i)any trade in of equipment in exchange for other equipment in the ordinary course of business; and

(j)the unwinding or terminating of hedging arrangements or transactions contemplated by any Swap Agreement which are not prohibited hereunder.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 7.5 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 7.5, such Collateral (unless sold to a Loan Party) shall be sold automatically free and clear of the Liens created by the Collateral Documents and, at the expense of the Loan Parties, the Administrative Agent shall take all reasonable actions any Loan Party reasonably requests in writing in order to effect the foregoing.

Section 7.6Sale and Lease Back Transactions.  The Loan Parties will not enter into any Sale and Leaseback arrangement, directly or indirectly, with any Person.

Section 7.7Swap Agreements. The Loan Parties will not enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary Guarantor has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary Guarantor) and that are not for speculative purposes, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Loan Party or Subsidiary Guarantor including the Swap Agreements required under Section 6.14.

Section 7.8Restricted Payments.  The Loan Parties will not declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)each Loan Party shall be permitted to declare and pay dividends on its Equity Interests and to make distributions with respect thereto to its shareholders, members, or partners from time to time, provided that no Event of Default exists or would result therefrom (including, without limitation, any noncompliance with the Financial Covenants);

(b)the Loan Parties may pay management fees and other amounts described in clause (d) of the definition of Restricted Payments, provided that no Event of Default exists or would result therefrom and such payment is not in contravention of any applicable Assignment and Subordination of Management Agreement;

(c)the Loan Parties may distribute to the holders of their Equity Interests, from time to time, an aggregate amount equal to the then-applicable Tax Distribution Amount;

(d)transfers or exchanges of direct or indirect Equity Interests in Borrower in connection with the acquisition of Collateral Pool Properties and inclusion of Collateral Pool Properties in the Credit Facility, provided that no Change of Control occurs as a result thereof or in connection therewith; and

(e)any Subsidiary of any Loan Party that is not a Loan Party may make Restricted Payments in its reasonable business judgment.

Section 7.9Transactions with Affiliates.  The Loan Parties will not enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Loan Party), except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties (it being understood that this Section shall not apply to any transaction that is expressly permitted under Sections 7.1, 7.3, 7.4, 7.5 or 7.8 of this Credit Agreement between or among the Loan Parties and not involving any other Affiliate) and (b) the Transactions.

Section 7.10Restrictive Agreements.  The Loan Parties will not directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of any Loan Party to create, incur or permit to exist, or the ability of the Administrative Agent to exercise any right or remedy with respect to, any Lien in favor of the Secured Parties created under the Loan Documents), provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by the Loan Documents, or (B) restrictions and conditions existing on the Agreement Date identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (ii) this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iii) this Section shall not apply to customary provisions in agreements restricting the assignment thereof.

Section 7.11Amendment of Material Documents; Management Agreements.

(a)No Loan Party shall amend, supplement, modify or waive any of its rights under any of its Organizational Documents, other than immaterial amendments, modifications or waivers that could not reasonably be expected to adversely affect the Credit Parties, provided that the Borrower shall deliver or cause to be delivered to the Administrative Agent and each Lender a copy of all amendments, modifications or waivers thereto promptly after the execution and delivery thereof.

(b)No Loan Party shall enter into any management contracts or property management agreements or agreements with any agent or brokers other than an Approved Management Agreement.

(c)No Loan Party shall enter into any amendment or modification to (i) any Material Contract which would reasonably be expected to have a Material Adverse Effect, or (ii) any Approved Management Agreement in a manner that would materially increase the applicable Loan Party’s monetary obligations, nor shall any Loan Party terminate or cancel an Approved Management Agreement without the prior written consent of the Administrative Agent, which consent shall not be unreasonably conditioned, withheld or delayed.

Section 7.12Financial Covenants; Collateral Pool Covenants. The Loan Parties shall not permit:

(a)Maximum Consolidated Total Leverage Ratio. The Borrower will not permit the Consolidated Total Leverage Ratio of Holdings at any time to exceed 0.60 to 1.00 (with compliance certified as of the last day of each fiscal quarter for the Measurement Period then ended in a Compliance Certificate delivered pursuant to Section 6.1).

(b)Minimum Consolidated Fixed Charge Coverage Ratio. The Consolidated Fixed Charge Coverage Ratio of Holdings at any time to be less than 1.50 to 1.00 (with compliance certified as of the last day of each fiscal quarter for the Measurement Period then ended in a Compliance Certificate delivered pursuant to Section 6.1).

(c)Minimum Consolidated Net Worth. The Consolidated Net Worth of Holdings at any time to be less than $100,000,000 (with compliance certified as of the last day of each fiscal quarter for the Measurement Period then ended in a Compliance Certificate delivered pursuant to Section 6.1).

(d)Minimum Liquidity. The aggregate Liquidity of Borrower and Holdings at any time to be less than $5,000,000 (with compliance certified as of the last day of each fiscal quarter for the Measurement Period then ended in a Compliance Certificate delivered pursuant to Section 6.1).

(e)Collateral Pool Availability. The aggregate Total Revolving Outstandings at any time to exceed Collateral Pool Availability (with compliance certified as of the last day of each fiscal quarter for the Reference Period then ended in a Collateral Pool Availability Certificate delivered pursuant to Section 4.1, Section 4.3, Section 4.4, Section 6.1); provided, that, if at any time the Total Revolving Outstandings exceed the Collateral Pool Availability, the Loan Parties shall have the opportunity to cure such condition by remitting payment in an amount sufficient such that the Total Revolving Outstandings do not exceed the Collateral Pool Availability within five (5) days after written notice thereof from Administrative Agent in accordance with Section 2.7(c)).

(f)Collateral Pool Minimum Property Requirements. Commencing twelve (12) months following the Agreement Date, and at all times thereafter, the Collateral Pool Properties included in the calculation of Collateral Pool Availability to be fewer than three (3) Collateral Pool Properties.

(g)Maximum Collateral Pool LTV Ratio.  The Collateral Pool LTV Ratio to be greater than sixty percent (60%) (an “LTV Default”) (with compliance certified as of the last day of each fiscal quarter for the Measurement Period then ended in a Compliance Certificate delivered pursuant to Section 6.1 and at each other date of determination).  Notwithstanding the foregoing or anything to the contrary provided herein, in calculating the Collateral Pool LTV Ratio, Administrative Agent shall consider any funds being held in Controlled Accounts as if such funds were applied in reduction of the outstanding principal balance of the Borrowings.  If, after considering all funds held in the Controlled Accounts, (x) the Collateral Pool LTV Ratio is less than sixty (60%) percent, then the Loan Parties shall be deemed to be in compliance with the requirements of this clause (g), or (y) the Collateral Pool LTV Ratio is greater than sixty (60%) percent, then, at the option of the Loan Parties, the Loan Parties shall be permitted to cure such condition by either (A) prepaying the Borrowings, without premium or penalty (other than as set forth in Section 3.5), in an amount such that after giving effect to such prepayment the Collateral Pool LTV Ratio is less than sixty (60%) percent (such amount, the “LTV Shortfall Amount”) or (B) depositing the LTV Shortfall Amount with Administrative Agent in a Controlled Account.  If any Loan Party has deposited any LTV Shortfall Amount as Cash Collateral with Administrative Agent pursuant to this Section 7.12(g), and the condition that caused such Loan Party to deposit such Cash Collateral no longer exists or has otherwise been remedied, as evidenced by a Compliance Certificate delivered pursuant to Section 6.1(c), then upon written request of Borrower, Administrative Agent shall remit such Cash Collateral to Borrower.

(h)Individual Collateral Pool Property Requirements.  Any of the Collateral Pool Properties to fail to (i) satisfy the requirements to be an Eligible Property, and (ii) remain in compliance with the Maximum LTV Ratio, the Maximum LTC Ratio or the Minimum Property Debt Yield set forth in the definition of “Maximum Collateral Pool Property Availability” (with compliance certified as of the last day of each fiscal quarter for the Measurement Period then ended in a Compliance Certificate delivered pursuant to Section 6.1) and the Loan Parties elect not to perform an Eligible Property Cure or a Financial Covenant Cure, as applicable.

(i)Minimum Average Remaining Lease Term. The Collateral Pool Properties (excluding multifamily Collateral Pool Properties) to have Weighted Average Remaining Lease Term of less than five (5) years (with compliance certified as of the last day of each fiscal quarter for the Measurement Period then ended in a Compliance Certificate delivered pursuant to Section 6.1).

(j)Collateral Pool Minimum Occupancy. The average Occupancy Rate for multifamily Collateral Pool Properties at any time to be less than ninety percent (90%) (with compliance certified as of the last day of each fiscal quarter for the Measurement Period then ended in a Compliance Certificate delivered pursuant to Section 6.1). The average Occupancy Rate shall be calculated on a weighted average basis based upon rental revenue of Leases at each multifamily Collateral Pool Property and the aggregate amount of all rental revenue associated with the multifamily Collateral Pool Properties.

(k)Minimum Credit Tenant Requirements.  Less than seventy percent (70%) of the aggregate Collateral Pool Property Value of all non-multifamily Collateral Pool Properties to be leased to Credit Tenants in occupancy under their Leases and not in monetary default or material non-monetary default under their respective Leases.

(l)Collateral Pool Maximum Concentration. Commencing twelve (12) months following the Agreement Date, and at all times thereafter, (i) retail Collateral Pool Properties to comprise more than 20% of the aggregate Collateral Pool Property Value of all Collateral Pool Properties, and (ii) any single geographic submarket to contain Collateral Pool Properties accounting for more than 25% of the aggregate Collateral Pool Property Value of all Collateral Pool Properties (or such lesser concentration, if any, set forth in Borrower’s or Holdings’ Organizational Documents) (with compliance certified as of the last day of each fiscal quarter for the Measurement Period then ended in a Compliance Certificate delivered pursuant to Section 6.1 and at each other date of determination); provided that notwithstanding the foregoing, (x) a failure to satisfy the requirements of the foregoing clause (i)-(ii) shall not result in a Default or Event of Default, or result in any Real Estate Asset not being included as a Collateral Pool Property, but any Net Operating Income in excess of any such limitation shall be excluded for purposes of this Agreement, including for purposes of calculating Collateral Pool Property Value.

(m)Covenant Default Cure. To the extent a Default or Event of Default shall have occurred and be continuing as a result of the inclusion of any particular Real Estate Assets as a Collateral Pool Property or Collateral Pool Properties, the Borrower shall have the right (at Borrower’s option) to release such Collateral Pool Property or Collateral Pool Properties or otherwise exclude it from the relevant calculations and repay the outstanding Loans within thirty (30) days of the occurrence of such Default or Event of Default in the amount necessary to prepay any Borrowings associated with the Real Estate Asset to be released, provided that, in the Administrative Agent’s discretion, if the Borrower has provided evidence reasonably satisfactory to the Administrative Agent that it is either diligently in process of remedying the condition giving rise to the Default or Event of Default, or otherwise raising capital to repay the Loans in the amount necessary to be in compliance with Collateral Pool Availability giving effect to the removal of such Collateral Pool Property, the Administrative Agent may permit the Borrower an additional thirty (30) day period to comply; and provided, further, that in connection therewith the Borrower shall deliver a pro forma Compliance Certificate (giving Pro Forma Effect the relevant Collateral Pool Property) to the Administrative Agent and the Lenders and comply with the other terms and provisions set forth in Section 4.4. Unless otherwise required by the Administrative Agent, the Borrower may elect to retain the Collateral Pool Property as collateral for the Loans and not formally seek the release of such Collateral Pool Property under Section 4.4 so long as all Financial Covenants and Collateral Pool Availability calculations are made excluding such Collateral Pool Property.

Section 7.13Payments on Subordinated Debt. The Loan Parties will not declare or make, or agree to pay for or make, directly or indirectly, any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Indebtedness of such Person which is subordinated to the payment of the Loan Document Obligations except that so long as no Event of Default shall have occurred and shall be continuing or would immediately result therefrom, the Loan Parties may make payments of Subordinated Debt to the extent permitted by the subordination provisions applicable thereto.

Section 7.14Government Regulation. The Loan Parties will not intentionally or knowingly (a) at any time be or become the subject of any law, regulation, or list of any government agency (including the United States Office of Foreign Asset Control list) that prohibits or limits any Lender from making any loans or extension of credit (including the Loans and the Letters of Credit) to any Loan Party or from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by any Credit Party at any time to enable such Credit Party to verify any Loan Party’s identity or to comply with any applicable law or regulation, including Section 326 of the USA PATRIOT Act.

Section 7.15Hazardous Materials.  The Loan Parties will not intentionally or knowingly, and will not permit any of their respective agents to, cause or permit a Release or threat of Release of Hazardous Materials on, at, in, above, to, from or about any of the property where such Release or threat of Release would (a) violate, or form the basis for any Environmental Claims under, any Environmental Law or any Environmental Permit or (b) otherwise adversely impact the value or marketability of any Collateral Pool Property or any of the other Collateral, other than such Release, violation or Environmental Claim as could not reasonably be expected to result in a material Environmental Liability.

Section 7.16Leasing.  The Loan Parties will not enter into:

(a)any Major Lease at a Collateral Pool Property, or any material amendment to an existing Major Lease at a Collateral Pool Property, without the prior written consent of Administrative Agent, which consent, absent an Event of Default, shall not be unreasonably conditioned, withheld or delayed; or

(b)any residential Lease at a Collateral Pool Property that is not on the standard form of Lease approved by the Required Lenders when such property was added as a Collateral Pool Property hereunder.

Provided that no Event of Default is then continuing, if Administrative Agent fails to timely respond to any request for approval pursuant to this Section 7.16 within ten (10) Business Days after such request,  Borrower may send a second notice requesting approval in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating: “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 7.16 OF THE CREDIT AGREEMENT, DATED AS OF July 23, 2021, AND ENTERED INTO IN CONNECTION WITH THE EXTENSION OF CREDIT MADE TO CANTOR FITZGERALD INCOME TRUST OPERATING PARTNERSHIP, L.P., IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) Business Days, YOUR APPROVAL SHALL BE DEEMED GIVEN” and if Administrative Agent fails to provide a substantive response to such request for approval within such five (5) Business Day period, Administrative Agent’s approval shall be deemed granted.

Section 7.17Additional Covenants Applicable to Holdings.  Holdings shall not engage in any trade or business, other than the ownership of the Equity Interests in its Subsidiaries, which such Subsidiaries will at all times be engaged in the business of purchasing, owning, operating, leasing and managing Real Estate Assets, and activities relating thereto, the performance of its respective obligations under the Loan Documents to which it is a party or documents evidencing other Indebtedness permitted under Section 7.1, and the maintenance of its corporate existence and corporate governance. Holdings shall not be permitted to have any other business other than (i) the ownership or operation, through its Subsidiaries, of commercial and multifamily Real Estate Assets, Development Assets, and Unimproved Land and (ii) any other business activities and investments incidental thereto, including the management of such Real Estate Assets.

Article 8

Events of Default

Section 8.1Events of Default.  Any of the following shall constitute an Event of Default:

(a)Non-Payment of Principal or L/C Disbursement.  Borrower shall fail to pay (i) the principal amount due on the Maturity Date or (ii) any principal of any Loan (other than the principal payment due on the Maturity Date) or any reimbursement obligation in respect of any L/C Disbursement within five (5) days of the date when the same shall become due and payable.

(b)Non-Payment of Interest.  Borrower shall fail to pay any interest on any Loan within five (5) days after the Interest Payment Date.

(c)Other Non-Payment.Borrower shall fail to pay any other amounts due and payable under the Loan Documents within ten (10) days after written notice thereof from Administrative Agent.

(d)Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (other than those representations and warranties that are qualified by materiality or Material Adverse Effect, in which case in any respect) when made or deemed made; provided, however, if (x) such incorrect representation or warranty was not intentionally incorrect, (y) such incorrect representation or warranty is not contained in Section 5.19 hereof and does not otherwise concern compliance with Anti-Corruption Laws, Sanctions or Anti-Terrorism Laws, and (z) the applicable Loan Document, amendment, modification, report, certificate, financial statement or other document is susceptible of being cured, then, so long as such incorrect representation or warranty does not have a Material Adverse Effect, Borrower shall have the right to cure the underlying facts or circumstances that caused the applicable Loan Document, amendment, modification, report, certificate, financial statement or other document to have been incorrect within thirty (30) days after the earlier of: (i) written notice from Administrative Agent and (ii) Borrower’s actual knowledge that such representation or warranty was incorrect when made.

(e)Insurance.If the insurance policies required to be kept under Section 6.10 are not kept in full force and effect; provided, that, it shall not be an Event of Default if there are sufficient funds in a Reserve Account specifically allocated to pay for such insurance policies prior to the date upon which such payments become delinquent and Administrative Agent fails to make such payments in accordance with the Loan Documents (provided that the Loan Parties have not done, by act or omission, anything to interfere with the availability of such funds).

(f)Taxes.Taxes are paid prior to the date upon which such amounts would be delinquent; provided, that, it shall not be an Event of Default if (x) such Taxes are being Contested in Good Faith or (y) there are sufficient funds in a Reserve Account specifically allocated to pay such Taxes prior to the date upon which such payments become delinquent and Administrative Agent fails to make such payments in accordance with the Loan Documents (provided that the Loan Parties have not done, by act or omission, anything to interfere with the availability of such funds).

(g)Specific Covenants.  Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 6.1 [financial reporting] and such failure continues for five (5) Business Days after written notice, or (ii) any of Sections 6.3 [existence], 6.7 [compliance], 6.12

[subsidiary guarantors], in Article 7.12 [financial covenants]; provided, however, that a breach of the covenants set forth in Sections 6.3, 6.7, or 7.12 shall not constitute an Event of Default if (A) such breach was inadvertent, immaterial and non-recurring, (B) such breach has not resulted in a Material Adverse Change, (C) such breach can be cured, and (D) such breach has been so cured within thirty (30) days after the earlier of (1) the date on which Borrower first has actual knowledge that such breach exists, and (2) the date on which Administrative Agent first notifies Borrower in writing that such breach exists.

(h)Other Covenants.  Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b), (c), (d), or (g) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to a Responsible Officer of the Borrower or (ii) written notice thereof is given to a Responsible Officer of the Borrower by the Administrative Agent; provided, however, that if such failure is susceptible of being cured but cannot reasonably be cured within such 30-day period, and provided further that the Loan Parties shall have commenced to cure such failure within such 30-day period and shall thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for an additional period of thirty (30) days.

(i)Cross Default - Payment Default on Material Indebtedness. Any Loan Party shall (i) fail to make any payment (whether of principal, interest or otherwise and regardless of amount) when and as the same shall become due and payable (after giving effect to any applicable grace period) in respect of any Non-Recourse Indebtedness incurred by such Loan Party, and the aggregate amounts required to cure such monetary default shall exceed $10,000,000; (ii) be subject to a non-appealable judgment under a non-recourse carve-out Guarantee, in respect of any Non-Recourse Indebtedness incurred by such Loan Party in excess of the greater of (x) $5,000,000 or (y) 5% of the Consolidated Gross Asset Value of Holdings; or (iii) fail to make any payment (whether of principal, interest or otherwise and regardless of amount) when and as the same shall become due and payable (after giving effect to any applicable grace period) in respect of any Recourse Indebtedness of such Loan Party.

(j)Other Cross-Defaults.  (i) Any event or condition occurs that results in any Recourse Indebtedness obtained by any Loan Party becoming due prior to its scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Recourse Indebtedness obtained by any Loan Party or any trustee or agent on its or their behalf to cause any Recourse Indebtedness to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable notice and any applicable cure period), provided that this clause (j) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale, transfer or other disposition of the property or assets securing such Indebtedness in compliance with the instruments or agreements evidencing, securing or relating to such Indebtedness; or (ii) any Loan Party shall breach or default on any Swap Agreement Obligation.

(k)Involuntary Proceedings.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(l)Voluntary Proceedings.  Any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article where such party had an affirmative obligation to contest the same, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(m)Inability to Pay Debts. Any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(n)Judgments. One or more (i) non-monetary judgments which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against any Loan Party (which shall not be fully covered (without taking into account any applicable deductibles) by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) and the same shall remain undischarged or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment.

(o)ERISA Events. (i) An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of any Loan Party (or in the case of an ERISA Event described in subsection (b) of the definition of that term in Section 1.1, would reasonably be expected to subject any Loan Party, any Pension Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any Pension Plan or trust to a tax or penalty on “prohibited transactions” under Section 502 of ERISA or Section 4975 of the Code) in an aggregate amount exceeding (A) $50,000 in any year or (B) $250,000 for all periods, (ii) an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (iii) a Loan Party or ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; (iv) any event similar to the foregoing shall occur or exist with respect to a Foreign Plan; or (v) there shall be at any time a Lien imposed against the assets of any Loan Party or ERISA Affiliate under Section 412 or Section 430 of the Code or Sections 302, Section 303, or Section 4068 of ERISA.

(p)Invalidity of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect in any material respect (other than by its express terms), or any Lien created under a Collateral Document shall cease to be a valid and perfected Lien on the applicable Collateral with the priority required by the applicable Collateral Document, or any Loan Party shall so assert in writing or shall disavow any of its obligations under any Loan Document.

(q)intentionally omitted.

(r)Licenses.  There shall occur the loss, suspension or revocation of, or failure to renew any license or permit now held or hereafter acquired if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect.

(s)Change of Control.  A Change of Control shall occur without the prior written consent of Administrative Agent, provided, however, that if a Change of Control described in clause (a) or (b) of the definition of “Change of Control” shall occur without the consent of Administrative Agent, or if Administrative Agent shall fail to approve such Change of Control, then Borrower shall have the right to cause the Outstanding Amounts to be repaid and to Cash Collateralize all L/C Obligations within 90 days of the occurrence of such Change of Control (or, if earlier, within 90 days of Administrative Agent’s refusal to grant consent to such Change of Control), in each case without prepayment premium, default interest or any other penalty other than as set forth in Section 3.5, and the Commitments of each Lender shall be terminated.

(t)Cessation of Business.  There shall occur a cessation of a substantial part of the business of any Loan Party which would reasonably be expected to have a Material Adverse Effect.

(u)Criminal Action.  Any Loan Party shall be criminally indicted or convicted under any law.

Section 8.2Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, then, and in every such event (other than an event described in Section 8.1(k) or (l)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower, take either or both of the following actions (whether before or after the Closing Date), at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (other than notices required under applicable law), and (iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto) and thereupon such Cash Collateral shall become due and payable immediately, without presentment, demand, protest or other notice of any kind (other than notices required under applicable law), all of which are hereby waived by the Borrower, and in case of any event described in Section 8.1(k) or (l), the Commitments shall automatically terminate the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (other than notices required under applicable law) and Cash Collateral for the L/C Obligations as described above shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.3Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.10), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3), in each case payable to the Administrative Agent in its capacity as such;

Second, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the L/C Issuer and the L/C Fronting Fee), in each case payable to the L/C Issuer in its capacity as such;

Third (without duplication of any items already satisfied in the First or Second clause), to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts, payable to the Credit Parties (including fees, charges and disbursements of counsel to the respective Credit Parties and amounts payable under Article 3), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, L/C Obligations and other Secured Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Obligations, the Cash Management Obligations and the Swap Agreement Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth (without duplication of any of the foregoing already satisfied in any of the First through Fifth clauses above), to the extent of any excess of such proceeds, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Seventh, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Secured Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Secured Obligations owing to the Secured Parties on such date; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Secured Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable) have been paid in full, to the Borrower or as otherwise required by law.

Subject to Section 2.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the Secured Obligations, if any, in the order set forth above.  The Administrative Agent shall have no obligation to calculate the amount of any Swap Agreement Obligations or Cash Management Obligations and may request a reasonably detailed calculation thereof from the provider of such Secured Obligations.  If the provider of any Swap Agreement Obligations or Cash Management Obligations fails to deliver the calculation of such Secured Obligations within five (5) days following request thereof by the Administrative Agent, then the Administrative Agent may assume the amount of such Secured Obligations are zero.  Notwithstanding anything to the contrary set forth above, Excluded CEA Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

Article 9

The Administrative Agent

Section 9.1Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Citizens Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3Exculpatory Provisions.

(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the L/C Issuer.

(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)The Administrative Agent shall not be responsible or have any liability for, or have any duty to investigate a violation or potential violation of an Environmental Law or a Release or threat of Release of a Hazardous Material pursuant to Section 6.13, nor shall it have any liability for any action it takes or does not take in connection with any such investigation.

Section 9.4Reliance by Administrative Agent; Deemed Approval.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is reasonably satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  If a Lender does not notify or inform Administrative Agent of whether or not it consents to, or approves of, or agrees to any matter of any nature whatsoever with respect to which its consent, approval or agreement is required under the express provisions of this Agreement or with respect to which its consent, approval or agreement is otherwise requested by Administrative Agent, in connection with the Loans or any matter pertaining to the Loans within 10 Business Days after such consent, approval or agreement is requested in writing by Administrative Agent, then such Lender shall be deemed to have given its consent, approval or agreement, as the case may be, with respect to the matter in question.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.7Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Lead Arranger or any agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.9Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or reimbursement for any L/C Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent Section 10.3.

Section 9.10Releases; Acquisition and Transfers of Collateral.

(a)The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion, to transfer or release any Lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of Lenders to transfer or sell, any Collateral securing the Loans or other Secured Obligations (i) upon the termination of the Commitments and payment and satisfaction in full of all Loan Document Obligations (except for any Loan Document Obligations that survive payment in full of the Loans and as to which no claim has arisen), or (ii) constituting a release, transfer or sale of a Lien or Collateral.

(b)If all or any portion of one or more of the Collateral Pool Properties is acquired by foreclosure or by deed in lieu of foreclosure, Administrative Agent shall take title to such Collateral Pool Property(ies) in its name or by an Affiliate of Administrative Agent, but for the benefit of all Lenders in their Applicable Percentages on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure (the “Asset Acquisition Date”).  Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any Collateral Pool Property(ies) so acquired.  After any Collateral Pool Property is acquired, Administrative Agent shall appoint and retain one or more Persons (individually and collectively, the “Asset Manager”) experienced in the management, leasing, sale, and dispositions of similar properties.  After consulting with the Asset Manager, Administrative Agent shall prepare a written plan for completion of construction (if required), operation, management, improvement, maintenance, repair, sale, and disposition of the Collateral Pool Property and a budget for the aforesaid, which may include a reasonable management fee payable to Administrative Agent (the “Asset Business Plan”).  Administrative Agent will deliver the Asset Business Plan not later than the 60th day after the Asset Acquisition Date to each Lender with a written request for approval of the Asset Business Plan.  If the Asset Business Plan is approved by the Required Lenders, Administrative Agent and the Asset Manager shall adhere to the Asset Business Plan until a different Asset Business Plan is approved by the Required Lenders.  Administrative Agent may propose an amendment or other Modification to the Asset Business Plan as it deems appropriate, which shall also be subject to Required Lender approval.  If the Asset Business Plan (as may be amended or otherwise Modified) proposed by Administrative Agent is not approved by the Required Lenders (or if 60 days have elapsed following the Asset Acquisition Date without an Asset Business Plan being proposed by Administrative Agent), any Lender may propose an alternative Asset Business Plan, which Administrative Agent shall submit to all Lenders for their approval.  If an alternative Asset Business Plan is approved by the Required Lenders, Administrative Agent may appoint one of the approving Lenders to implement the alternative Asset Business Plan.  Notwithstanding any other provision of this Agreement, unless in violation of an approved Business Plan or otherwise in an emergency situation, Administrative Agent shall, subject to Section 9.10(a), have the right but not the obligation to take any action in connection with the Collateral Pool Property (including those with respect to property taxes, insurance premiums, completion of construction, operation, management, improvement, maintenance, repair, sale, and disposition), or any portion thereof.

(c)Upon the written request by Administrative Agent or Borrower at any time, Lenders will confirm in writing Administrative Agent’s authority to sell, transfer, or release any such liens of particular types or items of collateral pursuant to this Section 10.10; provided, however, that (i) Administrative Agent shall not be required to execute any document necessary to evidence such release, transfer, or sale on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the transfer, release or sale without recourse, representation, or warranty, and (ii) such transfer, release, or sale shall not in any manner discharge, affect, or impair the Secured Obligations of Borrower other than those expressly being released.

(d)If all or any portion of one or more of the Collateral Pool Properties is acquired by foreclosure or by deed in lieu of foreclosure, if only two (2) Lenders exist at the time Administrative Agent receives a purchase offer for a Collateral Pool Property for which one of the Lenders does not consent within 10 Business Days after notification from Administrative Agent, the consenting Lender may offer (“Asset Purchase Offer”) to purchase all of non-consenting Lender’s right, title and interest in such Collateral Pool Property for a purchase price equal to non-consenting Lender’s Applicable Percentage of the net proceeds anticipated from such sale of such Collateral Pool Property (as reasonably determined by Administrative Agent, including the undiscounted face principal amount of any purchase money obligation not payable at closing) (“Asset Net Sale Proceeds”).  Within 10 Business Days thereafter the non-consenting Lender shall be deemed to have accepted such Asset Purchase Offer unless the non-consenting Lender notifies Administrative Agent that it elects to purchase all of the consenting Lender’s right, title and interest in such Collateral Pool Property for a purchase price payable by the non-consenting Lender in an amount equal to the consenting Lender’s Applicable Percentage of the Net Sale Proceeds.  Any amount payable hereunder by a Lender shall be due on the earlier to occur of the closing of the sale of such Collateral Pool Property or 90 days after the Asset Purchase Offer, regardless of whether such Collateral Pool Property has been sold.

(e)Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11Compliance with Flood Insurance Laws.  The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Insurance Laws and will post on the applicable electronic platform (or otherwise distribute to each Lender documents that it receives in connection with the Flood Insurance Laws (collectively, the “Flood Documents”); provided, however that the Administrative Agent makes no representation or warranty with respect to the adequacy of the Flood Documents or their compliance with the Flood Insurance Laws.  Each Lender acknowledges and agrees that it is individually responsible for its own compliance with the Flood Insurance Laws and that it shall, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, including the Flood Documents posted or distributed by the Administrative Agent, continue to do its own due diligence to ensure its compliance with the Flood Insurance Laws.

Section 9.12Cash Management Obligations and Swap Agreement Obligations(a) Except as otherwise expressly set forth herein or in the Security Agreement, any other Collateral Document or any other Loan Document, no Person holding Cash Management Obligations or Swap Agreement Obligations that obtains the benefits of any Guarantee under the Guarantee Agreement or any Collateral by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral or amendment to any Loan Document (including any Collateral Document) other than in its capacity as a Lender or Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Swap Agreement Obligations except to the extent expressly required hereunder, provided that the Administrative Agent has received a Secured Obligation Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Person holding such Secured Obligations.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations and Swap Agreement Obligations.

Section 9.13Erroneous Payments.

(a)If Administrative Agent notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.13(b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this Section 9.13(a) shall be conclusive, absent manifest error.

(b)Without limiting the provisions of Section 9.13(a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 9.13(b).

(c)Each Lender, L/C Issuer or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender, L/C Issuer or Secured Party from any source, against any amount due to Administrative Agent under Section 9.13(a) or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with Section 9.13(a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender or L/C Issuer at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrower Representative) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such Loans to Borrower Representative or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and (iv) Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its

discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from any Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof).

Article 10

Miscellaneous

Section 10.1Notices.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)if to any Loan Party, to 110 East 59th Street, New York, New York 10022, Attn: Christopher Milner;

(ii)if to the Administrative Agent, Lead Arranger or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.1 (Committed Loan Notices and Letter of Credit Applications shall additionally be delivered to the addressees set forth therein); and

(iii)if to any other Credit Party, the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications.  Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Credit Party pursuant to Article 2 if such Credit Party has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement of transmission to the intended recipient (such as by the “delivery receipt requested” function, return e-mail, confirmation of system-generated posting notices by a Platform or other written acknowledgement) and (ii) notices or communications posted to a Platform or an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notwithstanding anything to the contrary herein, borrowing requests and other notices to Administrative Agent, a Lender or an L/C Issuer sent by email or posted to a Platform or an Internet or intranet website shall only be effective against such party if receipt of such transmission is affirmatively acknowledged by such party.

(c)Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)Platform.

(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the L/C Issuer and the other Lenders by posting the Communications on the Platform and that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.

(ii)Each Loan Party hereby agrees that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that:  (A) all such (i) shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking (ii) “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, Lead Arranger and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 10.14); (C) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (D) the

Administrative Agent and the Lead Arranger shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

(iii)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform, except to the extent such liability is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, willful misconduct, fraud or other illegal acts of any Agent Party.

Section 10.2Waivers; Amendments.

(a)No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b)Except as expressly provided by Section 2.11, Section 3.3(b), or in the other paragraphs of this Section 10.2, neither this Credit Agreement, any other Loan Document (other than the Fee Letter) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders (or, in the case of waivers of any condition precedent to any Revolving Borrowing set forth in Section 4.2, the Required Lenders in respect of the Revolving Facility), or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)extend or increase any Commitment of any Lender without the written consent of such Lender or increase the L/C Sublimit without the consent of the L/C Issuer (it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender or an increase of the L/C Sublimit);

(ii)reduce the principal amount of any Loan or any reimbursement obligation with respect to a L/C Disbursement, or reduce the rate of any interest, or reduce any fees or other amounts, payable under the Loan Documents, without the written consent of each Credit Party directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend or modify any Financial Covenant, any defined terms used therein or the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, in each case, notwithstanding the fact that any such amendment or modification actually results in reduction in the rate of interest or fees;

(iii)postpone any date scheduled for any payment of principal of, or interest on, any Loan or reimbursement obligation with respect to any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Revolving Commitments or reduce the amount of or postpone the date of any prepayment required by Section 2.7(b) without the written consent of each Credit Party directly and adversely affected thereby;

(iv)except as provided in Section 2.10 and subsection (c) below change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.8(b) or the pro rata reduction of Revolving Commitments required by Section 2.5(d), without the written consent of each Credit Party directly and adversely affected thereby;

(v)change any of the provisions of this Section or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(vi)amend, modify or waive any provision of Section 2.10 without the written consent of the Administrative Agent and the L/C Issuer;

(vii)change the currency in which any Commitment or Loan is, or is to be, denominated, Letters of Credit are to be issued or payment under the Loan Documents is to be made without the written consent of each Lender directly affected thereby;

(viii)release any Guarantor from its Guarantee under the Guarantee Agreement (except as expressly provided therein in Section 9.10 or elsewhere in this Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender; or

(ix)release all or substantially all of the Collateral from the Liens of the Loan Documents (except as expressly provided in the applicable Collateral Document, in connection with a transaction permitted by Section 7.3, or any other release expressly permitted under the terms of this Agreement), without the consent of each Lender; and

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent, and (B) any Issuing Bank, unless in writing executed by such Issuing Bank, in each case in addition to the Borrower and the Lenders required above.

(c)Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(d)In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

Section 10.3Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Loan Parties, jointly and severally, shall pay (i) all reasonable out-of-pocket third-party expenses and reasonable internal expenses in connection with the review of third-party reports (including, without limitation, environmental site assessments, property condition reports, appraisals, and seismic risk assessments) actually incurred by the Administrative Agent, Lead Arranger and their respective Affiliates (including Attorney Costs of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof that were requested by the Loan Parties (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket third-party expenses actually incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket third-party expenses actually incurred by the Administrative Agent, Lead Arranger or any Credit Party (including Attorney Costs of the Administrative Agent or any Credit Party), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings or otherwise) (A) in connection with this Credit Agreement and the other Loan Documents and the Collateral Pool Properties, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses actually incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by Loan Parties.  The Loan Parties, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages (excluding punitive, consequential, indirect, special or exemplary damages, unless actually asserted against an Indemnitee by a third party), liabilities and related expenses (including Attorney Costs), actually incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any Collateral Pool Property, or any Environmental Claim or Environmental Liability related in any way to any Loan Party, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory or (v) any government investigation, audit, hearing or enforcement action resulting from any Loan Party’s or any of its Affiliate’s noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti-Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against any Loan Party or any of its Affiliates), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them.  Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the L/C Issuer solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.8(d).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof, except, in each case, if actually asserted against a Loan Party by a third party.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, willful misconduct, fraud or other illegal acts of any such Indemnitee.

(e)Payments.  All amounts due under this Section shall be payable promptly and in no event later than ten (10) days after written demand therefor.

Section 10.4Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Credit Party) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a Revolving Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after written notice of such assignment shall have delivered to the Borrower; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Credit Facilities;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)the consent of the L/C Issuer shall be required for any assignment in respect of the Revolving Facility.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  In addition, each assignee shall, on or before the effective date of such assignment, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States Taxes in accordance with Section 3.6(g).

(v)No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) a Person who, at the time of such assignment, is a Sanctioned Person if such assignment would violate applicable law.

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the prior written consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable

Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.5 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (w) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (y) any Defaulting Lender or any of its subsidiaries or (z) a Person who, at the time of such participation, is a Sanctioned Person if the sale  of such participation would violate applicable law) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4, 3.5 and 3.6 (subject to the requirements and limitations therein, including the requirements under Section 3.6 (it being understood that the documentation required under Section 3.6(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of

Sections 3.7 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.5 or 3.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.7(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.8(h) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement and the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)Cashless Settlement.  Notwithstanding anything to the contrary contained in this Credit Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Credit Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g)Registered Form.  This Section 10.4 shall be construed so that this Agreement and the Note are at all times maintained in “registered form” within the meanings of Code Sections 163(f), 871(h)(2) and 881(c)(2) and any related United States Treasury Regulations.

Section 10.5Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any L/C Obligation or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 3.4, 3.5, 3.6, 10.3, 10.9, and 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Termination Date.

Section 10.6Counterparts; Integration; Effectiveness; Electronic Execution. This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Except as provided in Section 4.1, this Credit Agreement shall become effective on the Agreement Date.  Delivery of an executed signature page counterpart hereof by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms,  deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require Administrative Agent to accept electronic signature counterparts in any form or format and (y) Administrative Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to any Loan Document and the parties hereto agree to promptly deliver such manually executed counterpart signature pages.  This Credit Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, Lead Arranger or any Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.7Severability.  In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8Setoff.  If an Event of Default shall have occurred and be continuing, each Credit Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Credit Party or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan now or hereafter existing under this Credit Agreement or any other Loan Document to such Credit Party or Affiliate, irrespective of whether or not such Credit Party shall have made any demand under this Credit Agreement (except where a demand is expressly required under the terms of this Credit Agreement or under applicable law) or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Credit Party different from the branch or office holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Credit Party and its

Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Credit Party and its Affiliates may have.  Each Credit Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9Governing Law; Jurisdiction; Consent to Service of Process.

(a)Governing Law. This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  Unless otherwise specified therein, each of the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.  To the fullest extent permitted by law, the Loan Parties hereby unconditionally and irrevocably waive any claim to assert that the law of any other jurisdiction governs this Agreement.

(b)Submission to Jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Credit Agreement or in any other Loan Document shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c)Waiver of Objection to Venue.  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Service of Process.  Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 10.10WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or Fraudulent Transfer Law, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate.

Section 10.12Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.13Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.14Confidentiality; Treatment of Certain Information.

(a)Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, consultants, contractors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Credit Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Loan Parties or the Credit Facilities or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or

(C) is independently generated by the Administrative Agent, any Credit Party or any of their respective Affiliates.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement and the Loan Documents to (i) market data collectors, league table providers and other similar service providers to the lending industry and (ii) service providers to the Administrative Agent or any Lender in connection with the administration of this Credit Agreement, the other Loan Documents, and the Commitments.

(b)For purposes of this Section, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any other Credit Party on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary or that is independently prepared by the Administrative Agent or any other Credit Party, provided that, in the case of information received from any Loan Party or any of its Subsidiaries after the Agreement Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, “Information” shall not include, and each Credit Party (and their Affiliates and respective partners, directors, officers, employees, agents, advisors and representatives) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Credit Party relating to such tax treatment and tax structure.

(c)The Loan Parties agree, on behalf of themselves and their Affiliates, that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Credit Agreement or any of the other Loan Documents without the prior written consent of such Person, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event, the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(d)The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the Transactions (including, without limitation amount and type of facility) using the names, product photographs, logos or trademarks of the Loan Parties.

Section 10.15USA PATRIOT Act.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.  Each of Holdings and the Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the USA PATRIOT Act.

Section 10.16No Fiduciary Duty.  Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger, the Documentation Agent, the Syndication Agent, the other Credit Parties and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lead Arranger, the Documentation Agent, the Syndication Agent,

the other Credit Parties or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 10.17Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.18Reserved.

Section 10.19Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)none of the Administrative Agent, the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loan Document Obligations),

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Credit Agreement.

(c)The Administrative Agent and the Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker's acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10.20Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 10.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CANTOR FITZGERALD INCOME TRUST OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	Cantor Fitzgerald Income Trust, Inc., its General Partner

	By:	/s/ Christopher Milner
Name: Christopher Milner
Title: President

Cantor Fitzgerald Income Trust, Inc., a Maryland corporation

By:	/s/ Christopher Milner

Name: Christopher Milner
Title: President

10801 Madison Avenue Owner, LLC,
a Delaware limited liability company

By:	Cantor Fitzgerald Income Trust Operating
Partnership, L.P., its Managing Member

	By:	Cantor Fitzgerald Income Trust, Inc., its General Partner

		By:	/s/ Christopher Milner
			Name:	Christopher Milner
			Title:	President

651 E CORPORATE DRIVE, LLC,
a Delaware limited liability company

		By:	Cantor Fitzgerald Income Trust Operating Partnership, L.P., its Sole Member

			By:	Cantor Fitzgerald Income Trust, Inc., its General Partner

				By:	/s/ Christopher Milner
					Name:	Christopher Milner
					Title:	President

Signature Page to Credit Agreement

NORTH DE ANZA BOULEVARD, LLC,
a Delaware limited liability company

By:	Cantor Fitzgerald Income Trust Operating Partnership, L.P., its Managing Member

	By:	Cantor Fitzgerald Income Trust, Inc., its General Partner

		By:	/s/ Christopher Milner
			Name:	Christopher Milner
			Title:	President

[Signatures Continue on Following Page(s).]

Signature Page to Credit Agreement

CITIZENS BANK, N.A. as the Administrative
Agent, the L/C Issuer and a Lender

By:	/s/ Allison M. Gauthier
Name: Allison M. Gauthier
Title: Senior Vice President

Signature Page to Credit Agreement

[SCHEDULES AND EXHIBITS PREPARED SEPARATELY; TO BE ATTACHED]